UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(Amendment No. )

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COSTAR GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 19, 2021

Dear Stockholder:

You are cordially invited to participate in the 2021 Annual Meeting of Stockholders of CoStar Group, Inc. to be held at 10:00 a.m., Eastern Daylight Time, on Wednesday, June 2, 2021 (the “Annual Meeting”). The Annual Meeting will be held in a virtual format consisting of a live webcast. Stockholders will be able to participate from any geographic location with Internet connectivity. You may listen, vote and submit questions during the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/CSGP2021. More information regarding how you can participate in the virtual Annual Meeting is provided in the Proxy Statement. A webcast replay of the Annual Meeting’s audio will be available on the investor relations page of our website after the Annual Meeting.

At the Annual Meeting, you will be asked to (1) elect the eight directors named in the Proxy Statement, (2) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021, (3) approve, on an advisory basis, CoStar's executive compensation, (4) approve the adoption of CoStar’s Fourth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 1.2 billion, (5) approve the amendment and restatement of the CoStar Employee Stock Purchase Plan to increase the number of shares authorized for issuance thereunder, and (6) vote on one stockholder proposal, if properly presented. The accompanying Notice of 2021 Annual Meeting of Stockholders and Proxy Statement describe these matters in more detail.

The Board of Directors recommends that you vote FOR each of the director nominees, FOR Proposals 2, 3, 4 and 5, and AGAINST Proposal 6.

Important Notice Regarding the Availability of Proxy Materials
for the 2021 Annual Meeting of Stockholders To Be Held on June 2, 2021:

The Proxy Statement and our 2020 Annual Report are available at http://investors.costargroup.com/financials.

Whether or not you plan to attend the virtual Annual Meeting, please vote your shares as promptly as possible. Your participation will help to ensure the presence of a quorum at the meeting and save CoStar the extra expense associated with additional solicitation.

Sincerely,

ANDREW C. FLORANCE
Founder, Chief Executive Officer, President and Director

COSTAR GROUP, INC.

April 19, 2021
NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, JUNE 2, 2021

The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of CoStar Group, Inc. (“CoStar”, “we,” "us" or the “Company”) will be held online at www.virtualshareholdermeeting.com/CSGP2021 at 10:00 a.m., Eastern Daylight Time, on Wednesday, June 2, 2021, for the following purposes:

1.To elect the eight directors named in the Proxy Statement to hold office until the next Annual Meeting of Stockholders, or until their respective successors are elected and qualified;
2.To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021;
3.To approve, on an advisory basis, the Company’s executive compensation;
4.To approve the adoption of the Company’s Fourth Amended and Restated Certificate of Incorporation, which increases the total number of shares of common stock, par value $0.01 per share (the “Common Stock”), that the Company is authorized to issue from 60 million to 1.2 billion and correspondingly increases the total number of shares of capital stock that the Company is authorized to issue from 62 million to 1.202 billion, to, among other things, provide the Company with sufficient authorized but unissued shares of Common Stock to effect a forward stock split of the Common Stock;
5.To approve the amendment and restatement of the CoStar Employee Stock Purchase Plan (the "ESPP") to increase the number of shares authorized for issuance thereunder;
6.To vote on one stockholder proposal, if properly presented; and
7.To transact any other business properly presented before the Annual Meeting.

The Board of Directors has fixed Wednesday, April 7, 2021, as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting (or any adjournment or postponement of it). Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. CoStar’s list of registered stockholders as of April 7, 2021 will be available for inspection for the 10 days prior to the Annual Meeting. If you want to inspect the registered stockholder list, please email Bill Warmington, Vice President of Investor Relations at wwarmington@costar.com to schedule an appointment. In addition, the list of registered stockholders will also be available during the Annual Meeting through the meeting website for those stockholders who choose to attend.

You may listen, vote, submit questions and view the list of registered stockholders during the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/CSGP2021. If you are a registered stockholder, to access, participate in and vote at the Annual Meeting, you will need the 16-digit control number included on your proxy card or Notice of Internet Availability of Proxy Materials (“Notice”). If your shares are held in brokerage accounts and your voting instruction form or Notice indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the annual meeting with the 16-digit control number indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in brokerage accounts should contact their bank, broker or other nominee (preferably at least 5 days before the annual meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the annual meeting. We have worked to offer the same ability to participate as previously provided during our past in-person annual meetings.

INTERNET AVAILABILITY

We are furnishing proxy materials to some of our stockholders through the Internet instead of through the mail. On or about April 19, 2021, we mailed to stockholders as of the record date a Notice Regarding the Availability of Proxy Materials (the "Notice"). The Notice tells you how to access this Proxy Statement and our 2020 Annual Report on Form 10-K, as well as how to submit your proxy, over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, please follow the instructions in the Notice.

WE INVITE YOU TO PARTICIPATE IN THE ANNUAL MEETING, BUT WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING ONLINE, PLEASE VOTE YOUR SHARES AS SOON AS POSSIBLE.

By Order of the Board of Directors,

JAYE S. CAMPBELL
General Counsel and Secretary

NOTICE: Brokers are not permitted to vote on the election of directors, the amendment and restatement of the ESPP to increase the number of shares authorized for issuance thereunder, the advisory resolution to approve executive compensation or the stockholder proposal without instructions from the beneficial owner, as discussed in more detail in the Proxy Statement. If your shares are held through a brokerage firm, bank or other nominee, they will not be voted on these matters unless you affirmatively vote your shares in one of the ways described in the Notice.

COSTAR GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 2, 2021

The Board of Directors (the “Board”) of CoStar Group, Inc. (“CoStar”, “we” or the “Company”) solicits your proxy for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., Eastern Daylight Time, on Wednesday, June 2, 2021, and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held online as a live webcast via the internet at www.virtualshareholdermeeting.com/CSGP2021. The webcast replay of the Annual Meeting will be made available in the Investor section of CoStar Group's website after completion of the Annual Meeting and remain available for a period of time following the call.

We are mailing the Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders eligible to vote at the Annual Meeting on or about April 19, 2021. If you are a registered stockholder, to be admitted to the Annual Meeting, you will need to enter the 16-digit control number found on your Notice or proxy card or voting instruction form. If your shares are held in brokerage accounts and your voting instruction form or Notice indicates that you may vote those shares through the http://www.proxyvote.com website, then you may be admitted to the Annual Meeting using the 16-digit control number indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in brokerage accounts should contact their bank, broker or other nominee (preferably at least 5 days before the annual meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting. Only stockholders as of the record date or their proxies are permitted to attend the Annual Meeting online.

The Annual Meeting will include a question and answer session, and stockholders may submit questions appropriate to our business during the Annual Meeting. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/CSGP2021. Questions pertinent to meeting matters that comply with the meeting rules of conduct will be answered during the question and answer session, subject to time constraints. However, we reserve the right to exclude questions that are not pertinent to meeting matters, irrelevant to the business of the Company, derogatory or in bad taste, or relate to pending or threatened litigation, personal grievances or are otherwise inappropriate. Questions that are substantially similar may be grouped and answered once to avoid repetition. If there are any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints, management expects to post answers to those questions on the “Investor Relations” section of the Company’s website at http://investors.costargroup.com as soon as practicable after the meeting.

We encourage you to access the Annual Meeting 15 minutes before it begins to avoid any delay from technical issues. If you encounter technical issues accessing the virtual Annual Meeting, you can contact the technical support number posted on the log on page at www.virtualshareholdermeeting.com/CSGP2021. We will have technicians available to assist you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 2, 2021

The Notice of Meeting and this Proxy Statement, as well as our 2020 Annual Report on Form 10-K, are available on our corporate website at http://investors.costargroup.com/financials.

OUTSTANDING SECURITIES, VOTING RIGHTS AND QUORUM

At the close of business on the record date, Wednesday, April 7, 2021, there were 39,444,356 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote on each of the eight director nominees and on each of the other proposals.

The presence at the Annual Meeting, online or by proxy, of a majority of the total issued and outstanding shares of common stock entitled to vote constitutes a quorum (the minimum number of shares required to take action) for the Annual Meeting. Both abstentions and broker non-votes will be counted as shares present for purposes of obtaining a quorum.

The required vote and the calculation method for each of the matters scheduled for consideration at the Annual Meeting are as follows:

Election of Directors.  Each director will be elected if the number of shares voted “FOR” a director exceeds the number of shares voted “AGAINST” that director. If the votes cast for an incumbent director do not exceed the votes cast against the director, the director is required to tender his or her resignation pursuant to the Board’s director resignation policy, and our Board will consider whether to accept or reject such director’s resignation following the Nominating & Corporate Governance Committee’s recommendation.

Approval of the Adoption of the Fourth Amended and Restated Certificate of Incorporation. The affirmative vote of a majority of the outstanding shares of the Common Stock is required to adopt the Fourth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.

Each of the Other Proposals.  Each of the other proposals to be voted on at the Annual Meeting will be approved if the number of shares voted “FOR” the proposal exceeds the number of shares voted “AGAINST” the proposal.

Treatment of Abstentions

Abstentions will not affect the outcome of the election of directors or the other proposals because they are disregarded in calculating the total number of votes cast, except that abstentions will have the same effect as “Against” votes on the proposal to adopt the Fourth Amended and Restated Certificate of Incorporation. Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting.

Treatment of Broker Non-Votes

Beneficial owners whose shares are held in brokerage accounts have the right to direct their broker or other nominee how to vote their shares, and the broker or other nominee is required to vote those shares in accordance with their instructions.

Brokers or other nominees have the discretion to vote shares held in brokerage accounts on routine corporate matters, such as ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2), without specific voting instructions from the beneficial owner. We also believe approval of the Fourth Amended and Restated Certificate of Incorporation (Proposal 4) is a “routine” matter and, as a result, brokers or other nominees will have the discretion to vote on Proposal 4 if the beneficial owner does not provide voting instructions, Brokers may not vote shares held in brokerage accounts on non-routine matters, such as the election of directors (Proposal 1), approval of the advisory resolution to approve executive compensation (Proposal 3), approval of an amendment and restatement of the ESPP (Proposal 5), and voting on a stockholder proposal (Proposal 6) without specific voting instructions from the beneficial owner (this is referred to as a “broker non-vote”). Broker non-votes will not affect the outcome of Proposals 1, 3, 5 or 6. Broker non-votes will have the same effect as “Against” votes on the proposal to adopt the Fourth Amended and Restated Certificate of Incorporation (Proposal 4). However, because we believe Proposal 4 is a “routine” matter we do not expect there to be any broker non-votes with respect to Proposal 4.

Broker non-votes will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting.

PROXY VOTING AND REVOCATION

There are four ways you can vote:

1.By Internet:
a.Before the Meeting, at www.proxyvote.com: Follow the instructions provided in the Notice or, if you receive a complete set of proxy materials by U.S. mail, the instructions on your proxy card. If you are a beneficial owner whose shares are held in a brokerage account, the availability of online voting may depend on the voting procedures of the organization that holds your shares.
b.During the Meeting, at www.virtualshareholdermeeting.com/CSPG2021. Enter the control number included on your Notice, proxy card, or voting instruction form or otherwise provided by your broker or other nominee (as described above on page 1) and follow the instructions on the annual meeting website. If you are a beneficial owner whose shares are held in a brokerage account and have any questions about your control number or how to obtain one, please contact the broker or other nominee that holds your shares.
2.By Telephone: If you receive a complete set of proxy materials by U.S. mail, follow the instructions on your proxy card.
3.By Mail: If you receive a complete set of proxy materials by U.S. mail, complete, sign and return the accompanying proxy card in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you properly complete and execute your proxy card in one of the ways set forth above:

•Your shares will be voted in accordance with your instructions.
•If you sign, date and return your proxy card, and there are any proposals for which you do not provide instructions, your shares will be voted in accordance with the Board’s recommendations as follows: “FOR” the election of each of the director nominees, “FOR” ratification of the independent registered public accounting firm, “FOR” the approval of the advisory resolution to approve executive compensation, “FOR” adoption of the Fourth Amended and Restated Certificate of Incorporation, “FOR” amendment and restatement of the ESPP, and “AGAINST” the stockholder proposal.

You may revoke your proxy at any time before it is voted by:

•Delivering to the Corporate Secretary at our principal executive office written notice that you are revoking your proxy;
•Submitting a properly executed proxy bearing a later date;
•Voting again online before the meeting at www.proxyvote.com; or
•Before the electronic polls close, submitting a later-dated vote online during the Annual Meeting, via the Internet, at www.virtualshareholdermeeting.com/CSGP2021.

Simply attending the Annual Meeting online will not revoke your proxy. If you instructed a broker to vote your shares, you must follow your broker’s directions for changing those instructions.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board has currently fixed the number of directors constituting the Board at eight. At the recommendation of the Nominating & Corporate Governance Committee, the Board has nominated the eight current directors for reelection, all of whom were last elected at the 2020 Annual Meeting of Stockholders.

Each director elected at the Annual Meeting will serve until the next Annual Meeting of Stockholders or until his or her successor is elected and qualified. We know of no reason why any nominee would be unable to serve. If any nominee becomes unable to serve prior to the Annual Meeting, the Board may reduce the size of the Board or designate substitute nominees, and proxies that do not withhold authority to vote for directors will be voted for such substitute nominees. In no event may proxies be voted for a greater number of persons than the number of nominees named. We did not receive any stockholder nominations for director in connection with the 2021 Annual Meeting.

BOARD COMPOSITION

Our Nominating & Corporate Governance Committee reviews and assesses with the Board the Board’s membership criteria. The criteria include independence; judgment; integrity; ability to commit sufficient time and attention to the activities of the Board; absence of potential conflicts with the Company's interests; business experience, skills and background, including an understanding of and experience with real estate, information services and technology industries; and finance and marketing expertise. The Nominating & Corporate Governance Committee seeks a diversity of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives. When identifying, screening, recruiting and recommending candidates to the Board, the Nominating & Corporate Governance Committee is committed to including in each search qualified candidates who reflect diverse backgrounds, including diversity of gender and race. The current composition of our Board is as follows:

In addition, the Nominating & Corporate Governance Committee evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Nominating & Corporate Governance Committee believes the Board will find valuable in the future, given the Company’s current standing and strategic plans. This evaluation enables the Nominating & Corporate Governance Committee to assess its effectiveness at achieving these Board membership objectives.

As a general matter, we expect that our Board members will have a diverse portfolio of skills, experiences and backgrounds and that each will contribute to the composition of the Board so that collectively, the Board will possess the necessary skills, experience and background to oversee our business and affairs in light of the Company's current standing and strategic plans. Below is a list of key skills and experience that our directors bring to our Board that we consider important in light of our current business and structure. The directors’ individual biographies below describe each director’s most relevant experience, qualifications and skills.

Directors’ Key Skills and Experience
Industry Expertise	Experience in the real estate, information services and technology industries areas is valuable in understanding our growth and development efforts, as well as the market segments in which we operate.
Financial Expertise
An understanding of accounting and financial reporting processes is important because it assists our directors in understanding, advising and overseeing our operating performance (which we measure by reference to financial targets), investing activities, financial reporting and internal controls. We expect all of our directors to be financially knowledgeable.

Mergers & Acquisitions Experience
Directors who have a background in mergers & acquisitions transactions can provide insight into developing and implementing strategies for growing our operations through business combinations and also provide relevant input regarding our business strategy. Relevant experience in this area includes experience identifying and valuing proposed transactions, analyzing the ‘fit’ of a proposed acquisition target with our strategy, and integrating acquired companies with our existing operations.

Business Development	Directors who have expertise in business development can provide insight into developing and implementing strategies for growing our business organically.
Public Company Board and Management Experience
Directors who have served on other public company boards and/or as executives of other public companies can offer advice and insight regarding the dynamics and operation of a public company board of directors, the relationship between a board and the Chief Executive Officer ("CEO") and other management personnel, and an understanding of good corporate governance practices and risk management.

Leadership Experience	Directors who have served in a leadership capacity or as executives at other companies provide valuable operational insight and can help the Board operate efficiently and effectively.
NOMINEES FOR THE BOARD OF DIRECTORS

The following table lists the eight director nominees and their current committee memberships:

Name	Employment	Years as a Director(1)	Committee Membership
Michael R. Klein	Chairman, CoStar Group, Inc.; Vice Chairman, Tutor Perini Corporation; Chairman, Gun Violence Archive	34	Compensation (Chairman); Nominating & Corporate Governance
Andrew C. Florance(2)	CEO & President, CoStar Group, Inc.	34	None
Laura Cox Kaplan	Adjunct Professor, American University	5	Nominating & Corporate Governance
Michael J. Glosserman	Trustee, JBG Smith Properties	13	Audit; Nominating & Corporate Governance
John W. Hill	Founder & CEO, J Hill Group	9	Audit (Chairman)
Robert W. Musslewhite	CEO, OptumInsight	2	None
Christopher J. Nassetta	CEO & President, Hilton Worldwide	19	Compensation; Nominating & Corporate Governance (Chairman)
Louise S. Sams	Retired EVP & General Counsel, Turner Broadcasting System, Inc.	2	Audit

(1)    Years of service include the current year of service.
(2) Executive officer of the Company.

NOMINEES’ BUSINESS EXPERIENCE, QUALIFICATIONS AND DIRECTORSHIPS

Michael R. Klein has been the Chairman of our Board of Directors since 1987. Mr. Klein also currently serves as Chairman of Gun Violence Archive, a non-profit public education organization which he founded in 2014, and as Vice Chairman of the board of directors, Lead Director, Chairman of the Corporate Governance & Nominating Committees, and member of the Audit and Compensation Committees of Tutor Perini Corporation, a publicly-held construction company. Mr. Klein also serves as a director of ThinkFood Group, LLC, a privately held company. He also serves as Chairman of the board of directors of The Shakespeare Theatre Company, as a director and secretary of the American Himalayan Foundation, as a director of the NAACP Legal Defense and Education Fund, as Chairman of the Board of Trustees of the Aspen Music Festival and School and as a trustee of the Aspen Institute. Mr. Klein received a B.B.A. and a J.D. from the University of Miami and an L.L.M. from Harvard University. Mr. Klein is 79 years old.

As a result of his service on our Board since the Company’s inception, Mr. Klein has extensive knowledge of the commercial real estate, information services and technology industries, as well as the Company’s products, services and business strategies. Mr. Klein also brings to the Board extensive experience through his service over the past 30 years on the boards of directors of several other publicly-held companies, as well as several privately-held businesses and non-profit organizations, including in the roles of Chairman and Lead Director. Mr. Klein’s experience gained as a result of his involvement as a founder, director and/or investor in those entities over the past 30 years, including active participation in their business development and management, enables him to contribute significantly to the oversight and governance of the Company. Mr. Klein also has over three decades of service as a corporate and securities lawyer with significant participation in corporate financings and mergers & acquisitions, allowing him to provide valuable insight regarding the Company’s business and growth strategies.

Andrew C. Florance founded the Company in 1987. As President and CEO of CoStar Group, Mr. Florance has directed CoStar Group’s successful expansion from start-up, to its initial public offering in July 1998, to its market-leading position today with a staff of over 4,600 worldwide and a client base that includes the real estate industry’s leading brokerage firms, property owners, and lenders. He manages an international service platform that includes the United States, United Kingdom, France, Spain, Germany, Canada, and several other countries throughout Asia Pacific and Latin America and was utilized by an average of 60 million users a month in 2020. While leading CoStar Group, he has identified, negotiated, and closed more than 30 acquisitions across six countries. Mr. Florance is a recognized authority for analysis of the real estate markets. He co-authored a study about the utilization and usefulness of a massive data set to track apartment rents effectively, titled “What’s Really Happening With Apartment Rents.” The study received a 2016 Manuscript Prize Award from the American Real Estate Society ("ARES"), an association of real estate thought leaders. He conceived of and co-authored the study resulting in the 2010 launch of the CoStar Commercial Repeat-Sale Indices, which is believed to be the most comprehensive and thorough commercial real estate repeat-sale price index available in the market today. The study was recognized as “Best Manuscript” by the James R. Webb ARES Foundation. In addition, Mr. Florance is the recipient of numerous other awards recognizing his accomplishments as an entrepreneur and corporate leader. Mr. Florance was awarded a Doctor of Humane letters from Virginia Commonwealth University in 2019. He served on the board of directors of Walker & Dunlop, Inc. from November 2012 to May 2016 and previously served on the Governing Boards of Beauvoir, The National Cathedral Elementary School and of St. Albans School. Mr. Florance currently serves on several non-profit boards of directors, including the board of directors of ARES, and the governing board of Management Leadership for Tomorrow, a nonprofit working to develop diverse leaders and expand talent pipelines. Mr. Florance is the Chair of the Cathedral Chapter overseeing the Washington National Cathedral. Mr. Florance received a B.A. in economics from Princeton University. He is 57 years old.

As the founder of the Company and the only member of the Company’s senior management team who serves on our Board, Mr. Florance brings to the Board significant knowledge and understanding of the real estate and information services industries, unique expertise on the Company’s products and services, and extensive leadership experience. Over his tenure with the Company, Mr. Florance has served as the CEO and has been actively involved in all facets of the Company’s business, including developing the Company’s products and services, identifying and developing markets for the Company’s products and services and identifying and integrating acquisition targets. This experience enables Mr. Florance to make significant contributions to the Company’s business development and strategy.
Laura Cox Kaplan is the former Principal-in-Charge of Government, Regulatory Affairs and Public Policy for the professional services and accounting firm PricewaterhouseCoopers ("PwC"), where she spent more than 11 years, from December 2004 to July 2016, managing the firm’s public policy engagement strategy, and almost a decade on the executive management team. In her role at PwC, she also provided advice to clients, particularly at the executive and board level, on developments in public policy and public policy strategy. Ms. Kaplan served on PwC’s Global Public Policy and Regulatory Board, which coordinated public policy strategies across the more than 150 countries in which PwC operates. She served as Chair of the American Institute of Certified Public Accountants’ (AICPA) Federal Legislative Task Force, which coordinated strategies for shaping legislative policy that impacts the accounting profession, and was a member of the Center for Audit Quality’s (CAQ) Executive Management Committee. Prior to joining PwC, Ms. Kaplan served in senior level positions at the U.S. Securities and Exchange Commission and the U.S. Department of the Treasury, where she focused largely on the legislative and regulatory response to corporate governance and accounting failures in the late 1990s and on the implementation of the Sarbanes-Oxley Act of 2002. Ms. Kaplan has been an adjunct professor at American University since January 2017, and currently serves as an External Board Member of Hunt Companies and on the following non-profit boards: Running Start, where she serves as Board Co-Chair of The Policy Circle; The Bush School of Government and Public Service; and the Women in Foreign Policy Group. She sits on the advisory boards for the U.S. Chamber of Commerce Foundation; and All In Together. Ms. Kaplan is the creator and host of the "She Said/She Said Podcast" and media platform that showcases women leaders and their impact, and provides personal and career development advice for women. Ms. Kaplan received a Master’s degree from American University and a B.A. from the University of Texas, Austin. She is 51 years old.

Ms. Kaplan has more than 25 years of experience in communications, corporate governance, stakeholder engagement and public policy strategy. She lends her experience and voice publicly to a range of topics important to the public and private sectors, including career and talent development, the importance of developing a diversified workforce and of the value of diversified teams, women’s leadership, and corporate governance. As a result of her experience, Ms. Kaplan brings to the Board valuable leadership, management and corporate governance experience.

Michael J. Glosserman served as a Managing Member of the JBG Companies ("JBG"), a formerly publicly traded real estate investment trust (“REIT”), from 1982 to 2017, and as Chairman of its Executive Committee from 2008 to 2017. In 2017, a newly formed public company, JBG Smith, acquired the management business and certain assets and liabilities of JBG, then the Washington Area’s largest commercial real estate company. He currently serves as a Board Member of JBG Smith Properties a publicly traded real estate investment trust. He began his career as a staff attorney with the U.S. Department of Justice, shortly thereafter moving into commercial real estate investment and development with the Rouse Company in 1972 and joined JBG in 1979. His non-professional affiliations include or have included: Trustee, The Better Angels Society; Board Chair and Honorary Trustee, National Building Museum; Trustee, Federal City Council; Advisory Board Member of the University of Pennsylvania Institute for Urban Research; Trustee, Georgetown Day School; and Trustee, Woodley House. He received a B.S. in Economics from the Wharton School at the University of Pennsylvania and received his J.D. from the University of Texas Law School. He is 75 years old.

Mr. Glosserman has over 46 years of experience investing in, developing and owning commercial real estate. As a result of his experience, Mr. Glosserman brings to the Board significant business development, financial and commercial real estate industry expertise. As a user of commercial real estate information, Mr. Glosserman also provides the Board with a client’s perspective on the Company’s business development and mergers & acquisitions strategies, including valuable insight into the potential ‘fit’ of acquisition targets and the development and marketing of products and services.
John W. Hill is Founder and CEO of J Hill Group, a professional services practice specializing in assisting clients in improving their management operations, which he started in 2012. He served as the Chief Financial Officer ("CFO") of the City of Detroit, Michigan on a personal services contract from November 2013 to December 2018. Prior to starting his consulting practice, from 2004 to 2012, Mr. Hill served as CEO of Federal City Council, a non-

profit, non-partisan organization dedicated to improving the Nation’s Capital. Mr. Hill has previously served in multiple other executive and financial leadership positions, including as Chief Executive Officer of In2Books, Inc. and as a Partner at Andersen, LLP. Mr. Hill previously served as a trustee of Chesapeake Lodging Trust, a publicly traded REIT, from 2010 to 2019, where he also had served as Chair of the Compensation Committee, as a member of the Nominating and Corporate Governance Committee and a member of the Audit Committee at various times, and he previously served as a member of the Audit Committee of Highland Hospitality Inc., a publicly traded company, and various private entities, including Prestwick Pharmaceuticals, Inc. Mr. Hill also serves as an emeritus trustee on The Shakespeare Theatre Company board of trustees, as a member of the board of directors of Step Afrika!, and as Chair of the board of directors of the National Minority AIDS Council. Mr. Hill received a B.S. in Accounting from the University of Maryland, passed the CPA exam and became a Certified Public Accountant in 1977. He is 66 years old.

Through his current and previous positions, Mr. Hill has gained over 40 years of experience in accounting, auditing and financial matters, as well as significant management expertise. As a result of his extensive experience, Mr. Hill brings to the Board valuable financial knowledge and executive management experience.

Robert W. Musslewhite has been the CEO of OptumInsight, Optum’s health services business connecting the health care system with services, analytics, and platforms designed to make clinical and administrative processes easier and more efficient, since August 2019. He joined Optum following Optum’s acquisition of The Advisory Board Company, a publicly traded company that provided best practices research and insight, technology, data-enabled services and consulting services, where he served as CEO from 2008 until 2017 and Chairman from 2013 to 2017. Prior to his appointment as CEO of OptumInsight, Mr. Musslewhite served as CEO of Optum360, a revenue cycle management provider for the healthcare industry from March 2019 until August 2019 and, prior to that, as CEO of Optum Analytics, data and analytics provider for the healthcare industry and CEO of Advisory Board Research, a provider of health care research and best practices from 2017 until March 2019. Prior to joining The Advisory Board Company, Mr. Musslewhite was an Associate Principal with McKinsey & Company, a global management consulting firm, in the Washington, D.C., Amsterdam, and Dallas offices.  Mr. Musslewhite currently serves on the Board of Directors of Ascend Learning, a private company.  Mr. Musslewhite received a J.D. from Harvard Law School and an A.B. in Economics from Princeton University. Mr. Musslewhite is 51 years old.

Through his current and previous positions, Mr. Musslewhite has gained over 20 years of experience in executive management and leadership; business operations and development; growth strategies; development of products and services; and research and technology.

Christopher J. Nassetta is the President and CEO of Hilton Worldwide (fka Hilton Hotels Corporation), a global hospitality company. He joined Hilton Worldwide in December 2007. Prior to joining Hilton Worldwide, Mr. Nassetta was President and CEO of Host Hotels & Resorts, Inc. (fka Host Marriott Corporation), a lodging REIT and owner of luxury and upscale hotels, from May 2000 to December 2007. Mr. Nassetta joined Host Hotels & Resorts, Inc. in 1995 as Executive Vice President and was elected Chief Operating Officer in 1997. Prior to joining Host Hotels & Resorts, Inc., Mr. Nassetta co-founded Bailey Capital Corporation in 1991, where he was responsible for the operations of the real estate investment and advisory firm. Prior to founding Bailey Capital Corporation, he spent seven years at The Oliver Carr Company, ultimately serving as Chief Development Officer. In that role, he was responsible for all development and related activities for one of the largest commercial real estate companies in the mid-Atlantic region. Mr. Nassetta serves as Chairman of the World Travel & Tourism Council, as a member of the Real Estate Roundtable, as an Advisory Board member for the McIntire School of Commerce at the University of Virginia, as a member of Federal City Council, and a member of the Economic Club of Washington, D.C. Mr. Nassetta received a degree in finance from the University of Virginia McIntire School of Commerce. Mr. Nassetta is 58 years old.

Through his current and previous positions, Mr. Nassetta brings to the Board significant operational and business development experience, mergers & acquisitions experience, public company board and management experience, leadership experience, as well as commercial real estate industry expertise. As a user of commercial real estate information, Mr. Nassetta also provides the Board with a client’s perspective on the Company’s business development and mergers & acquisitions strategies, including valuable insight into the potential “fit” of acquisition targets and the development and marketing of products and services.

Louise S. Sams was the Executive Vice President and General Counsel of Turner Broadcasting System, Inc. ("Turner"), a television and media conglomerate, from 2000 until September 2019. Ms. Sams also served as President, Turner Broadcasting System International, Inc. from September 2003 until May 2012. As General Counsel, Ms. Sams oversaw legal work relating to all of the business activities of Turner and its subsidiaries worldwide. She managed a global legal department, overseeing licensing, clearance and production of content for the Turner television networks and related media services; the sale and distribution of those networks; protection of intellectual property; employment matters; litigation; and transactional work, such as acquisitions and joint ventures. Most recently, Ms. Sams’ focus was on issues related to technology, information security, use of data and consumer privacy, as well as enterprise-wide risk management. In her role as President, Turner Broadcasting System International, Inc., Ms. Sams was responsible for production, distribution and ad sales relating to all kids and entertainment television networks and media services offered by Turner outside of the U.S. and Canada; distribution and commercial operations of CNN’s international services; and Turner’s international joint ventures. Prior to joining Turner in 1993 as a corporate attorney, Ms. Sams was an associate at White & Case, specializing in mergers and acquisitions and securities law. Ms. Sams serves on the boards of the following public companies: LOOP Industries, Inc., where she is Chair of the Governance Committee and D & Z Media Acquisition Corp., where she is a member of the Audit and Compensation Committees. Ms. Sams currently serves on the following non-profit boards: Princeton University, where she is Chair of the Board of Trustees and Chair of the Executive Committee, Board Development Committee and Compensation Committee; High Museum of Art in Atlanta; Woodruff Arts Center; The Westminster Schools; and Meals on Wheels, Atlanta, where she chairs the Development Committee. Ms. Sams received a J.D. from the University of Virginia School of Law, and a B.A. from Princeton University, where she graduated magna cum laude. Ms. Sams is 63 years old.

Ms. Sams has over 25 years of experience as a media executive and over 34 years as a practicing attorney. As a result of her broad range of business and legal experience, Ms. Sams brings to the Board valuable business development, growth strategies, risk management, corporate governance, technology, and mergers and acquisitions experience.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THESE NOMINEES.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee recommended and approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021. As a matter of good corporate governance, the Board is asking stockholders to ratify this appointment. If stockholders do not ratify this appointment, the Board may, but is not required to, reconsider such appointment. Even if stockholders ratify this appointment, the Board may direct the appointment of a different independent auditor at any time during 2021 if, in its discretion, it determines that such a change would be in the Company’s best interests.

Ernst & Young LLP has served as the independent registered public accounting firm for the Company, its subsidiaries, and its predecessors since 1994. A representative from Ernst & Young LLP is expected to attend the Annual Meeting, and will have the opportunity to make a statement and to respond to appropriate questions.
For the years ended December 31, 2019 and 2020, Ernst & Young LLP billed CoStar the fees set forth below, including expenses, in connection with services rendered to CoStar:

	Year Ended December 31, 2019	Year Ended December 31, 2020
Audit Fees(1)	$1,724,943	$1,799,528
Audit Related Fees	—	$184,000
Tax Fees	—	$100,000
All Other Fees	—	—
Total	$1,724,943	$2,083,528

(1)Audit fees include fees in connection with CoStar’s: (1) annual consolidated financial statements; (ii) quarterly interim financial information; (iii) statutory audits required internationally; (iv) business acquisitions and (iv) S-8 registration statements.

AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee’s policy is that all audit and non-audit services provided by CoStar’s independent registered public accounting firm shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for services to be performed by CoStar’s independent registered public accounting firm are established on an annual (for audit services) or periodic (for permissible non-audit services) basis, detailed as to a particular service or category of services to be performed. Any audit or non-audit service fees that may be incurred by CoStar that fall outside the pre-approved limits must be reviewed and approved by the Chairperson of the Audit Committee or the Audit Committee as a whole prior to the performance of services. CoStar’s Chief Financial Officer or General Counsel reports to the Audit Committee on a quarterly basis on all services rendered by the independent registered public accounting firm that were pre-approved and all fees paid to the independent registered public accounting firm for such services since the previous quarter’s Audit Committee meeting. The Audit Committee may revise its pre-approval spending limits and policies at any time.
All fees paid to the independent registered public accounting firm in 2020 were pre-approved by the Audit Committee, and therefore no services were approved after the services were rendered pursuant to the “de minimis” exception established by the SEC for the provision of non-audit services.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR 2021.

PROPOSAL 3
ADVISORY RESOLUTION TO APPROVE
EXECUTIVE COMPENSATION

We are asking stockholders to approve, on an advisory basis, a resolution on the Company’s executive compensation as reported in this Proxy Statement.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing in the sections titled “Executive Compensation Tables and Discussion” and “Narratives to Summary Compensation Table and Grants of Plan-Based Awards Table” in this Proxy Statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to the Company’s recent and long-term success.

In accordance with Section 14A of the Securities and Exchange Act of 1934 (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of CoStar Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2021 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. At the 2020 Annual Meeting, approximately 89% of the votes cast were for approval of the “say-on-pay” advisory vote. The Compensation Committee believes these results demonstrate that our stockholders support our compensation approach.

At our annual meeting of stockholders held on June 6, 2017, our stockholders voted to adopt the recommendation of our Board to vote on the say-on-pay proposal every year at our annual meeting. As a result, we expect to continue to submit our say-on-pay proposal to our stockholders at each annual meeting. We expect to ask our stockholders to vote, on an advisory basis, on a proposal regarding the frequency of the vote on the say-on-pay proposal at our 2023 Annual Meeting, as required by the Dodd-Frank Act.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

PROPOSAL 4
ADOPTION OF THE COMPANY’S FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OVERVIEW

Our Board has unanimously approved and declared advisable the Fourth Amended and Restated Certificate of Incorporation, which increases the total number of authorized shares of Common Stock that CoStar is authorized to issue from 60 million to 1.2 billion, and correspondingly increases the total number of shares of capital stock that CoStar is authorized to issue from 62 million to 1.202 billion (the “Fourth Restated Certificate”). The form of Fourth Restated Certificate is attached to this Proxy Statement as Appendix A. The Board recommends that the stockholders approve the adoption of the Fourth Restated Certificate.

Article Four of the proposed Fourth Restated Certificate provides for an increase in the authorized number of shares of Common Stock and shares of capital stock of CoStar as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is one billion two hundred and two million (1,202,000,000) shares, of which two million (2,000,000) shares, designated as Preferred Stock, shall have a par value of $0.01 per share (the "Preferred Stock"), and one billion two hundred million (1,200,000,000) shares, designated as Common Stock, shall have a par value of $0.01 per share (the "Common Stock").

The additional shares of Common Stock authorized by the proposed Fourth Restated Certificate, if and when issued, would have the same rights and privileges as the shares of Common Stock currently authorized under the Company's Third Amended and Restated Certificate of Incorporation. The Common Stock has no preemptive rights to purchase Common Stock or other securities. In addition, the par value of the Common Stock will not be affected by the Fourth Restated Certificate.

As of the record date, 60 million shares of Common Stock were authorized for issuance, of which 39,444,356 shares were issued and outstanding and approximately 1,916,230 shares are subject to outstanding grants or remain available for grant under our equity incentive plans. Therefore, as of the record date, only approximately 18,639,414 shares of Common Stock, or approximately 31% of our total authorized Common Stock, were available for issuance. In addition, as of the record date, two million shares of our preferred stock were authorized for issuance, none of which were issued and outstanding.

PURPOSE OF THE FOURTH RESTATED CERTIFICATE

On March 31, 2021, the Board unanimously approved a proposal to pursue a forward stock split, contingent upon stockholder approval of the adoption of the Fourth Restated Certificate, pursuant to which the holders of record of shares of Common Stock would receive a dividend of ten shares of Common Stock for each share of Common Stock held by each such holder (the “Stock Dividend”). In the event the Stock Dividend is declared and paid, we will make appropriate adjustments to our equity incentive plans and outstanding equity-based awards, including adjustments to the number of shares of Common Stock authorized for issuance under such plans, the number of shares of Common Stock subject to outstanding awards, the maximum number of shares of Common Stock that may be granted to an eligible participant in any year under such plans and to the terms of such awards, in accordance with the parameters of the Stock Dividend and the terms of such plans. The proposed Stock Dividend would significantly increase the number of shares of Common Stock issued and outstanding and the number of shares of Common Stock authorized for issuance under our equity incentive plans, necessitating an increase in the number of authorized shares under our current Third Amended and Restated Certificate of Incorporation.

If the Fourth Restated Certificate is filed with the Secretary of State of the State of Delaware and becomes effective, the shares of Common Stock authorized by the Fourth Restated Certificate that are in excess of those distributed pursuant to the Stock Dividend will be available for issuance at such times and for such corporate purposes as our Board (or an authorized committee thereof) may deem advisable, including, without limitation, potential acquisitions, equity financings, equity incentive grants to employees, payments of future stock dividends and other forms of recapitalizations, without further stockholder approval (except as may be required by applicable law or the rules of any stock exchange or stock market on which the Common Stock may be listed or traded). The Board believes that the proposed increase in CoStar’s authorized shares of Common Stock and shares of capital stock will make available sufficient shares of authorized but unissued shares of Common Stock, after taking into account the shares of Common Stock that would be distributed pursuant to the Stock Dividend, should the Board (or an authorized committee thereof) decide to use its shares for one or more of such previously mentioned purposes or otherwise. Except for the Stock Dividend and shares to be issued under the Company’s equity incentive plans for employees, the Company has no present arrangement, agreement, understanding or plan for the issuance of any additional shares of Common Stock proposed to be authorized by the Fourth Restated Certificate.

STOCK DIVIDEND

The trading price of our Common Stock has risen significantly since our initial public offering (“IPO”) in 1998 reflecting the consistently strong performance of our company. As the trading price of our Common Stock has risen, we have carefully evaluated the effect of the trading price of our Common Stock on the liquidity and marketability of our Common Stock. We believe the considerable price appreciation, together with the fragmentation of the U.S. equity markets, may have impacted the liquidity of our Common Stock, making it more difficult to efficiently trade and less affordable to certain classes of investors and, therefore, potentially less attractive, to these investors. The price at our IPO was $9.00 and the closing market price of our Common Stock on April 7, 2021 was $859.88 as reported on the Nasdaq Stock Market. The Board believes that declaring and paying the Stock Dividend may increase liquidity in the trading of our Common Stock and make the Common Stock more attractive to a broader range of investors. The Board believes it is in our and our stockholders’ best interests to increase the number of authorized shares of Common Stock for the purpose of, among other things, providing CoStar with sufficient authorized but unissued shares of Common Stock to declare and pay the Stock Dividend.

If our stockholders adopt the Fourth Restated Certificate, we expect that the Board (or an authorized committee thereof) will declare the Stock Dividend and fix a record date and distribution date for such Stock Dividend as soon as practicable thereafter. However, the decision of the Board (or an authorized committee thereof) as to whether and when to declare and pay the Stock Dividend will be based on a number of factors, including market conditions and existing and expected trading prices for the Common Stock. Even if the stockholders approve the adoption of the Fourth Restated Certificate, the Board (or an authorized committee thereof) may abandon the Stock Dividend without any action by stockholders, notwithstanding authorization of the Fourth Restated Certificate by the stockholders. If the Board (or an authorized committee thereof) does not declare the Stock Dividend following approval of the adoption of the Fourth Restated Certificate by the stockholders, the Board (or an authorized committee thereof) will abandon the Fourth Restated Certificate, in which case the Fourth Restated Certificate will not be filed with the Secretary of State of the State of Delaware or otherwise become effective.

The Stock Dividend will also result in a proportionate increase in the number of shares of Common Stock available for issuance under our equity compensation plans due to the adjustment provisions set forth in such plans. With respect to outstanding stock options to purchase shares of our Common Stock, the Stock Dividend would result in an increase in the number of shares subject to such outstanding stock options proportional to the ratio of the Stock Dividend and would also result in a proportionate decrease in the exercise price of such outstanding stock options due to the adjustment provisions set forth in such options. With respect to other outstanding awards to acquire shares of our Common Stock, the Stock Dividend would result in an increase in the number of shares subject to such outstanding awards proportional to the ratio of the Stock Dividend due to the adjustment provisions set forth in such awards.

If the Fourth Restated Certificate is not adopted by our stockholders, we cannot and will not declare and pay the Stock Dividend.

EFFECT OF THE FOURTH RESTATED CERTIFICATE

Although the number of authorized shares of Common Stock provided for in the proposed Fourth Restated Certificate significantly increases our existing authorized shares of Common Stock, the increase in the percentage authorized but unissued shares of Common Stock available for future use following the Stock Dividend would be substantially smaller. Following the proposed Stock Dividend, the percentage of our authorized shares of Common Stock available for issuance would be approximately 66%.

If the Fourth Restated Certificate is adopted and becomes effective and, if the proposed Stock Dividend is declared and paid, the aggregate number of shares of Common Stock either issued and outstanding or that may be issued upon exercise of outstanding stock options, vesting of restricted stock or restricted stock units or otherwise reserved for issuance under CoStar’s equity incentive plans would total approximately 413,605,860 (without giving effect to Proposal 5 discussed herein). If declared and paid, the Stock Dividend will affect all of our stockholders proportionally and will not affect any stockholder’s percentage ownership interest in CoStar or proportionate voting power. The Stock Dividend will not affect any rights, privileges or obligations with respect to the shares of Common Stock existing prior to the Stock Dividend. The shares of Common Stock outstanding following the Stock Dividend will remain fully paid and non-assessable.

Future issuances of shares of Common Stock could have a dilutive effect on the earnings per share, voting power and percentage shareholdings of current stockholders. In addition, the availability of additional shares of Common Stock for issuance could, under certain circumstances, discourage or make more difficult any efforts to obtain control of CoStar. We do not believe, however, that the Fourth Restated Certificate would have an anti-takeover effect and we have not proposed the increase in the authorized number of shares of Common Stock with the intention of using the additional shares for anti-takeover purposes.

RIGHT TO ABANDON FOURTH RESTATED CERTIFICATE AND STOCK DIVIDEND

We may abandon the Fourth Restated Certificate at any time before the effectiveness of the filing of the Fourth Restated Certificate with the Secretary of State of the State of Delaware and may also abandon the Stock Dividend, in each case without further action by our stockholders, notwithstanding the authorization of the Fourth Restated Certificate by our stockholders. If the Board (or an authorized committee thereof) does not declare the Stock Dividend following approval of the adoption of the Fourth Restated Certificate by the stockholders, the Board (or an authorized committee thereof) will abandon the Fourth Restated Certificate, in which case the Fourth Restated Certificate will not be filed with the Secretary of State of the State of Delaware or otherwise become effective.

NO APPRAISAL RIGHTS

Under the General Corporation Law of the State of Delaware, our stockholders are not entitled to appraisal rights in connection with the Fourth Restated Certificate or the proposed Stock Dividend.

VOTE REQUIRED

Approval of the adoption of the Fourth Restated Certificate requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon.

If you abstain from voting on this matter, your abstention will have the same effect as a vote “against” the approval of the adoption of the Fourth Restated Certificate. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal within a specified period of time prior to the meeting, your broker has the authority to vote your shares.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADOPTION OF COSTAR’S FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL 5
APPROVAL OF THE SECOND AMENDED AND RESTATED
COSTAR GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN

OVERVIEW

Our Board has unanimously approved the adoption of the amendment and restatement of the CoStar Group, Inc. Employee Stock Purchase Plan, which we refer to as the “ESPP,” to increase the number of shares authorized for issuance thereunder by 100,000 shares (from 200,000 shares to 300,000 shares). We adopted the ESPP for the benefit of eligible employees of the Company and its designated subsidiaries in order to allow them to purchase our common stock at a discounted price. We believe that the ESPP is in the best interest of stockholders, as it: enhances broad-based employee stock ownership; enables the Company to attract, motivate and retain the best employees with a market-competitive benefit; and does so at a reasonable cost to stockholders. We are proposing an increase in the number of shares authorized and reserved for issuance under the ESPP to enable us to continue providing this benefit to new and current employees. No other changes are being made to the ESPP. The adoption of the amendment and restatement of the ESPP by our Board is subject to the approval of our stockholders. In this proposal, we are asking our stockholders to approve the amendment and restatement of the ESPP to increase the number of shares authorized for issuance thereunder at the Annual Meeting.

Our Board believes that the Company’s interests are best advanced by aligning stockholder and employee interests. The ESPP is intended to provide the Company’s and its subsidiaries’ eligible employees with an opportunity to participate in the Company’s success by permitting them to acquire an ownership interest in the Company through periodic payroll deductions that will be applied towards the purchase of shares of our common stock at a discount from the market price.

As of April 1, 2021, there were 35,004 shares of common stock available for future awards under the ESPP, not including the 100,000 shares for which the Company is seeking stockholder approval. The proposed additional 100,000 shares represents potential dilution of approximately 0.25% as of December 31, 2020 (potential dilution for this purpose is determined by dividing the 100,000 additional shares by the total number of shares of the Company’s common stock outstanding as of December 31, 2020). The dilution attributable to the ESPP for fiscal 2020 was 0.03% (which was determined by dividing the number of shares issued under the ESPP during fiscal 2020 by the total number of shares of the Company’s common stock outstanding as of December 31, 2020). The Board believes that this is a reasonable amount of potential dilution and generally in line with, or even less dilution than, that of our peer companies.

We monitor our long-term dilution as a result of the ESPP by tracking the number of shares actually purchased and issued under the ESPP on an annual basis, expressed as a percentage of total shares outstanding and referred to as the "burn rate." Burn rate is another measure of dilution that shows how rapidly a company is depleting its shares reserved for equity compensation plans. Our average burn rate for each of fiscal years 2018, 2019 and 2020 was 0.03%.

Based upon the typical levels of participation in the ESPP over the last several years, we expect the additional 100,000 shares will be sufficient to cover purchases under the plan for at least the next seven years. In approving the increase to the share pool under the ESPP, the Board determined that reserving shares sufficient for approximately seven years of new purchases at historical rates is in line with the practice of our public peer companies.

The following description of the ESPP is a summary of its principal provisions and is qualified in its entirety by reference to the plan document, a copy of which is appended to this proxy statement as Appendix B. To the extent that there is a conflict between this summary and the actual terms of the ESPP, the terms of the ESPP will govern. References to “common stock” below mean the common stock, par value $0.01 per share, of the Company.

DESCRIPTION OF THE EMPLOYEE STOCK PURCHASE PLAN

Purpose. The purpose of the ESPP is to provide eligible employees of the Company and its designated subsidiaries with an opportunity to become owners of the Company through the purchase of shares of common stock of the Company at a discount. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code (the “Code”).

Effective Date, Term. The ESPP originally became effective on July 1, 2006 and was further amended by the Board, effective, January 1, 2010 and April 6, 2015. The amendment and restatement of the ESPP will become effective upon the approval of stockholders at the Annual Meeting. The ESPP may be terminated at any time by the Board.

Eligibility. Generally, employees of the Company and its designated subsidiaries who are employed on the first date of a given offering period are eligible to participate in such offering period under the ESPP provided that such employee is customarily employed for more than 20 hours per week and for more than five months in a calendar year. However, an employee will not be eligible to participate if, before commencing participation or as a result of participating, that employee holds or would hold five percent (5%) or more of the total combined voting power or value of the stock of the Company or any subsidiary. Further, no employee’s right to purchase common stock under the ESPP may accrue at a rate which exceeds the lesser of $25,000 per year of the fair market value of the stock or 100,000 shares of common stock in any offering period. As of April 1, 2021, approximately 3,300 employees were eligible to participate in the ESPP.

Administration, Amendment and Termination. The ESPP is administered by the Company’s Board of Directors or by a committee appointed by the board. The administrator may delegate day-to-day administration of the ESPP to one or more individuals. The administrator has the full power and authority to promulgate any rules and regulations which it deems necessary or advisable for the proper administration of the ESPP, to interpret the provisions and supervise the administration of the ESPP, to make factual determinations relevant to ESPP entitlements, and to take all action in connection with the administration of the ESPP as it deems necessary or advisable, consistent with any delegation from the Board. The administration, interpretation or application of the ESPP by the administrator is final and binding upon all participants and all other persons.

The Board may amend the ESPP at any time; provided, however, that stockholder approval must be sought for any amendment which requires stockholder approval pursuant to section 423 of the Code and no amendment may be made that would cause the ESPP to fail to comply with the provisions of Section 423 of the Code. The Board may also terminate the ESPP at any time. Upon termination, all amounts in participant accounts will be refunded.

Number of Shares of Common Stock Available under the ESPP. Subject to adjustment as provided below, if this proposal is approved by stockholders, a maximum of 300,000 shares will be available for issuance pursuant to the ESPP. Shares issued under the ESPP may be from authorized but unissued common stock, shares held in the treasury of the Company or any other proper source as determined by the administrator. If the maximum number of shares issuable or available under the ESPP is insufficient for the elections made with respect to any particular offering, the administrator will allot the shares then available on a pro rata basis. In the event the Company’s outstanding shares of common stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Board or the committee administering the ESPP, the Board may make appropriate adjustments in the number and/or kind of shares, and the per-share exercise price thereof, which may be issued in the aggregate and to any participant upon exercise of options granted under the ESPP.

Enrollment and Contributions. Eligible employees may elect to participate in the ESPP by providing a payroll deduction authorization to the Company using its stock plan administration platform and instructing the Company to withhold a specified percentage of the employee’s salary no later than 5:00 p.m., Eastern time, on the last business day prior to the commencement of the Offering Period. “Offering Periods” run from the second Saturday preceding each of the Company’s regular pay dates and ends on each of the Company’s regular pay dates. Unless an eligible employee files a new form or withdraws from the ESPP, the employee’s deductions and purchases will continue at the same rate for future offerings under the ESPP for so long as the employee remains eligible to participate in the ESPP. An eligible employee may authorize a salary deduction of any whole percentage up to a maximum of fifteen percent (15%) of the employee’s compensation (as defined in the ESPP). Subject to any limitations imposed by the administrator, eligible employees can increase, decrease or discontinue their deductions and corresponding participation in the ESPP for subsequent Offering Periods by submitting a new authorization through the stock plan administration platform (or in such other manner as permitted by the administrator) no later than 5:00 p.m., Eastern time, on the last business day prior to the commencement of the applicable Offering Period. If a participant elects to discontinue payroll deductions but does not elect to withdraw his or her funds from the ESPP, funds deducted prior to such election to discontinue participation will be used to purchase shares on the last day of the Offering Period.

Purchase of Shares. On the last business day of each Offering Period, each participating employee’s payroll deductions are used to purchase shares for the employee at a 10% discount from the closing price of the common stock on the last business day of the Offering Period. If, on the last day of an Offering Period, the number of shares of common stock to be purchased by all participants exceeds the number of shares available for purchase during the Offering Period, the Company will make a pro rata allocation of the shares remaining available for purchase. Any excess payroll deductions not applied to the purchase of shares will be refunded to each participant; provided that any amount representing a fractional share will be carried forward and applied to the next Offering Period (unless requested otherwise by the participant pursuant to procedures established by the administrator). As of April 1, 2021, the fair market value of our common stock was $861.38 per share. During any single calendar year, no employee may purchase more than the lesser of (1) $25,000 of shares under the ESPP (based on market value as of each offering commencement date) or (2) 100,000 shares (determined as of the offering commencement date).

Withdrawal; Termination of Participation. Shares will be purchased automatically on the last day of the Offering Period for a participating employee who remains an eligible participant. Participation ends effective as of the first day of the Offering Period following a participant’s termination of employment with the Company for any reason, including retirement or death. After the purchase date of the Offering Period in effect as of the date of termination, no payroll deduction will be taken from any pay due and owing to such participant and the balance in the participant’s account will be paid to the participant or, in the case of death, to the participant’s beneficiary, executor of his or her estate or heir(s) or other persons as determined by the Company in accordance with law. During an Offering Period, an employee may withdraw from participation in the ESPP at any time prior to 5:00 p.m., Eastern time, on the fifth business day prior to the end of an Offering Period. Upon a participant’s withdrawal from the ESPP, all accumulated payroll deductions for the participant made prior to termination are returned, without interest, and no shares are purchased for that employee’s account. Partial withdrawals are not permitted, and an employee may not recommence participation during the remainder of an Offering Period from which the employee withdrew. Eligible employees who withdraw from an offering may participate in subsequent offerings in accordance with the terms and conditions established by the administrator.

Merger. In the event the Company merges or consolidates with another corporation and the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 51% by voting power of the capital stock of the surviving corporation (“Continuity of Control”), the holder of each option then outstanding will thereafter be entitled to receive at the next purchase date the same securities or property to which a holder of one share Company common stock was entitled upon at the time of such merger or consolidation.

In the event of a merger or consolidation of the Company with or into another corporation, which does not involve Continuity of Control, or of a sale of all or substantially all of the assets of the Company while unexercised options remain outstanding under the ESPP, (i) subject to the provisions of clauses (ii) and (iii), after the effective date of such transaction, each holder of an outstanding option will be entitled, upon exercise of such option, to receive in lieu of shares of Company common stock, shares of such stock or other securities as the holders of shares of Company common stock received pursuant to the terms of such transaction; or (ii) all outstanding options may be cancelled by the administrator as of a date prior to the effective date of any such transaction and all payroll deductions paid out to the participants; or (iii) all outstanding options may be cancelled by the administrator as of the effective date of any such transaction, provided that notice of such cancellation will be given to each holder of an option, and each holder of an option will have the right to exercise such option in full based on payroll deductions then credited to his or her account as of a date determined by the Board or a committee thereof, which date will not be less than three (3) business days preceding the effective date of such transaction.

Non-Transferability. Rights granted under the ESPP may not be transferred by a participant and may be exercised during a participant’s lifetime only by the participant.

New Plan Benefits. The actual number of shares that may be purchased by any individual under the ESPP is not currently determinable because the number is determined, in part, based on future contribution elections of individual participants and the purchase price of the shares, which is not determined until the last day of each offering period.

Aggregate Purchases under the ESPP. None of the individuals listed in the Summary Compensation Table in this Proxy Statement (whom we refer to collectively in this Proxy Statement as the “named executive officers”), purchased shares under the ESPP since the ESPP’s inception through December 31, 2020. Non-employee directors are not eligible to participate in the ESPP. The closing price of our common stock on December 31, 2020 was $924.28.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The rules concerning the federal income tax consequences with respect to the purchase of shares under the ESPP are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the U.S. federal income tax consequences with respect to such purchases. In addition, the following discussion does not set forth any gift, estate, social security or state or local tax consequences that may be applicable and is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States, other than those individuals who are taxed on a residence basis in a foreign country.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under these provisions, no income generally will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon how long the shares have been held by the participant. If the shares are sold or otherwise disposed of more than two years after the first day of the applicable offering period in which such shares were acquired and more than one year after the applicable date of purchase, the participant will recognize ordinary income equal to the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) an amount equal to 10% (or such lesser discount as the Committee may establish) of the fair market value of the shares as of the first day of the applicable offering period in which such shares were acquired. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of the aforementioned periods (a “disqualifying disposition”), the participant will recognize ordinary income equal to the excess of (1) the fair market value of the shares on the date the shares are purchased over (2) the purchase price. Any additional gain or loss on such sale or disposition will be capital gain or loss, which will be long-term if the shares are held for more than one year. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a disqualifying disposition.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COSTAR GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN

ADDITIONAL INFORMATION
CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

The Board, on the recommendation of the Nominating & Corporate Governance Committee, adopted the Company’s Principles of Corporate Governance, which directs our Board’s actions with respect to, among other things, Board composition, director membership criteria, composition of the Board’s standing committees, and the Board’s performance evaluations. The Company’s Principles of Corporate Governance can be found in the “Leadership” section of the Company’s website under Governance Documents located at http://investors.costargroup.com/leadership.

Identifying and Evaluating Nominees

The Nominating & Corporate Governance Committee identifies nominees for director on its own, as well as by considering recommendations from other members of the Board, officers and employees of CoStar, and other sources that the Nominating & Corporate Governance Committee deems appropriate, which may include professional search firms. The Nominating & Corporate Governance Committee will also consider Board nominees suggested by stockholders if such recommendations are submitted during the period, and include the required information, specified in our Amended and Restated Bylaws, as described under “Stockholder Proposals and Nominations for Directors for the 2022 Annual Meeting” above. The Company may require any proposed nominee to furnish other information as reasonably required to determine eligibility to serve as a director of the Company, including information regarding the proposed nominee’s independence. There is no difference in the manner by which the Nominating & Corporate Governance Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

When evaluating nominees for director, the Nominating & Corporate Governance Committee considers, among other things, an individual’s business experience and skills, background, independence, judgment, integrity and ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. If the nominee is a director standing for reelection, that individual’s past contribution and future commitment to CoStar are also considered. The Nominating & Corporate Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not establish minimum qualifications or attributes. Candidates are evaluated within the context of the perceived needs of the Board as a whole, so that the members of the Board collectively will possess the necessary skills, experience and background. While the Nominating & Corporate Governance Committee does not have a formal policy with respect to diversity, it believes that it is important that Board members represent diverse viewpoints and seeks to achieve a diversity of occupational and personal backgrounds on the Board. Accordingly, the Nominating & Corporate Governance Committee is committed to including diverse candidates whenever conducting a search for new Board members. The Nominating and Corporate Governance Committee assesses the effectiveness of its approach toward maintaining and encouraging diversity on the Board through on-going, informal feedback from Board members.

Board Leadership Structure

Currently, an independent director, Mr. Klein, serves as Chairman of the Board and a separate director, Mr. Florance, serves as CEO. The Board does not have a policy regarding the separation of the roles of CEO and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board at the particular time. The Board has determined that this leadership structure currently is in the best interest of the Company’s stockholders. This structure provides a greater role for the independent directors in overseeing the Company and in setting agendas and establishing Board priorities and procedures; it also permits the CEO to focus on managing the Company’s day-to-day operations.

Independent Directors

The Board has determined that Messrs. Klein, Glosserman, Hill, Nassetta, Musslewhite, and Mses. Cox Kaplan and Sams are each independent as defined under Rule 5605(a)(2) of the Nasdaq listing rules, and that David J. Steinberg was similarly independent during his service on the Board in 2020. In assessing directors’ independence, the Board took into account certain transactions, relationships, and arrangements involving some of the directors and concluded that such transactions, relationships, and arrangements did not impair the independence of the relevant director. As part of this determination, the Board received information regarding Mr. Klein’s position as Chairman of the Shakespeare Theatre Company, a non-profit organization, and Mr. Hill’s position as an emeritus trustee of the Shakespeare Theatre Company. The Company expensed contributions to the Shakespeare Theatre Company of $100,000 in 2018, $200,000 in 2019, and $100,000 in 2020, which amounts are less than five percent of the consolidated gross annual revenues of the Shakespeare Theatre Company for those years. In addition, the Board considered Mr. Nassetta's service as an executive officer of a company that subscribes to the Company’s services. The Board also considered that Ms. Cox Kaplan serves as an External Board Member of a company that subscribes to the Company’s services and that Mr. Glosserman serves as a Trustee of a company that subscribes to the Company’s services. In each such case, the payments to the Company were less than one percent of the consolidated gross annual revenues of the Company in each of the last three fiscal years. Further, the services provided by the Company to Mr. Nassetta's company and to the companies for which Ms. Cox Kaplan and Mr. Glosserman serve as a board member and Trustee, respectively, are on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

The Board’s Role in Risk Oversight

One of the Board’s functions is oversight of risk management, which is administered both through the full Board and through Board Committees that oversee specific risks, as described below.

The Company faces a variety of risks, including macro-economic risks, such as inflation, economic downturns, or recession; business-specific risks related to strategic position, operations, financial structure, legal and regulatory compliance and corporate governance; and event-specific risks, such as natural disasters or wars. The Company believes that an effective risk management system should:

•Timely identify the material risks that the Company faces,
•Communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee,
•Implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and
•Integrate risk management into Company decision-making.

The Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day operations. Management is responsible for identifying risk and risk controls related to significant business activities and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to control risk.

Management, typically the Chief Financial Officer or General Counsel, periodically discusses with the Board or appropriate Board committee the significant voluntary and involuntary risks that the Company faces and how the Company is seeking to control risk if and when appropriate. When appropriate, other members of management provide information to the Board or appropriate Board Committees with respect to a specific area of potential risk and how the Company manages or seeks to control the identified risk. The Board reviews the Company’s cybersecurity risk profile and is informed about the Company’s cybersecurity risk program in periodic presentations by the Company’s Chief Technology Officer. This program provides the Board with an overview of the cybersecurity risks and threats landscape as well as the Company’s risk posture. In some cases, as with risks related to product or service acceptance, risk oversight is addressed as part of the full Board’s engagement with the CEO and management. In other cases, a Board Committee is responsible for oversight of specific risk topics, in which case management meets directly with the Board Committee. For example, the Audit Committee oversees issues related to internal control over financial reporting and auditor independence, and the Compensation Committee oversees the assessment of risks related to the Company’s compensation policies and programs applicable to officers and employees, as discussed in greater detail below. The Board also works with the Company’s management to assess, analyze and address the most likely areas of future risk for the Company.

Risk Assessment in Compensation Programs

Management assessed the Company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations encourage or create undesired or unintentional risk of a material nature. The Compensation Committee also engaged its independent compensation consultant, Willis Towers Watson, to assess the Company’s executive compensation program. The risk assessment evaluated potential risk factors from three primary perspectives:

•CoStar’s compensation structure and philosophy;
•Pay program design and policies ; and
•Governance and the role of the Compensation Committee.

We reviewed all compensation programs, but focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. The Company supports the use of base salary, performance-based compensation and retirement plans that are generally uniform in design and operation throughout the Company. In most cases, the compensation policies and practices are centrally designed and administered, and are substantially identical at each business unit, except that sales personnel are also eligible to receive sales commissions depending upon performance. Programs may differ by country due to variations in local laws and customs.

Based on the foregoing, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the Compensation Committee’s oversight and administration of executive compensation programs.

Stockholder Communications with the Board

Stockholders may communicate with our Board by sending written correspondence to CoStar Group, Inc., Attention: Corporate Secretary, 1331 L Street N.W., Washington, DC 20005. The Corporate Secretary opens and retains a copy of the contents of such correspondence, and promptly forwards such correspondence to the Chairman of the Nominating & Corporate Governance Committee and, if addressed to a particular committee or Board member, to that committee’s Chairman or such Board member. The Corporate Secretary, together with the Chairman of the Nominating & Corporate Governance Committee and his duly authorized agents, are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Chairman of the Nominating & Corporate Governance Committee is responsible for evaluating the materiality of each stockholder communication and determining which stockholder communications will be presented to the full Board, individual directors or other appropriate body.

Policy Regarding Attendance at Annual Meetings

CoStar Group encourages, but does not require, directors to attend the Annual Meetings of Stockholders. In 2020, three directors attended the Annual Meeting of Stockholders.

BOARD MEETINGS AND COMMITTEES

Directors are expected to attend all meetings of the Board and the committees on which they serve. During 2020, the Board of Directors held eight meetings. The Audit, Compensation, and Nominating & Corporate Governance committees held four meetings, two meetings, and one meeting, respectively, in 2020. During 2020, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by each committee of the Board on which the director served, during the period in which the director so served.

Board Committees

The Board has standing Audit, Compensation and Nominating & Corporate Governance committees, the composition of which as of the date of this Proxy Statement is set forth below.

Name	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Michael R. Klein		X*	X
Andrew C. Florance
Laura Cox Kaplan			X
Michael J. Glosserman	X		X
John W. Hill	X*
Robert W. Musslewhite
Christopher J. Nassetta		X	X*
Louise S. Sams	X

*Chairman of the Committee

Audit Committee.  The Board has determined that each of the current members of our Audit Committee is independent under applicable Nasdaq and SEC rules for audit committee members and that Audit Committee members Hill and Glosserman are “audit committee financial experts,” as defined by SEC regulations, based on, among other things, the experience, qualifications and skills described above under “Proposal 1 - Election of Directors - Nominees’ Business Experience, Qualifications and Directorships.” Each of our Audit Committee members is financially literate. The Audit Committee assists the Board in fulfilling its oversight responsibilities as to accounting policies, internal controls, audit activities and reporting practices of the Company. The Audit Committee also produces the report of the Audit Committee included in the Company’s Proxy Statement. The Audit Committee operates under a written charter adopted by the Board and reviewed annually by the Audit Committee.

Compensation Committee.  The Board has determined that each of the current members of our Compensation Committee is independent under applicable Nasdaq rules for compensation committee members. The Compensation Committee operates under a written charter adopted by the Board and reviewed annually by the Compensation Committee. The Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s executive officers and directors, and produces the Compensation Committee report on executive compensation included in the Company’s Proxy Statement. In addition, the Board has designated the Compensation Committee as the Administrator of the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”), the Company’s 2016 Stock Incentive Plan (the “2016 Plan”), the Company’s 2016 Cash Incentive Plan, the Company's Employee Stock Purchase Plan, and the Company's Management Stock Purchase Plan (the "MSPP").

Nominating & Corporate Governance Committee.  The Board has determined that each of the current members of our Nominating & Corporate Governance Committee is independent as defined under Rule 5605(a)(2) of the Nasdaq listing rules. The Nominating & Corporate Governance Committee identifies individuals qualified to become Board members, recommends to the Board director candidates and performs a leadership role in shaping the Company’s corporate governance. The Nominating & Corporate Governance Committee operates under a written charter adopted by the Board and reviewed annually by the Nominating & Corporate Governance Committee.

All of the charters for the Company’s Board committees are available in the “Leadership” section of the Company’s website under Governance Documents located at http://investors.costargroup.com/leadership.
REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements for 2020. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and management. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

By the Audit Committee
of the Board of Directors

John W. Hill, Chairman
Michael J. Glosserman
Louise S. Sams

DIRECTOR COMPENSATION

The Compensation Committee of the Board annually reviews director compensation for service on the Board and for service on any Board committees and recommends director compensation and any changes to such compensation to the Board for approval. The Board annually reviews and approves director compensation for Board and committee service based on the recommendations of the Compensation Committee. The Compensation Committee engaged Willis Towers Watson in 2013 to assess the competitiveness of the non-employee directors’ compensation program. Based on the results of this assessment, in September 2013, the Compensation Committee and the Board approved an increase in director compensation to bring the annual, standard retainer and annual equity grants to non-employee directors in line with the median levels of peer company data provided by Willis Towers Watson, to provide compensation to committee members in line with median levels of peer company data and to make non-employee director compensation more competitive in the marketplace. No changes have been made to the non-employee directors’ compensation since September 2013. Non-employee director compensation for 2020 is set out below. Directors who are also employees of the Company do not receive any compensation for service on the Board in addition to their regular employee compensation.

Annual Cash Retainers(1)
Board Members (other than Chairman)	$50,000
Chairman of the Board	$120,000
Annual Equity Awards(2)
Board Members (including Chairman)	$175,000
Audit Committee Chairman	$30,000
Compensation Committee Chairman	$15,000
Nominating & Corporate Governance Committee Chairman	$15,000
Audit Committee Member	$15,000
Compensation Committee Member	$8,000
Nominating & Corporate Governance Committee Member	$6,000

(1)The Company reimburses all directors for reasonable travel and out-of-pocket expenses incurred in connection with their duties as directors, including attendance at meetings.
(2)Annual equity awards are granted on the date of the first regular Board meeting following the date of the annual meeting of stockholders, are payable in the form of restricted stock, are valued at the grant date, and vest in equal, annual installments over a 4-year period around the anniversary of the date of grant as long as the director is still serving on our Board on the respective vesting date. The number of shares of restricted stock granted pursuant to each such restricted stock grant to the directors is determined by dividing the total dollar amount awarded by the closing price of the Company’s common stock on the date of grant.

Pursuant to the Company’s 2016 Plan and related award agreements, upon a change of control, all restrictions on stock grants will lapse. For more detailed information, see “Change of Control Provisions under the Company’s 2016 Plan” in the section titled “Potential Payments Upon Termination or Change of Control” in this Proxy Statement. Recipients of restricted stock granted under the 2016 Plan are entitled to receive dividends and other distributions, if any, paid with respect to the common stock. The Compensation Committee determines if any such dividends or distributions will be automatically reinvested in additional shares of restricted stock and subject to the same restrictions as the restricted stock or whether the dividend or distribution will be paid in cash.
DIRECTOR STOCK OWNERSHIP POLICY
Under the Company’s Director Stock Ownership Policy, each non-employee director is required to own shares of the Company’s common stock with a value equal to five times the annual, standard director cash retainer. The current directors all currently meet this ownership requirement, with the exception of Mr. Musslewhite and Ms. Sams each of whom has until December 31, 2024 (the first December 31st following the fifth anniversary of their appointments to the Company's Board of Directors) to meet this requirement under our policy.

Director Compensation Table for Fiscal Year 2020

The following Director Compensation table shows the compensation we paid in 2020 to our non-employee directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Michael R. Klein, Chairman	$120,000	$196,596	$15,591(3)	$332,187
Laura Cox Kaplan	$50,000	$181,032	—	$231,032
Michael J. Glosserman	$50,000	$196,596	—	$246,596
John W. Hill	$50,000	$205,607	—	$255,607
Robert W. Musslewhite	$50,000	$175,298	—	$225,298
Christopher J. Nassetta	$50,000	$198,234	—	$248,234
Louise S. Sams	$50,000	$190,043	—	$240,043
David J. Steinberg(4)	$25,000	—	—	$25,000

(1)   This column shows the amount of cash compensation earned in 2020 for Board and Committee service.
(2)  This column shows the aggregate grant date fair value of shares of restricted stock granted in 2020 to each non-employee director, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, “Compensation – Stock Compensation”. Each non-employee director received one grant of restricted stock on September 24, 2020 for his or her service on the Board and any committees, as applicable. Generally, the grant date fair value is the amount the Company expenses in its financial statements over the award's vesting period and is based on the closing price of our common stock on the date of grant, which was $819.15 on September 24, 2020.
(3) The amount represents the incremental costs associated with personal use of the Company's aircraft by Mr. Klein and guests accompanying Mr. Klein during the year ended December 31, 2020. For purposes of the "Director Compensation Table," we determined the incremental cost by calculating an hourly variable rate for variable costs such as fuel and hourly engine program costs for the aircraft and multiplied that result by the hours flown for personal use, then added one-time, variable costs incurred while using the corporate aircraft for personal use, such as catering and crew travel expenses. Because the aircraft is used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as crew salaries, hangar storage costs and cost of maintenance not related to trips.
(4) Mr. Steinberg did not stand for reelection at the June 3, 2020 Annual Meeting.

The following table shows the number of shares of restricted stock granted to each non-employee director during 2020, as well as the aggregate number of shares of unvested restricted stock held by each non-employee director as of December 31, 2020. Other than as set forth below, the non-employee directors did not hold any other outstanding equity awards at fiscal year-end.

Name	Number of Shares of Restricted Stock Granted 9/24/20	Aggregate Shares of Unvested Restricted Stock Held as of 12/31/20
Michael R. Klein, Chairman	240	899
Laura Cox Kaplan	221	830
Michael J. Glosserman	240	899
John W. Hill	251	940
Robert W. Musslewhite	214	214
Christopher J. Nassetta	242	907
Louise S. Sams	232	232

EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table lists our current executive officers and key employees:

Name	Age(1)	Years of Service(2)	Position
Andrew C. Florance*	57	34	Chief Executive Officer, President and Director
Scott T. Wheeler*	57	6	Chief Financial Officer
Lisa C. Ruggles*	54	22	Senior Vice President, Global Research
Frederick G. Saint*	55	22(3)	President, Marketplaces
Jaye Campbell	40	8	General Counsel and Secretary
Michael Desmarais	55	2	Chief Human Resource Officer
Matthew Green	47	19	Managing Director, CoStar Europe
Frank A. Simuro	54	22	Chief Technology Officer
Jack M. Spivey	54	29(3)	Senior Vice President, CoStar Products

*     Executive Officer as defined by the Securities Exchange Act of 1934, as amended
(1)  Age determined as of June 1, 2021.
(2)  Years of service include the current year of service.
(3)  Includes years of service with acquired companies.

Biographical information about Mr. Florance appears above under “Proposal 1 — Election of Directors.” Biographical information about each of the other individuals in the table appears below.

Scott T. Wheeler, our Chief Financial Officer, joined the Company in January 2016. Prior to his appointment as Chief Financial Officer, from 2006 until January 2016, Mr. Wheeler served in various roles with Experian, a global information services company. From 2013 until January 2016, Mr. Wheeler served as Chief Financial Officer – Experian North America and Global Technology Services. Experian North America is a regional business group with $2.5 billion in sales across four business segments and twelve operating units. Prior to this, Mr. Wheeler held various positions at Experian in addition to his role as Chief Financial Officer – Experian North America, including Director – SalesShare and Innovation from 2008 to 2012 and Chief Financial Officer of Experian’s Central and South American operations from 2006 to 2007. Mr. Wheeler came to CoStar with 30 years of financial and leadership experience, including four years with Avery Dennison Corporation, a producer of pressure-sensitive labeling, retail tag and ticketing systems; six years with General Electric Company; and ten years with Deloitte & Touche, LLP. He received a B.A. in Business Administration with Accounting concentration from University of Washington, Seattle.

Lisa C. Ruggles, our Senior Vice President, Global Research, joined the Company in November 1999 as a Field Research Photographer. Since joining the Company, Ms. Ruggles has served in various roles of increasing responsibility, including Field Research Operations Manager from 2000 to 2006, Director of Field Research from 2006 to 2009, Senior Director of Field Research from 2009 to 2011, Vice President of Field Research from 2011 to early 2016, and Senior Vice President of Portfolio Research from early 2016 until her appointment as Senior Vice President of Global Research in October 2016.  During her tenure, she launched CoStar’s research coverage of numerous markets throughout the United States, facilitating the Company’s national expansion, launched research coverage in the United Kingdom, and was instrumental in establishing a Toronto-based research center and launching research coverage in Toronto, Canada. She was responsible for operationalizing CoStar’s first aerial research plane to collect high quality images of new construction in an expedited manner. Ms. Ruggles also established CoStar’s research headquarters in Richmond, Virginia, which focuses on the collection and curation of content for all CoStar Group products. Ms. Ruggles received a B.A. in Photography from Savannah College of Art and Design.

Frederick (Fred) G. Saint, President, Marketplaces is responsible for product, marketing and business development for the Apartments.com network of online apartment listing websites, as well as CoStar's Land, Businesses For Sale and European Commercial Real Estate marketplaces. Mr. Saint joined the Company as a result of the Company’s acquisition of LoopNet in 2012, and served as President of LoopNet from April 2012 until January 2016, when he took over as President of Apartments.com. In September 2018, he was promoted to President, Marketplaces. He had previously joined LoopNet as President of Cityfeet and Vice President of LoopNet Business Development in August 2007 upon the acquisition of Cityfeet, where he had served as CEO from January 2004 to August 2007.  Mr. Saint received a B.S. in business administration from Wake Forest University and an M.B.A. in finance and real estate from The Wharton School of the University of Pennsylvania.

Jaye Campbell, our General Counsel and Secretary, joined the Company in July 2013 and has held various positions in CoStar’s legal department, including most recently Deputy General Counsel - Head of Litigation, from January 2018 to December 2019, until she became General Counsel in January 2020.  From July 2013 to December 2017, she was Associate General Counsel. Prior to joining CoStar Group, Ms. Campbell was an associate with the law firm of Drinker Biddle & Reath (now Faegre Drinker), where she specialized in intellectual property and technology law from September 2006 to July 2013.  Ms. Campbell received her J.D. degree from The George Washington University Law School and a B.S. in Foreign Service from Georgetown University.

Michael Desmarais, our Chief Human Resources Officer, joined the Company in July 2019. Prior to joining the Company, Mr. Desmarais was a Managing Director within Human Capital Management at Goldman Sachs & Co., a global investment bank and financial services company, from February 2002 to July 2019.  Over the course of more than 17 years, he contributed innovative thought leadership and held a variety of senior positions including, Head of Human Resources for Engineering from January 2018 to July 2019,  Chief Operating Officer for the Human Capital Management division from January 2017 to January 2018 and Head of Global Recruiting from March 2013 to January 2017. Additionally, he spent approximately 10 years in Executive Search where he was responsible for establishing and managing the New York City region for Vendor Professional Services, NV from September 1993 to February 2002. Mr. Desmarais began his career in public accounting at KPMG and later Grant Thornton, becoming a Certified Public Accountant in 1993.  Mr. Desmarais graduated from Stonehill College with a BS in Accounting.

Matthew Green, Managing Director, CoStar Europe, joined the Company in February 2003 as Manager of Finance when the Company welcomed Property Intelligence as its first international acquisition. Mr. Green served as CoStar Europe’s Finance Director and Finance & Operations Director from 2007 to 2018, whereby he was responsible for reporting on all aspects of CoStar Europe’s financial performance, ensuring operational consistency within the organizational group and for executing growth strategies through acquisitions.  Mr. Green was appointed Managing Director, CoStar Europe in June 2018. As Managing Director, CoStar Europe, Mr. Green leads CoStar’s European operations across the United Kingdom, Germany, Spain and France, including CoStar UK, Emporis, Realla, Thomas Daily, Belbex and Grecam. Prior to joining CoStar, Green spent eight years at Andersen in the audit and transaction advisory divisions from September 1995 to January 2003. Mr. Green is a graduate of the University of Reading.

Frank A. Simuro, our Chief Technology Officer, joined the Company in December 1999 as Director of Information Systems. He served as Senior Vice President of Information Systems from May 2005 to January 2008 and was promoted to Chief Information Officer in January 2008. Most recently, in March 2015, Mr. Simuro was promoted to Chief Technology Officer. Prior to joining CoStar, Mr. Simuro was Director of Data Warehousing at GRC International (“GRC”). Prior to GRC, Mr. Simuro was a technology consultant specializing in operational efficiency and database technologies. Mr. Simuro received a M.S. in information systems from George Washington University and a B.A. in computer science from State University of New York — Geneseo.

Jack (Jay) M. Spivey, our Senior Vice President, CoStar Products, joined the Company in January 1999 as a result of the Company’s acquisition of Jamison Research, and has served in his current role since December 2019. Prior to his appointment as Senior Vice President, CoStar Products, Mr. Spivey served as Senior Vice President, Analytics from October 2018 to December 2019, and prior to that as Vice President, Analytics from September 2015 to October 2018. Mr. Spivey has served in various other positions within the organization from January 1999 to September 2015, including Director of Analytics, Senior Director of Analytics, and Senior Director of Research & Analytics. During his time at CoStar, Mr. Spivey developed the standardized analytic definitions and methodologies still used by CoStar’s research team, many of which have become industry-wide standards. He is responsible for the launch of CoStar’s first ever analytic product offering, and has been the chief architect of the product since then. He has also presented on hundreds of occasions to CoStar clients and at industry events, and was the creator of CoStar’s popular State of the Market webinar series. In his more than 27 years in the industry, Mr. Spivey has written extensively about commercial real estate, earning the ARES Best Paper award for his 2008 study of leasing and sales activity in energy efficient properties (penned with CoStar Chief Executive Officer Andrew Florance and Dr. Norm Miller). Mr. Spivey, along with Messrs. Florance and Miller, also co-authored the first study to use direct measurement of commercial real estate to document the full size and scope of the U.S. commercial real estate market, as well as an award-winning paper introducing CoStar’s methodology for creating same-store apartment rents using Apartments.com data. Mr. Spivey earned a B.S. degree in Management Science from Georgia Tech.

STOCK OWNERSHIP INFORMATION

The following table provides certain information regarding the beneficial ownership of our common stock as of April 1, 2021, unless otherwise noted, by:

•The individuals listed in the Summary Compensation Table in this Proxy Statement (whom we refer to collectively in this Proxy Statement as the “named executive officers”);
•Each of our current directors;
•Each person we know to be the beneficial owner of more than 5% of our outstanding common stock (based upon Schedule 13D and Schedule 13G filings with the SEC, which can be reviewed for further information on each such beneficial owner’s holdings); and
•All of our current executive officers and current directors as a group.

Name and Address(1)	Shares Beneficially Owned(1)	Percentage of Outstanding Shares(1)
Michael R. Klein(2)	230,404	*
Andrew C. Florance(3)	195,512	*
Scott T. Wheeler(4)	25,313	*
Matthew F. W. Linnington	15,005	*
Lisa C. Ruggles(5)	20,932	*
Frederick G. Saint(6)	25,811	*
Laura Cox Kaplan(7)	1,892	*
Michael J. Glosserman(8)	9,076	*
John W. Hill(9)	3,636	*
Robert W. Musslewhite(10)	214	*
Christopher J. Nassetta(11)	26,623	*
Louise S. Sams(12)	232	*
BlackRock, Inc.(13)	3,500,291	8.87%
T. Rowe Price Associates, Inc.(14)	4,458,648	11.30%
The Vanguard Group(15)	3,454,187	8.76%
All current executive officers and directors as a group (11 persons)(16)	539,645	1.36%

(1)   Unless otherwise noted, each listed person’s address is c/o CoStar Group, Inc., 1331 L Street, NW, Washington, DC 20005. Beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, includes sole or shared power to vote or direct the voting of, or to dispose or direct the disposition of shares, as well as the right to acquire beneficial ownership within 60 days of April 1, 2021, through the exercise of an option or otherwise. Except as indicated in the footnotes to the table and to the extent authority is shared by spouses under applicable law, we believe that the persons named in the table have sole voting and dispositive power with respect to their reported shares of common stock. The use of * indicates ownership of less than 1%. As of April 1, 2021, the Company had 39,448,791 shares of common stock outstanding.

(2)  Includes 899 shares of restricted stock that are subject to vesting restrictions.

(3) Includes 121,853 shares issuable upon options exercisable within 60 days of April 1, 2021, as well as 58,468 shares of restricted stock that are subject to vesting restrictions.

(4) Includes 3,833 shares issuable upon options exercisable within 60 days of April 1, 2021, as well as 18,221 shares of restricted stock that are subject to vesting restrictions. Includes 219 shares held in Trusts for the benefit of Mr. Wheeler’s adult children for which Mr. Wheeler serves as a trustee.

(5) Includes 5,800 shares issuable upon options exercisable within 60 days of April 1, 2021, as well as 11,707 shares of restricted stock that are subject to vesting restrictions.
(6) Includes 4,100 shares issuable upon options exercisable within 60 days of April 1, 2021, as well as 12,761 shares of restricted stock that are subject to vesting restrictions.

(7)  Includes 830 shares of restricted stock that are subject to vesting restrictions.

(8)  Includes 899 shares of restricted stock that are subject to vesting restrictions.

(9) Includes 940 shares of restricted stock that are subject to vesting restrictions.

(10) Includes 214 shares of restricted stock that are subject to vesting restrictions.

(11) Includes 907 shares of restricted stock that are subject to vesting restrictions.

(12) Includes 232 shares of restricted stock that are subject to vesting restrictions.

(13) Number of shares beneficially owned is as of December 31, 2020 and is based on a Schedule 13G/A filed by BlackRock, Inc. on January 29, 2021. The reporting person had sole voting power with respect to 3,096,677 shares and sole dispositive power with respect to 3,500,291 shares, and shared voting and shared dispositive power with respect to no shares. The address of the reporting person is 55 East 52nd Street, New York, NY, 10055.

(14) Number of shares beneficially owned is as of December 31, 2020 and is based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 16, 2021. The reporting person had sole voting power with respect to 1,518,787, sole dispositive power with respect to 4,458,648 shares, and shared voting and shared dispositive power with respect to no shares. The address of the reporting person is 100 E. Pratt Street, Baltimore, MD 21202.

(15) Number of shares beneficially owned is as of December 31, 2020 and is based on a Schedule 13G/A filed by The Vanguard Group on February 10, 2021. The reporting person had sole voting power with respect to no shares, shared voting power with respect to 41,422 shares, sole dispositive power with respect to 3,359,759 shares, and shared dispositive power with respect to 94,428 shares. The address of the reporting person is 100 Vanguard Boulevard, Malvern, PA 19355.

(16) Includes 135,586 shares issuable upon options exercisable within 60 days of April 1, 2021, as well as 106,078 shares of restricted stock that are subject to vesting restrictions.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information with respect to the Company’s equity compensation plans under which our equity securities are authorized for issuance as of December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(1)	212,491 (3)	$341.78(4)	1,628,201(5)
Equity compensation plans not approved by security holders(2)	—	—	139,799

(1)Consists of the following plans: the 2007 Plan, the 2016 Plan, and the Company’s Employee Stock Purchase Plan.
(2)Consists of the Company’s MSPP. The MSPP was approved by the Board of Directors on December 7, 2017 and was not subject to approval by the Company's stockholders. The MSPP provides selected employees of the Company the opportunity to defer a portion of their bonus and commission compensation, and enables the Company to align management and shareholder interests, through awards of Deferred Stock Units (“DSUs”), with an aggregate grant date value equal to the deferred compensation, issued under the MSPP and awards of matching restricted stock units issued under the 2016 Plan. DSUs issued under the MSPP are fully vested at grant and are settled upon the earliest of (i) four years after the date of grant; (ii) the participant’s death; (iii) the participant’s disability; (iv) the participant’s separation from service from the Company, or (v) a change in control (as defined in the MSPP) of the Company. Matching RSUs vest four years after the date of grant, subject to the participant’s continued employment through that date, or upon a change in control of the Company that occurs prior to such date.
(3)Includes 10,181 shares of common stock subject to restricted stock unit awards that vest over time. The actual number of shares issued with respect to these awards depends on whether the vesting conditions are met.
(4)Does not include restricted stock unit awards.
(5)Includes 38,591 shares of common stock available for future issuance under the Company’s stockholder-approved Employee Stock Purchase Plan, which amount includes 283 shares subject to purchase during the then-current purchase period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Klein and Nassetta, each a non-employee director, served on the Compensation Committee during fiscal year 2020. Mr. Klein serves as the Chairman of the Board of the Company. None of the members of the Compensation Committee during fiscal year 2020 were officers or employees of the Company or any of its subsidiaries during or prior to fiscal year 2020. During 2020, none of the Company’s executive officers served as a director or compensation committee member of any entity with an executive officer or director who served as a director or Compensation Committee member of the Company.
COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2021 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

By the Compensation Committee
of the Board of Directors

Michael R. Klein, Chairman
Christopher J. Nassetta

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes CoStar’s executive compensation program for 2020, elements of the program’s design that were implemented and maintained in response to past stockholder concerns, and the goals that drive the design of the program. Our Compensation Committee is responsible for reviewing our executive compensation program and for reviewing and approving the compensation arrangements for our executive officers.

Our “named executive officers” or “NEOs” are the executive officers who are included in the Summary Compensation Table in this Proxy Statement. They include the following current and former officers:

Name	Title
Andrew C. Florance	Chief Executive Officer, President and Founder
Scott T. Wheeler	Chief Financial Officer
Lisa C. Ruggles	Senior Vice President, Global Research
Frederick G. Saint	President, Marketplaces
Matthew F.W. Linnington*	Former Executive Vice President of Sales
*Under applicable SEC rules, our named executive officers for 2020 include Matthew F.W. Linnington, a former executive officer. Mr. Linnington resigned as Executive Vice President of Sales in 2020.

EXECUTIVE SUMMARY
BUSINESS OVERVIEW

CoStar is the leading provider of commercial real estate information, analytics and online marketplaces. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Headquartered in Washington, D.C., CoStar maintains offices throughout North America, which includes the U.S. and Canada, and internationally, which primarily includes Europe, Asia-Pacific and Latin America, with a staff of over 4,600 worldwide, including the industry's largest professional research organization. CoStar's primary brands include CoStar, LoopNet, Apartments.com, STR, Ten-X, Homesnap, BizBuySell and LandsofAmerica.

2020 was an outstanding year for CoStar from both a financial and operational perspective. Like many other companies, CoStar and our customers experienced disruption as a result of the Covid-19 pandemic. Despite that disruption and its challenges, the Company increased revenue by $259 million, or 19%, from $1,400 million in 2019 to $1,659 million in 2020. We continued to deliver impressive revenue growth and achieved 15 consecutive quarters of revenue growth of 15% or higher through fourth quarter 2020. In 2020, CoStar generated $184 million of net new bookings, down 12% compared to 2019, due to the Covid-19 pandemic related disruption in sales early in the year. Sales rebounded strongly in the second half of 2020 as our sales and product teams provided exceptional customer support and digital tools that enabled our customers to sustain their business operations while in a remote working environment. As a result, sales increased 24% compared to the first six months of the year. CoStar reported $227 million in net income in 2020, a decrease of 28% compared to $315 million in 2019. EBITDA decreased from $445 million in 2019 to $406 million in 2020. The decrease in net income and EBITDA is a result of significant strategic investment in increased marketing in our Apartments.com business in 2020, which we announced in the fall of 2019. As discussed below, we believe the increased marketing investment had positive impacts to our traffic, sales and revenue during the year and positioned us for continued strong growth in 2021 and beyond. Our 2020 results also include one-time expenses related to the terminated RentPath purchase agreement. The impact of the one-time expenses to EBITDA was $59.5 million and approximately $44 million to net income. A reconciliation of 2020 and 2019 EBITDA to net income can be found in footnote 14 (on page F-35) to the financial statements in the Company’s Annual Report on Form 10-K filed with the Commission on February 24, 2021.

CoStar Suite - CoStar Suite revenue for 2020 was $665 million, an increase of 8% compared to 2019. Revenue growth slowed in the months following the pandemic as customers adapted to the economic disruption from the pandemic, and we discontinued annual price increases in support of our customers. The continued strong growth rate for CoStar Suite reflects the value of our investments in the product and diversification of our customer base to include owners, lenders and investors since the last recession, when growth rates in CoStar Suite turned negative.

Information Services - Information Services revenues increased 47% to $130 million in 2020 compared to 2019, primarily due to the full year impact of the STR acquisition completed in late 2019.

Multifamily - Multifamily revenue increased 22% to $599 million in the full year of 2020 compared to 2019. We believe our continued strong multifamily revenue growth is a reflection of the Company’s achievement of a wide and expanding lead over other apartment listing sites in content and web traffic, including unique visitors and visits as reported by comScore in 2020. Our increased level of marketing investments announced prior to the pandemic were well timed, producing both traffic and exposure levels above expectations for the year, resulting in record sales levels for 2020.

Commercial property and land - Commercial property and land revenue reached $266 million in 2020, up 31% compared to 2019 and includes the impact of the Ten-X acquisition in the second half of the year. Commercial property and land includes revenue from the Company's LoopNet marketplace, Ten-X, the LandsofAmerica marketplace and the BizBuySell marketplace. The LoopNet commercial real estate marketplace achieved record traffic levels post-pandemic as our customers adopted new digital advertising products and tools on LoopNet. Revenue growth for LoopNet increased sequentially in the third and fourth quarters of 2020 as a result.

Revenue by services can be found in footnote 3 (on page F-19) to the financial statements in the Company’s Annual Report on Form 10-K filed with the Commission on February 24, 2021.

In addition to maintaining strong revenue growth and profitability, the Company continued to execute well operationally in a number of areas, and to invest in initiatives that are designed to support and sustain the long-term growth of our business. Over the past five years, the Company has grown revenues and expanded margins, while continuing to make investments in the business. 2020 was a record year for our marketplaces, especially Apartments.com. As we significantly increased our marketing spend, we achieved record site traffic with over 1 billion network visits, according to Google Analytics, resulting in a 20% increase year over year. Our record Apartments.com network traffic supported a 35% increase in net new sales over 2019. One year after launching our rental tools, in 2020, Apartments.com is processing over $355 million in monthly rental payments, including payments on our Cozy platform. We also expanded our mid-market sales team in Apartments to continue our expansion into the largely untapped market of mid-sized apartment buildings where we believe there is significant new revenue opportunity. In 2020, we experienced strong growth across all levels of our LoopNet advertising solutions. Revenue for the higher-priced, higher value LoopNet advertising products grew 48% compared to 2019 and net new sales for the same products increased an impressive 107% versus prior year. Additionally, LoopNet network traffic grew resulting in an increase in monthly unique visitors of 37% in the fourth quarter of 2020 compared to fourth quarter 2019, indicating a growing audience for our advertising solutions.

In addition to the strong performance in 2020, we continued to strengthen our balance sheet. Taking advantage of strong capital markets following the initial stages of the pandemic, we raised $1.7 billion in equity capital. We also launched our first bond offering, raising $1 billion after receiving an investment grade credit rating. The Company ended the year with approximately $3.8 billion in cash, providing strong liquidity for the business and allowing us to pursue significant acquisition opportunities without the need to tap potentially volatile capital markets.

In 2020, we completed three acquisitions in an effort to continue to expand our businesses. In June 2020, we acquired Ten-X Holding Company, Inc. and its subsidiaries, which operate an online auction platform for commercial real estate. In October 2020, we acquired Emporis GmbH, a Germany-based provider of international commercial real estate data and images as part of a broader effort to expand the CoStar business into additional international markets. In December 2020, we acquired Homesnap, Inc., an online mobile software platform for residential real estate agents and brokers. Homesnap represents the first part of a larger strategy of expanding CoStar’s reach into U.S. residential markets. Consistent with our long-term strategy, we expect these investments to accelerate our entry into market areas adjacent to our existing markets and to help us build scalable, profitable businesses with strong leadership positions and create a platform for continued growth.

As part of our investor outreach, our management continues to regularly communicate with our investor base about the Company’s plans and associated investments. Management communicated with investors throughout the year through quarterly press releases and conference calls that were recorded and made available on the Company’s website, as well as by participating in hundreds of in-person meetings and presentations at investor conferences across the United States, as well as in Canada and Europe. The Company also conducted hundreds of additional investor telephone calls throughout the year. The Company actively communicates and discusses with investors our progress against stated strategic initiatives, as well as expected investments and the rationale and expected returns on those investments.
EXECUTIVE COMPENSATION PLAN AND PERFORMANCE HIGHLIGHTS

CoStar Group’s executive compensation program is designed to hold our executives accountable for corporate results over the short and long term, and to reward them for successful execution. As a result, a substantial portion of our executives’ overall compensation is tied to performance. The charts below illustrate the percentage of 2020 compensation (based on target award opportunities) that was performance-based, including cash incentives, restricted stock, the value of which was determined based on performance in the prior fiscal year (2019), long-term performance shares and options, and the percentage that is fixed, consisting solely of base salary.
The Compensation Committee links executive compensation to the attainment of challenging goals. Cash compensation includes payments under our executive annual cash incentive plan that are based on Company performance relative to operational goals as well as individual performance. Equity-based compensation is used to align executive compensation with the long-term interests of our stockholders, including a focus on increasing the Company’s total stockholder return (TSR) both on an absolute and a relative basis.
2020 Variable Compensation Drivers and Outcomes

Both annual and long-term incentives are based on measurable and objective performance metrics. The following summarizes Company-wide performance targets against actual 2020 performance for certain key financial metrics. The Company’s executive compensation for 2020 performance reflects the investments made in the business as well as our financial and operational results. The Company’s achievement of outstanding financial results in 2020 resulted in the executive officers achieving 200% credit for the net income goal tied to their annual stock awards and 200% credit for the EBITDA goal tied to their cash incentive awards, in each case, without any adjustments to reflect the impact of Covid-19. The Company’s achievement of cumulative revenue for the three-year performance period from January 1, 2018 through December 31, 2020, with respect to the long-term performance-based restricted stock awards granted in 2018, was 101.7% of the target goal (without any adjustment to reflect the impact of Covid-19), which resulted in the executive officers achieving 183% credit for the revenue portion of the award. Because the Company’s TSR for the three-year performance period was above the 75th percentile, the executive officers achieved 120% credit for the TSR portion of the award. Because the TSR for the three-year period was above the target, the award was adjusted upward and 220% of the target shares awarded to the executive officers on February 28, 2018 vested on February 18, 2021, after certification of achievement by the Compensation Committee on February 18, 2021.

Incentive Plan Metrics Used to Assess Performance in 2020

Plan	Financial Metric	2020 Target	2020 Actual	2020 Achievement	2019 Actual
Annual Restricted Stock Award Based on Prior Year Performance (which we refer to as “annual performance-based restricted stock”)	Net Income, as adjusted	$221.3 million	$271.4 million(1)	Exceeded	$304.2 million(2)
Annual Cash Incentive Plan	EBITDA, as adjusted(3)	$423.6 million	$465.6 million(4)	Exceeded	$444.7 million
(1)Net Income achieved for year end 2020 was adjusted up by $44.3 million for one-time acquisition-related costs consisting of the RentPath extension payment and termination fee, in accordance with and pursuant to the terms of the Company's 2016 Stock Incentive Plan.
(2)Net Income achieved for year end 2019 was adjusted down by $10.8 million for a litigation-related settlement in accordance with and pursuant to the terms of the Company's 2016 Stock Incentive Plan.
(3)Definition for EBITDA and a reconciliation of the 2020 actual EBITDA set out above to its GAAP-basis result can be found in footnote 14 to the financial statements included in the Company’s Annual Report on Form 10-K filed with the Commission on February 24, 2021 (the “Company’s 2020 Annual Report”). EBITDA is also defined below under the subsection titled “2020 Annual Cash Incentive Program” within the section titled “Compensation Discussion and Analysis” of this Proxy Statement.
(4)EBITDA achieved for year end 2020 was adjusted up by $59.5 million for one-time acquisition-related costs consisting of the RentPath extension payment and termination fee, in accordance with and pursuant to the terms of the executive annual cash incentive plan.

Consistent with awards granted in 2020 for 2019 performance, the Committee determined to use net income as the financial metric for the annual performance-based restricted stock awards granted in 2021 for 2020 performance to align the compensation target with GAAP-basis results.  Further, consistent with the executives’ 2019 cash incentive, the Committee decided to base the executives’ 2020 cash incentive on EBITDA. See below for an explanation as to how the target goals were set, and why they were set below 2019 actual results.

Plan	Financial Metric	2018-20 Target	2018-20 Actual	2018-20 Achievement	2017-19 Actual
Long-Term Performance-Based Restricted Stock*	Revenue	$4,181 million	$4,251 million	Exceeded	$3,547 million
Long-Term Performance-Based Restricted Stock (modifier)	TSR	50th percentile	98th percentile	Exceeded	99th percentile
*    The Long-Term Performance-Based Restricted Stock awards are subject to vesting based on achievement of a three-year cumulative revenue goal and are subject to adjustment based on the Company’s total stockholder return over the same period.

Setting Challenging Targets Based on Market Conditions and Corporate Strategy
Targets for annual cash incentive and annual restricted stock awards based on prior year performance were set at the beginning of 2020 based on the Company’s operating plan and growth expectations, which include significant investments in Apartments.com marketing measured by net income and EBITDA. The 2020 profitability targets were aggressive but also struck a balance between profitability growth and investment for future growth. Net income was targeted to decrease from $304 million in 2019 ($315 million, adjusted down by approximately $11 million for a litigation-related settlement) and $241 million in 2018 ($238 million, adjusted by approximately $2 million for litigation-related expenses) to $221 million in 2020, reflecting an expected significant increase in marketing expenses in 2020. The target for EBITDA was $424 million in 2020, which decreased from $427 million in 2019 and increased from $354 million in 2018 ($351 million, adjusted by approximately $2 million for litigation-related expenses). These aggressive profitability growth targets were expected to be achievable while allowing for strategic investments in new product development, the sales force and technology infrastructure, as well as through acquisitions.

Despite aggressive profitability targets and the significant disruption caused by the pandemic, the Company made the strategic decision to continue investing in marketing, while responding to the economic uncertainty by moving to 100% remote work operations and executing a very disciplined expense control program, which included freezing hiring for a significant portion of the year. In addition, the Company acquired Ten-X in July 2020, Emporis in October 2020 and Homesnap in December 2020 with no material financial impact to the year-end results.

As a result of the investments made in the business, the speed and effectiveness of our response to the pandemic, and the exceptional performance of our strong and experienced management team, the Company exceeded its profitability goals for the year while continuing to drive strong revenue growth and investing in the business. Total revenue growth for the year was 19%. Net income grew to $271 million (including an adjustment of $44 million for the RentPath extension payment and termination fee), $50 million above target. EBITDA for 2020 grew to $466 million (including an adjustment of $60 million for the RentPath extension payment and termination fee), exceeding the target by approximately 10%, or $42 million, despite the impact of the pandemic not originally contemplated in the Company’s operating plan. In addition, the Company continued to deliver strong net new subscription sales, which together with management’s continued focus on operational efficiency and cost reduction, resulted in stronger than forecasted earnings results. Further, the Company believes that the investments made over the past few years and the success the Company and its management team have achieved as a result have created the opportunity for strong revenue growth and expanding profit margins in the years following those significant investments.

Performance for the Year 2020

EBITDA*
$351
Million
$445
Million
$406
Million
FY2018
FY2019
FY2020
+$94 Million
- $39 Million
Change in EBITDA*

* The definition of EBITDA and a reconciliation of the EBITDA numbers above to their respective GAAP basis results can be found in footnote 14 (on page F-35) to the financial statements included the Company’s 2020 Annual Report.

2020 STOCKHOLDER OUTREACH AND SAY ON PAY RESPONSE
CoStar annually offers stockholders the opportunity to cast an advisory vote on our executive compensation program. This annual vote is known as the “say-on-pay” proposal. At our annual meeting in June 2020, approximately 89% of the vote cast was voted in favor of the say-on-pay proposal covering our executive compensation program for 2019. As evidenced by this high level of stockholder support for the compensation of the Company’s named executive officers, the Compensation Committee values stockholder feedback and endeavors to respond to stockholders’ concerns. We regularly communicate with our stockholders to better understand their opinions on our business strategy and objectives and to obtain feedback regarding other matters of investor interest, such as executive compensation. Many of the current program features are a result of the Company proactively reaching out to stockholders to discuss the Company’s executive compensation program. In response to previous stockholder discussions, the Committee implemented and approved a long-term performance component within the executive compensation program; distinct financial metrics for the annual awards of cash incentives, performance-based restricted stock and the three-year performance-based restricted stock awards; the executive stock ownership policy; and the clawback policy. In light of the high level of stockholder support, the Committee did not make any changes to the executive compensation program directly as a result of the 2020 say-on-pay vote.
2020 INVESTOR OUTREACH
In 2020, the Company continued to proactively reach out to stockholders to discuss the Company’s executive compensation philosophy, goals and plans and to obtain feedback on our executive pay program. The Company spoke with stockholders representing approximately 70% of the Company’s outstanding common stock, including 16 of the top 20 stockholders who represent approximately 40% of the Company’s outstanding common stock, to obtain any feedback on executive compensation. The stockholders generally expressed approval of the current executive compensation program.
The Compensation Committee carefully considers feedback the Company receives as part of its annual review of our executive compensation program. The Committee has determined the basic structure of our executive compensation program, which continues to include significant changes previously made in response to stockholder feedback. The next page sets out highlights of the design of the current executive compensation program and the Company’s corporate policies.

HIGHLIGHTS OF THE EXECUTIVE COMPENSATION PROGRAM

Purpose	Compensation Program/ Policy
Structure executive compensation program with focus on achievement of Company performance goals.
Equity incentive compensation granted in 2020 consisted of 40% annual performance-based restricted stock (which vest ratably over three years after grant), 25% stock options (which vest ratably over three years after grant), and 35% long-term performance shares (which vest based on achievement of a three-year cumulative revenue goal and are subject to adjustment based on the Company’s total stockholder return over the same period). The Committee reallocated the mix for equity incentive compensation granted in 2021 to 45% annual performance-based restricted stock, 15% stock options, and 40% long-term performance shares.

Structure executive compensation program to include both long-term and short-term performance goals.
Equity incentive compensation includes a three-year performance metric for the long-term performance shares, a one-year performance metric for the annual performance-based restricted stock and our annual incentive plan includes a one-year performance metric for cash incentive awards.

Align executives’ interests with stockholders’ interests.
In order to even more closely align long-term incentives with stockholder results, the equity incentive compensation provides for adjustment of the long-term performance shares issued to executives based on the Company’s total stockholder return relative to the Russell 1000 index.

Structure annual and long-term incentive compensation so that payouts are based on different performance metrics.
The executive compensation program utilizes distinct performance metrics as follows:
•    Annual incentive plan – EBITDA and individual objectives
•    Annual performance-based restricted stock – net income
•    Performance shares – 3-year cumulative revenue goal, adjusted by relative total stockholder return (measured against the Russell 1000 index).

Structure executive compensation to motivate and reward performance and retain executives, but generally keep in line with median peer values.	Aggregate equity compensation granted to executives in 2020 generally targeted between the 50th and 75th percentiles of the median peer values.
Maintain robust executive compensation corporate governance policies.
The Company has executive and Director stock ownership policies as follows:
•    CEO and President – 6X base salary
•    Other executive officers - 2X base salary
•    Non-employee Directors – 5X annual, standard Director cash retainer
The Company has a clawback policy.
The Company maintains Principles of Corporate Governance.
The Company prohibits directors, officers and employees from engaging in hedging transactions in Company stock.

EXECUTIVE COMPENSATION PRACTICES
Below we highlight certain executive compensation practices we employ to align executive compensation with stockholder interests. Also listed below are certain compensation practices we do not employ because we do not believe they would serve our stockholders’ long-term interests.

What We Do
Pay for Performance. We tie annual pay to objective performance metrics, including our fiscal year 2020 EBITDA and net income. We tie long-term pay to three-year cumulative revenue and total stockholder return. We ask our independent compensation consultant to evaluate the alignment of pay and performance relative to our peer group.
Total Stockholder Return Metric. Linking executive compensation to stockholder performance is important, therefore the Compensation Committee made relative stockholder return a factor in determining performance share payouts. Further, stock options and performance-based restricted stock are awarded annually, and the value of those awards to the executives is ultimately based on stock price performance.
Executive Stock Ownership Guidelines. Executives are expected to own shares of CoStar common stock with a value equal to at least two to six times base salary, depending on position.

Vesting Period on Equity Awards. Options and annual performance-based restricted stock vest ratably over three years.

Clawback Policy. If a restatement of our financial statements is required due to material non-compliance with financial reporting requirements and the Board determines that cash incentive payments or performance-based equity grants, which were granted or vested based on financial results during the three years prior to the date the restatement is required, would have been lower had they been determined or calculated based on restated results, the Board will, to the extent permitted by governing law, seek to recover the value of such payments made to executive officers whom the Board determines engaged in willful misconduct or gross negligence. The Compensation Committee believes that this policy will lessen any potential for excessive risk-taking.
Target Pay. We generally target each component of pay at +/- 15% of the median of the peer group, except as may otherwise be appropriate to reflect promotions, tenure, new-hire needs, internal pay equity, etc. The Compensation Committee periodically reviews the compensation peer group and makes adjustments, when appropriate, to keep pay practices competitive and in line with investor expectations.

What We Don’t Do
Limited Employment Agreements.  We do not provide our named executive officers, with the exception of the Chief Executive Officer, with employment agreements that provide severance payments, medical or insurance benefits or other perquisites in the event the executive is terminated or resigns. Mr. Wheeler, our Chief Financial Officer, has employment terms pursuant to an offer letter that provide for a severance payment in the event he is terminated by the Company without cause or he terminates his employment for good reason. A Company-wide severance policy provides minimal severance pay tied to tenure to executives when employment ends and is available generally to all salaried employees.
Limited Golden Parachute Gross-Up. We do not provide a 280G golden parachute excise tax gross up to any executive other than our Chief Executive Officer, who has had the provision in his employment agreement since 1998.
No Guaranteed Minimum Payouts. We do not have guaranteed minimum payment levels for executives’ cash incentives or performance-based equity awards.
No Repricings.  Our stock incentive plans and Nasdaq listing standards prohibit us from repricing options without stockholder approval.

EXECUTIVE COMPENSATION PROGRAM OBJECTIVES

The Company’s Compensation Committee (the “Committee”) is responsible for designing and maintaining the Company’s executive compensation program consistent with the objectives below. The Company’s executive compensation program seeks to:

•Link executive compensation with the achievement of overall corporate goals
•Encourage and reward superior performance
•Maintain competitive compensation levels in order to attract, motivate and retain talented executives
•Align executives’ interests with those of the Company’s stockholders

DETERMINING EXECUTIVE COMPENSATION

The Committee annually establishes and reviews all forms of direct compensation, including base salaries, annual cash incentive bonuses, and both the terms and types of equity awards, for the Company’s named executive officers as well as other officers of the Company. As part of the compensation review process, the Committee annually reviews and approves each element and the mix of compensation that comprises each named executive officer’s total compensation package. Our independent compensation consulting firm and Chief Executive Officer make recommendations to the Committee for each element of compensation awarded to named executive officers (including establishment of individual and corporate financial goals), but the Committee must approve each element of and any changes to a named executive officer’s compensation. The Committee may consider a number of factors in establishing or revising each named executive officer’s total compensation, including individual performance, the Company’s financial performance, external market and peer group practices, current compensation arrangements, internal pay equity considerations and long-term potential to enhance stockholder value. Particular factors considered by the Committee with respect to each element of executive compensation are discussed below.

Periodically the Committee has retained independent compensation consulting firm Willis Towers Watson to assist it in gathering comparison data and to provide it with information about trends in compensation among comparable companies based on factors such as market capitalization, annual revenues, earnings, operating cash flow, and business focus and operations. The Committee believes that comparing the compensation of each of the Company’s named executive officers with executives in comparable positions at these peer companies supports the Committee’s goal that the total compensation provided to the Company’s named executive officers be set at an appropriate level to attract, reward and retain top performers over the long term. In general, the Committee currently believes that compensation is competitive if it falls within +/- 15% of the median levels of peer company data provided by its compensation consultant, as discussed below. Where peer company data is not available, the Committee reviews individual responsibility and performance, prior compensation, external market and competitive practices (including available general industry executive compensation data), and internal pay equity considerations when setting an executive officer’s compensation.

The Committee assesses each element of the compensation program within the whole, however, and may target certain elements of executive compensation at different levels (i.e. higher or lower than +/- 15% of the median levels of peer companies) depending on the Company’s current goals, individual achievement and internal pay equity considerations. Changes to different or particular elements of an executive's compensation or significant changes to peer practices may result in total target compensation being higher or lower than +/- 15% of the median levels of the peer company data.

In connection with the Committee's executive compensation determinations in February 2020, the Committee engaged Willis Towers Watson in late 2019 to review and revise the Company’s competitive peer group and to update its review and competitive assessment of the Company’s executive compensation program based on the updated peer group. In connection with executive compensation determinations made by the Committee in February 2021, the Committee engaged Willis Towers Watson again in fall 2020 to review the Company’s competitive peer group and to update its review and competitive assessment of the Company’s executive compensation program. The Committee’s decisions regarding executive compensation for 2020, including executives’ long-term incentives or equity compensation for 2020, were based on Willis Towers Watson’s recommendations resulting from both its late 2019 and fall 2020 engagements.

Willis Towers Watson reported directly to the Committee when performing the executive compensation studies and, at the direction of the Committee chair, also worked directly with the Company’s management to develop materials and proposals with respect to named executive officer compensation. In the future, the Committee plans at its discretion to retain Willis Towers Watson or another consulting firm from time to time to update or perform new studies to be used in connection with its executive compensation decisions.

The following is the list of peer companies selected and approved by the Committee in late 2019, based upon the recommendation of Willis Towers Watson from its late 2019 study. Willis Towers Watson’s recommended peer companies culminated from review of peer companies included in the Research and Consulting GICS code, as well as peer companies previously selected by CoStar, peers selected by proxy advisors and other peers with similar business models and those referenced by analysts, in each case to which size screening criteria were applied. Willis Towers Watson screened these peers by considering companies with revenue, net income, EBITDA, market cap, and/or operating cash flow, between .5x and 2.5x of CoStar’s. The potential peer list was further refined based on the number of criteria met through the size screening, similar business model or focus, peers of current peers, and peer companies selected by proxy advisors. After its review, Willis Towers Watson recommended removing two companies that were acquired and are no longer publicly listed, as well as one company that no longer met sufficient screening criteria and is not a competitor. Given the reduced size after removing those companies, Willis Towers Watson recommended additional peers for consideration that were identified based on a review of proxy advisor recommendations, peers of current peers and suggestions from management, which list was then narrowed to only those meeting at least 60% of the screening criteria and those suggested by management as similar in terms of business and operations. After a detailed review, Willis Towers Watson recommended adding five companies to the Company's peer group. The updated peer group of 17 companies are similar to the Company in terms of size (including revenues, earnings, operating cash flow, and market capitalization), employee headcount and business model.

The following is the list of peer companies selected and approved by the Committee based upon the recommendation of Willis Towers Watson in late 2019 as comparable to the Company. Within the selected peer group, the Company fell near the 26th percentile in terms of revenues, 59th percentile in terms of net income, and 89th percentile in terms of market capitalization (as of November, 1, 2019).

• ANSYS, Inc.	• ServiceNow, Inc.
• Citrix Systems, Inc.	• Splunk, Inc.
• CoreLogic, Inc.	• TransUnion
• FactSet Research Systems Inc.	• Tyler Technologies, Inc.
• Fair Isaac Corp.	• VeriSign, Inc.
• Gartner, Inc.	• Verisk Analytics, Inc.
• Mercadolibre, Inc.	• Workday, Inc.
• MSCI Inc.	• Zillow Group, Inc.
• RealPage, Inc.

The late 2019 Willis Towers Watson study also considered general industry executive compensation data from Willis Towers Watson’s 2019 High-Tech Industry Executive Compensation Report, Willis Towers Watson's 2019 General Industry Executive Compensation Report, Radford's 2019 Executive Compensation Survey - Global Tech Custom Cut, Mercer’s 2019 Executive Compensation Survey, in each case aged to January 1, 2020 using a 3% annual update factor. Proxy data was also aged to January 1, 2020 using a 3% update factor. Survey data from Willis Towers Watson and Mercer were also size-adjusted based on CoStar’s estimated annual revenues for 2020 or to each incumbent's own revenue responsibility. The Company was not made aware of the names of the companies included in either the general industry executive compensation data or in the high technology industry data. Where available for the competitive analysis, Willis Towers Watson created blended market data using a 75% weighting for proxy data and a 25% weighting for published survey data. Further, where available, the Committee utilized the peer company data (including the blended market data where available) as the primary competitive benchmark when evaluating the executives’ compensation as the peer company data reflects companies that are believed to be more similar to CoStar in terms of size, business model and financial performance. In those cases where peer data is unavailable, the Committee takes into account individual responsibility and performance, previous compensation awards to the respective named executive officers, external market and competitive practices (including available industry executive compensation data), as well as internal pay equity considerations.
In connection with its engagement in fall 2020 and its recommendations with respect to executives' 2021 compensation, including equity grants awarded in 2021 for 2020 performance and options and performance share awards granted in 2021, Willis Towers Watson recommended that the peer group remain the same with no changes. The peer group remained similar to the Company in terms of size (including revenues, earnings, operating cash flow and market capitalization) and business model. Within the selected peer group, the Company fell near the 32nd percentile in terms of revenues, 55th percentile in terms of net income, and 79th percentile in terms of market capitalization (as of October, 1, 2020).
The Willis Towers Watson study also considered general industry executive compensation data from Willis Towers Watson’s 2020 High-Tech Industry Executive Compensation Report, Willis Towers Watson's 2020 General Industry Executive Compensation Report, Radford's 2020 Executive Compensation Survey - Global Tech Custom Cut, Mercer’s 2020 Executive Compensation Survey, in each case aged to January 1, 2021 using a 3% annual update factor. Proxy data was also aged to January 1, 2021 using a 3% update factor. Survey data from Willis Towers Watson and Mercer were also size-adjusted based on CoStar’s estimated annual revenues for 2021 or to each incumbent's own revenue responsibility. The Company was not made aware of the names of the companies included in either the general industry executive compensation data or in the high technology industry data. Where available for the competitive analysis, Willis Towers Watson created blended market data using a 75% weighting for proxy data and a 25% weighting for published survey data. Further, where available, the Committee utilized the peer company data (including the blended market data where available) as the primary competitive benchmark when evaluating the executives’ compensation as the peer company data reflects companies that are believed to be more similar to CoStar in terms of size, business model and financial performance. In those cases where peer data is unavailable, the Committee takes into account individual responsibility and performance, previous compensation awards to the respective named executive officers, external market and competitive practices (including available industry executive compensation data), as well as internal pay equity considerations.

ELEMENTS OF COMPENSATION
Each year, the Committee approves a compensation arrangement for each of its named executive officers that specifies a named executive officer’s (i) base salary, (ii) annual cash incentive (bonus) potential based on a percentage of base compensation subject to achievement of individual and/or corporate goals, and (iii) equity awards, including the annual performance-based restricted stock that is granted based on achievement of prior year corporate goals and stock options, both of which vest over time and/or in full after a specified period of time, as well as performance-based restricted stock that vests based on achievement of pre-determined, objective goals over a multi-year period.

	Component	Role	How It’s Set/Links to Performance
FIXED	Base Salary	• To provide a stable, reliable monthly income • Set at levels that should comprise a low percentage of total compensation	• Reviewed annually in light of responsibilities, performance, internal pay equity, total compensation, market practices and advice of the Committee’s independent consultant
VARIABLE	Annual Cash Incentive Compensation	• To reward the achievement of annual financial goals and personal performance • Links compensation to performance since award amounts are determined after fiscal year end based on actual results	• Variable based on the Company’s corporate performance and achievement of individual goals for the prior year • Key financial metric for fiscal 2020: EBITDA
	Stock Options and Annual Performance-Based Restricted Stock	• To increase alignment with stockholders • To retain executive officers through multi-year vesting
•    For the annual performance-based restricted stock awards: variable and based on the Company’s corporate performance over the prior year; key metric for fiscal 2019 and fiscal 2020 was net income (which determined the value of the awards granted in early 2020 and early 2021, respectively); and payout range is 0-200% of target award based on achievement.
•    Aligns executive interests with those of stockholders as potential value of awards increases or decreases with stock price
•    Options and annual performance-based restricted stock vest over three-year period

Performance Share Awards
•    To reward achievement of longer-term financial goals
•    To retain executives through three-year vesting period
•    Realized value attributable to three-year revenue growth performance achievement and relative total stockholder return

•    Payout range is 0-200% of target award
•    Vests based on achievement of a three-year cumulative revenue performance goal, subject to adjustment based on TSR
•    Payout based on financial metric (cumulative three-year revenue)
•    Relative total stockholder return can modify the ultimate payout +/-20%

	Other Compensation	• To allow executive officers to participate in other employee benefit plans
•    Executives may participate in all other CoStar compensation and benefit programs on the same terms as other eligible employees, such as health and welfare benefit plans, Company-paid matching contributions to 401(k) Plan accounts and the Company's Management Stock Purchase Plan

PERFORMANCE MEASURES AND TIME HORIZONS
We use a combination of metrics and time horizons to foster and reward performance. The following chart summarizes the relevant performance measures and time frames used for our variable pay elements.

2020 Base Salaries
Base salaries provide a minimum, fixed level of cash compensation for the named executive officers. Salary levels of the executive officers are reviewed annually by the Committee. In establishing salary levels, the Committee considers each executive’s individual responsibilities and performance, prior base salary and total compensation, the pay levels of similarly situated executives within the Company, market data on base salary and total compensation levels (including Willis Towers Watson peer group and survey data) and current market conditions. The early 2020 Willis Towers Watson study found that all named executive officers’ base salaries were generally in line with the median levels of blended market data, as they fell within +/- 15% of those median levels. Based on the early 2020 Willis Towers Watson study and in recognition of the Committee’s subjective view of their overall individual performance and responsibilities, in February 2020, the Committee increased base salaries for 2020 for the named executive officers (other than Mr. Florance, whose base salary was unchanged) to remain competitive in the marketplace and within +/- 15% of the median levels of the blended market data, while keeping in mind internal pay equity considerations. Mr. Wheeler’s, Mr. Linnington’s, Ms. Ruggles' and Mr. Saint's base salaries were increased approximately 4%, 2%, 6% and 13%, respectively. Mr. Florance's salary was not adjusted as it was already competitive and positioned close to the 50th percentile of the blended market data. The named executive officers' approved base salaries for 2020 are all within approximately +/- 15% of the median levels of the blended market data as reflected in the early 2020 Willis Towers Watson study.

DECISION SUPPORT
As the Committee made its compensation decisions in early 2020, it took into account that approximately 89% of the CoStar stockholders who voted on the advisory vote on executive compensation at the 2019 Annual Meeting of stockholders had voted in favor of approving the Company’s executive compensation, and concluded after discussions with stockholders that these voting results suggested that the stockholders generally supported the Committee’s approach.

The named executive officers’ salaries were set by the Committee effective as of February 6, 2020. The annual base salaries of our named executive officers for 2020 were as follows:

Name	Title	Annual Base Salary
Andrew C. Florance	CEO & President	$800,000
Scott T. Wheeler	Chief Financial Officer	$490,000
Matthew F.W. Linnington (1)	Executive Vice President, Sales	$425,000
Lisa C. Ruggles	Senior Vice President, Global Research	$445,000
Frederick G. Saint	President, Marketplaces	$490,000
__________
(1) Mr. Linnington served as the Company’s Executive Vice President, Sales until November 13, 2020.
2020 Annual Cash Incentive Program
The Committee administers an annual cash incentive program under which the Company’s named executive officers may earn a cash incentive bonus based on a fixed target percentage of base salary during the fiscal year, if individual and corporate performance objectives for the fiscal year are achieved. At the beginning of each year, the Committee establishes individual goals for each named executive officer, other than the Chief Executive Officer, based upon recommendations from our Chief Executive Officer, as well as Company financial goals that apply to all named executive officers that are based upon recommendations from our Chief Executive Officer and our Chief Financial Officer. The Committee determines the target percentages of base pay for each named executive officer based on market and competitive conditions, peer company practices, and internal pay equity considerations. The Committee also determines the weighting of the various individual and Company financial goals, based upon position and functional accountability and responsibility, as well as recommendations from our Chief Executive Officer. The target percentages and weighting of the various individual and Company financial goals may vary among the named executive officers and are subject to change from year to year. The Committee seeks to establish performance goals that are challenging but realistic given the expected operating environment at the time they are established. These performance goals are intended to focus named executive officers on achieving the Company’s financial and operating goals. After the completion of each year, the Committee reviews individual and Company performance to determine the extent to which the goals were achieved and the actual cash bonuses to be paid to the named executive officers.

In the Committee’s view, the use of annual performance-based cash incentive bonuses creates a direct link between executive compensation and individual and corporate performance. Therefore, the annual performance-based cash incentive bonus is generally divided into two components, one tied to corporate performance and one tied to individual performance. As discussed in greater detail below, the Committee sets a threshold, target and maximum award for the corporate performance objectives. The executive annual cash incentive plan provides each named executive officer with the potential to earn awards up to two times the amount of their target award value for exceptional performance as measured against metrics and goals, each of which is discussed below. If the maximum is achieved, the named executive officers receive 200% credit for the corporate performance portion of the award. If the target is achieved, the named executive officers receive 100% credit for the corporate performance portion of the award. If the threshold level of corporate performance is not reached, the executive officer does not receive any amount in respect of that portion of the award. Achievement of the individual performance goals are subjective and executives can receive between 0 and 200% credit for that portion of the award.

The Committee reviewed 2020 target and maximum award values (as a percentage of base salary) in February 2020 for all named executive officers. The target and maximum award values for 2020 were increased for Mr. Florance and Mr. Saint, while the values for the other named executive officers remained consistent with those set in 2019. Target award values were set based upon the named executive officers' individual responsibilities, competitive practices and internal pay equity considerations. All named executive officers' 2020 target award values were generally aligned with market common practice (within +/- 15% of the median levels of the blended market data in the early 2020 Willis Towers Watson study with the exception of Ms. Ruggles whose target award value was approximately 22% below the median market data, but generally aligned with the other named executive officers.

The following table shows each named executive officer’s fiscal 2020 potential cash incentive award values at threshold, target and maximum, expressed as a percentage of his or her base salary.

Name	Title	Threshold (50% of target)	Target	Maximum (200% of target)
Andrew C. Florance	CEO & President	62.5%	125%	250%
Scott T. Wheeler	CFO	35%	70%	140%
Matthew F.W. Linnington (1)	Executive Vice President, Sales	37.5%	75%	150%
Lisa C. Ruggles	Senior Vice President, Global Research	35%	70%	140%
Frederick G. Saint	President, Marketplaces	40%	80.0%	160.0%
__________
(1) Mr. Linnington resigned as the Company’s Executive Vice President, Sales effective November 13, 2020, and as a result he was not eligible to receive a cash incentive payment for 2020 performance.

Pursuant to the cash incentive program, each named executive officer may earn an incentive bonus equal to, greater than or less than the target percentage of his base salary depending on whether the individual and the Company achieve the specified performance objectives. These objectives include individual qualitative performance goals (except for Mr. Florance), as well as Company-wide financial goals. The Compensation Committee approved a Company-wide financial goal for the executive annual cash incentive plan based on the Company’s achievement of EBITDA included in the Company’s 2020 Operating Plan for all executives. The EBITDA goal is a distinct metric from the net income goal used for the annual performance-based restricted stock awards within the executive compensation program. The EBITDA goal for 2020 reflects the Company’s expected investments and strategic initiatives, which are expected to support and sustain the long-term growth of the Company. The EBITDA target for 2020 was set at a level the Compensation Committee believed was challenging given the aggressive profitability growth target expected to be achieved while continuing to make strategic investments.

EBITDA is our GAAP-basis net income (loss) before interest, income taxes, depreciation and amortization. The Committee determined that EBITDA is a good measure of stockholder value and use of this metric (which differs from the metrics used for the performance-based stock grants) avoids any potential for duplicative payouts to the named executive officers for the same areas of performance.

2020 Annual Cash Incentive Awards – Financial Goal(1)
(dollar amounts in millions)

Performance Metric	Threshold Goal	Target Goal	Maximum Goal	Actual 2020, as adjusted(2)
EBITDA	$338.9	$423.6	$444.8	$465.6
Payout Percentage	50%	100%	200%	200%

(1)Named executive officers could receive between 0% and 200% credit for the EBITDA component of their annual cash incentive award, depending upon actual EBITDA achieved in 2020. Credit for performance between threshold and target and between target and maximum are determined by linear interpolation. No credit is given for performance below threshold and credit is capped at 200% of target. The percent credited for the EBITDA component of the award (as shown in the table) is then multiplied by the weighting applicable to the financial goal component of the cash incentive award for each named executive officer.
(2)The EBITDA actual achievement was adjusted for one-time acquisition-related costs consisting of the RentPath extension payment and termination fee.

The individual performance goals established for the named executive officers, other than the Chief Executive Officer, at the beginning of 2020 are strategic and leadership goals tailored to the individual’s position and focused on the Company’s strategic initiatives. The individual goals assist the Committee in assessing the named executive officer’s individual performance in key areas that help drive the Company’s operating and financial results. The use of both individual and corporate goals advances the Company’s executive compensation philosophy that individual executives be held accountable for both their own individual performance as well as the Company’s performance. Based on peer data from past compensation consultant studies, which indicate that more commonly the chief executive officer’s annual incentive is tied solely to corporate results, the Committee determined that it is in the best interests of the Company to have our Chief Executive Officer’s annual incentive award based exclusively on the financial performance of the Company.

Performance goals and the weighting given to each may change in the Committee’s discretion from year to year. The measures and the relative weighting of individual and corporate financial performance goals for each of the named executive officers is reviewed by the Committee annually at the beginning of the respective year. The Chief Executive Officer proposes to the Committee for its consideration changes to the measures and the weighting of the performance goals based on the Company’s current strategic initiatives and goals. The weighting of the individual and corporate objectives for the named executive officers for 2020 is shown in the table below.

Individual Performance Goals for 2020 Annual Cash Incentive Awards
The applicable 2020 individual performance goals and percentage of such goals achieved for Mr. Wheeler, Ms. Ruggles and Mr. Saint are summarized in the table below. Mr. Linnington resigned as the Company’s Executive Vice President, Sales effective November 13, 2020, and as a result he was not eligible to receive a cash incentive payment for 2020 performance. The Committee sets aggressive individual performance criteria for annual cash incentive awards that are challenging but realistic to achieve in order to motivate named executive officers to excel and perform at a high level and to focus on overall corporate objectives. The Committee intends to set the individual performance criteria for the annual cash incentive awards such that the relative difficulty of achieving the target level is consistent from year to year.

Name	Title	2020 Individual Goals	% of Goals Achieved
Scott T. Wheeler	CFO	• Exceed revenue and EBITDA goals • Manage closing and integration of acquisitions • Continue improving finance department customer service and integrate into company-wide customer service strategy; achieve high level of customer satisfaction • Implement new billing system • Work with IT to build new CRM system and tools for customer receivables and statements • Expand pricing controls and collaborate with research to improve client profiles • Improve cross-departmental interactions among sales, billing, collections and revenue services	200%
Lisa C. Ruggles	Senior Vice President, Global Research	• Recruit and fill leadership roles within the Company's global research function • Continue to build research teams and functionality, including customer service capabilities and LoopNet marketing services • Create team to work on new product • Enhance research process to focus on additional content and to improve existing content, including through research and industry adoption of CoStar tools	200%
Frederick G. Saint	President, Marketplaces
•    Help Company achieve revenue, EBITDA and EBITDA margin goals
•    Work to increase efficiencies and decrease costs in Apartments.com business to achieve higher profit margins
•    Develop and retain sales leaders and sales force in Apartments.com business
•    Recruit and fill leadership role within the Apartments.com business
•    Develop and train sales force and maintain high level of customer service
•    Attract new customers
•    Maintain leadership position of Apartments.com network of websites' search engine optimization (SEO) and site traffic
•    Develop consumer listing tools and product functionality that will continue to make Apartments.com a leader in the space
•    Build team to increase and maintain content aggregation and feeds
•    Maintain contracts' fulfillment timeline and improve the collections process to help optimize the sales efforts
•    Manage other marketplace verticals to consolidate technology, grow traffic and scale
			200%

2020 Performance Against Corporate and Individual Objectives
In February 2021, the Committee assessed the Company’s and each named executive officer’s achievement of the goals and targets for 2020. As a result of the investments made in the business, the speed and effectiveness of our response to the pandemic, and the exceptional performance of our strong and experienced management team, the Company exceeded its profitability goals for the year. The Company continued to deliver strong net new subscription sales, which together with management’s continued focus on operational efficiency and cost reduction, resulted in stronger than forecasted earnings results. Information regarding the target percentages of base salary for each named executive officer’s 2020 cash incentive award, percentage of target achieved and actual 2020 cash incentive awards paid to each named executive officer, as well as the weighting of individual and financial performance goals for 2020, are shown in the table below. A description of 2020 performance compared to the corporate and individual goals follows the table.

2020 Annual Cash Incentive Awards

Name	Title	Weighting for Individual Goals	Weighting for Sales Goal	Weighting for EBITDA Target	Target as a % of Salary	Percentage of Target Achieved	Actual Award as a % of Salary	Actual Cash Award ($)
Andrew C. Florance(1)	CEO & President	—	—	100%	125%	200.0%	250.0%	$2,000,000
Scott T. Wheeler(2)	CFO	40%	—	60%	70%	200.0%	140.0%	$686,000
Matthew F. W. Linnington (3)	EVP, Sales	20%	80%	—	75%	—	—	—
Lisa C. Ruggles(4)	SVP, Global Research	40%	—	60%	70%	200.0%	140.0%	$623,000
Frederick G. Saint(5)	President, Marketplaces	40%	—	60%	80%	200.0%	160.0%	$784,000

(1)As discussed above, Mr. Florance’s 2020 annual cash incentive award is based solely on corporate performance goals.
(2)The weighting for Mr. Wheeler's Company financial and individual goals was set consistent with the prior year and reflects the Company's continued emphasis on overall earnings. As such Mr. Wheeler's Company financial goal was given a little more weight than his individual, subjective goals for 2020.
(3)The weighting for Mr. Linnington's Company financial and individual goals were adjusted slightly to give a little more weight to his individual, subjective goals given the Company's current objectives, while retaining focus on the Company's overall sales and earnings pursuant to his role as the EVP of Sales. Mr. Linnington's Company financial goals continued to be weighted more heavily than his individual goals reflecting the Company’s continued emphasis on overall earnings. Mr. Linnington did not receive a cash incentive payment for 2020 performance as he no longer served as an executive officer at the end of the fiscal year.
(4)The weighting for Ms. Ruggles' Company financial and individual goals was set consistent with the prior year and reflects the Company's continued emphasis on overall earnings. As such, Ms. Ruggles' Company financial goal was given a little more weight than her individual, subjective goals for 2020.
(5)The weighting for Mr. Saint's Company financial and individual goals were adjusted slightly to give a little more weight to his individual, subjective goals given the Company's current objectives and to align with other named executive officers. Mr. Saint's goals reflect the Company's continued emphasis on overall earnings, and as such Mr. Saint's Company financial goal was given a little more weight than his individual, subjective goals for 2020.

Equity Incentive Compensation
The Committee has designed the executive equity incentive compensation program with the intent of aligning executive incentives with long-term stockholder value and with a view toward executive retention. The Committee believes that equity-based compensation and executive ownership of the Company’s stock help support the Committee’s goal that the Company’s named executive officers have a continuing stake in the long-term success of the Company.

Each named executive officer was eligible to receive equity awards under the 2016 Plan. The Committee generally grants time-based restricted stock and/or stock options to each executive when he or she joins the Company or in connection with promotion to an executive position as an incentive to accept employment and become a member of the Company’s executive team. As set forth in more detail below, the Committee currently also makes annual grants of equity awards as part of the executive compensation program. Over the past few years, those grants have consisted of restricted stock and stock options. In response to, and in support of, stockholders’ belief that a greater portion of the equity awards should be long-term performance awards, commencing in 2014, the Committee enhanced the program so that the restricted stock portion of the annual grants consists of a number of shares of restricted stock determined based on the achievement of the prior year’s net income goal and is subject to time-based vesting following grant and a performance-based grant of restricted stock which vests based on achievement of a three-year cumulative revenue goal and is subject to adjustment based on the Company’s TSR over the three-year performance period. In addition, based on findings set forth in the report from the early 2021 Willis Towers Watson study that found options are less prevalent within the long term incentive compensation component for executives at peer companies, in early 2021, the Committee approved a reallocation of the annual grants so that a greater percentage of the overall award value is allocated to the long-term performance based restricted stock awards, as shown in the chart below titled "Overview of Long-Term Incentive Components." Under the program, target award values are determined at the time of grant.

The three-year performance shares provide a long-term or multi-year performance measurement encouraging executives to achieve sustained growth and provide a direct link in the long-term incentive plan to long-term revenue growth. The three-year performance shares are subject to adjustment based on the Company’s total stockholder return over the three-year period. The shares earned, if any, as a result of the Company’s three-year revenue relative to the revenue goal will be positively or negatively adjusted based on the Company’s three-year TSR relative to the three-year TSR of the companies included within the Russell 1000 index, in order to tie the value of the equity awards to the Company’s performance and appreciation of the Company’s stock price relative to the performance of other companies within the index. The Committee chose the Russell 1000 index in order to closely align the three-year performance goal with that of the U.S. equity market. The Russell 1000 measures the performance of the large cap segment of the U.S. equity markets and represents approximately 90% of the U.S. market as measured by capitalization. The Committee determined that the Russell 1000 index would provide a comprehensive and unbiased barometer against which to compare the Company’s TSR. The Company is currently included in the Russell 1000 index.

The Committee decided to grant a mix of equity awards because each type of award helps achieve some of the objectives of the executive compensation program.

•The Committee believes that options have a performance-based element because the option holder realizes value only if the stockholders also realize value – if the price of the Company’s common stock has increased from the grant date at the time the option is exercised.
•In contrast, restricted stock awards have value when they vest regardless of the stock price, so they have retention value even if the Company’s common stock price declines or stays flat.
•Grants of performance shares that vest based on achievement of a long-term performance goal also provide a long-term or multi-year performance measurement encouraging executives to achieve sustained growth, increasing executives’ focus on longer-term financial goals and further linking executives’ interests with those of our stockholders.
Stock options motivate executive officers by providing greater potential upside while restricted stock awards promote executive retention, focus executives’ attention on total stockholder return and balance the Company’s compensation program. The Committee believes that the use of multi-year vesting periods for equity awards (for both stock options and restricted stock) emphasizes a longer-term perspective and therefore encourages executive retention. Under the current program, all stock option and restricted stock awards issued to the named executive officers that vest over time are subject to a three-year vesting period from the date of grant.

The value of the annual equity compensation awards granted to our named executive officers is based on a target award dollar amount and varies among named executive officers by position depending upon individual responsibility and performance, external market and peer group practices, internal pay equity considerations, and, with respect to the annual performance-based restricted stock awards, achievement of the performance criteria as described below. Consistent with the program philosophy of aligning executive incentives with long-term stockholder value and with a view toward executive retention, the Committee has generally set the aggregate target equity compensation within +/- 15% of the median levels of the peer company data provided by its compensation consultant, where available, but retains discretion to set target award levels based on the considerations set forth above. Aggregate equity compensation granted to executives in 2020 generally targeted between the 50th and 75th percentiles of the median peer values.

Overview of Long-Term Incentive Components

	Stock Options	Performance-Based Restricted Stock	Performance Share Plan
% of Target Value(1)	15%	45%	40%
Grant Determination Process	Target value ranges by position	Target value ranges by position; actual grant set by previous year’s performance	Target value ranges by position
Vesting / Performance Period	3-year vesting		3-year performance cycle with vesting upon achievement and Compensation Committee certification
Performance Goals	N/A	Net income for prior fiscal year; performance scale up to maximum of 200%	Multi-year goals - 3-year cumulative revenue, plus relative total stockholder return kicker (+/- 20% payout modifier)
_________
(1) In prior years, including grants in 2020 for 2019 performance, the allocation of the target award value was 25% Stock Options, 40% Performance-Based Restricted Stock, and 35% Performance Share Plan.
To illustrate performance periods and grant timing, we have provided an overview:

2018
2019
2020
2021
2022
2023
2024
Performance Based Restricted Stock
2018-2019 Performance Period
2019-2020 Performance Period
2020-2021 Performance Period
Stock Options
Performance Share Plan
2019 - 2021 Performance Period
2020 - 2022 Performance Period
2021 - 2023 Performance Period
First Quarter 2019 2018 Performance Based Restricted Stock Shares Grant; 3-Year Time Vesting Begins
First Quarter 2020 2019 Performance Based Restricted Stock Shares Grant; 3-Year Time Vesting Begins
First Quarter 2021 2020 Performance Based Restricted Stock Shares Grant; 3-Year Time Vesting Begins
First Quarter 2022 2019 Performance Share Plan Award Vesting Upon Achievement and Compensation Committee Certification
First Quarter 2023 2020 Performance Share Plan Award Vesting Upon Achievement and Compensation Committee Certification
First Quarter 2024 2021 Performance Share Plan Award Vesting Upon Achievement and Compensation Committee Certification
First Quarter 2019 2019 Stock Option Grant; 3-Year Time Vesting Begins
First Quarter 2020 2020 Stock Option Grant; 3-Year Time Vesting Begins
First Quarter 2021 2021 Stock Option Grant; 3-Year Time Vesting Begins

Target Equity Incentive Awards Granted in 2020
After review of the executive compensation program in early 2020, the Company’s goals (including linking executive incentives with long-term stockholder value), peer data (where available), previous equity awards to the respective named executive officers, the total mix of compensation for each individual, individual performance and internal pay equity and competitive considerations, with respect to their long-term equity incentives, the Committee determined to increase target award values for all named executive officers.. Mr. Florance’s, Mr. Wheeler's, Mr. Linnington's, Ms. Ruggles' and Mr. Saint's target award values were increased by approximately 14%, 25%, 17%, 33% and 14% respectively, in recognition of their responsibilities and performance, the peer data and internal pay equity. The target award value for Mr. Florance was set within +/- 15% of the median blended market data. The target award values for Mr. Wheeler, Ms. Ruggles and Mr. Saint were set approximately 23%, 21% and 17%, respectively, above the median blended market data and were between the 50th and 75th percentile of the blended market data. Mr. Wheeler's, Ms. Ruggles' and Mr. Saint's target award values were set within +/- 15% of the median proxy data. The target award value for Mr. Linnington falls approximately 75% above the median blended market data, but is between the 50th and 75th percentile of the blended market data and was set after considering internal pay equity. The market data for Mr. Linnington's position had a much larger spread between the 50th and 75th percentile than the other positions.

Based on prior discussions with representative stockholders and prior recommendations received from Willis Towers Watson, the equity program approved by the Committee and maintained for awards granted in 2020 sets target award values made up of 25% options subject to a three-year vesting term, 40% annual performance-based restricted stock granted based on achievement of annual financial performance objectives and subject to a three-year vesting term, and 35% performance-based restricted stock subject to vesting based on a three-year pre-determined performance objective and adjustment based on achievement of total stockholder return relative to TSR of companies within the Russell 1000. In early 2019, the Committee approved net income included in the Company’s 2019 operating plan as the Company-wide financial goal for the annual performance-based restricted stock awards to be granted in 2020 for 2019 performance. The Committee determined that net income is a relevant measure of the Company’s financial performance and of stockholder value, and use of the metric avoids potential for duplicative payouts under the Company’s cash incentive program to the named executive officers for the same areas of performance.

Once the achievement level of the performance target for the annual restricted stock grant and the total amount of that award for each named executive officer has been determined by the Committee, the number of shares of restricted stock actually granted to a named executive officer is determined using the fourth quarter average daily closing price of the Company’s common stock and rounding up to the nearest 100 shares and approved by the Committee. The annual performance-based restricted stock awards vest in equal installments on or around the first three anniversaries of the date of grant. The number of shares of restricted stock granted to a named executive officer with respect to the multi-year performance grant, subject to vesting, is similarly determined using the fourth quarter average daily closing price of the Company’s common stock and rounding up to the nearest 100 shares, as described further under “2020 Multi-Year Performance Shares” below. The grant date of the annual performance-based restricted stock awards and the multi-year performance restricted stock awards is the date that the Committee approves the grants. Grants of performance-based restricted stock are accounted for using the fair market value of such stock on the date of grant.

The Committee supplements the named executive officers’ annual restricted stock awards with an annual award of stock options. Annual option grants are also based on the target award values determined as of the date of grant and vest pro rata over three years. The value actually awarded to each named executive officer is converted to the number of options based on Willis Towers Watson’s assessed value per option calculated using the Black-Scholes model, and is updated annually. The exercise price for each option is equal to the closing price of the Company’s common stock on the date of grant, which is the date of approval by the Committee.

The Committee approved the following target award values for the annual equity compensation awards, consisting of the performance-based restricted stock awards granted in 2020 for 2019 performance and the annual stock option and multi-year performance restricted stock awards granted in 2020.

Name	Title	Annual Option Target Award Values	Annual Performance-Based Restricted Stock Target Award Values	3-year Performance Stock Target Award Values	Aggregate Annual Target Award Values
Andrew C. Florance	CEO & President	$2,000,000	$3,200,000	$2,800,000	$8,000,000
Scott T. Wheeler	CFO	$625,000	$1,000,000	$875,000	$2,500,000
Matthew F. W. Linnington	Exec. Vice President, Sales	$350,000	$560,000	$490,000	$1,400,000
Lisa C. Ruggles	Senior Vice President, Global Research	$400,000	$640,000	$560,000	$1,600,000
Frederick G. Saint	President, Marketplaces	$400,000	$640,000	$560,000	$1,600,000

2019 Performance-Based Restricted Stock Awards Granted in 2020
On February 6, 2020, the Committee approved and awarded each named executive officer a grant of restricted stock, the size of which was based on the target award values set forth above and achievement of net income for 2019 (the “2019 Performance-Based Stock Awards”). Each named executive officer had the potential to earn up to two times his annual performance-based restricted stock target award value as shown in the table above for exceptional performance as measured against the pre-established metrics and goals.

2019 Performance-Based Stock Awards – Financial Goal(1)
(dollar amounts in millions)

Performance Metric	Target Goal	Maximum Goal	2019 Actual
Net Income, as adjusted(2)	$265.8	$279.1	$304.2
Payout Percentage	100%	200%	200%

(1)Named executive officers could receive between 0% and 200% credit for the net income goal, depending upon actual net income achieved in 2019. Credit for performance between target and maximum is determined by linear interpolation. For 2019, no credit is given for performance below target and credit is capped at 200% of target.
(2)The net income actual achievement has been adjusted down for litigation-related settlement in accordance with and pursuant to the terms of the stock incentive plan.

The net income goal for 2019 reflects the Company’s expected investments and strategic initiatives in the Apartments.com business and to support and sustain the long-term growth of the Company. The net income target for 2019 was set at a level the Compensation Committee believed was challenging given the aggressive profitability growth target expected to be achieved while continuing to make strategic investments. As a result of the investments made in the business and the exceptional performance of our management team, the Company achieved stronger than expected net new subscription sales, which together with management’s focus on operational efficiency and cost reduction and management initiatives implemented in 2019, resulted in stronger than forecasted earnings results. For 2019 performance, each named executive officer received 200% of his or her target award value. The 2019 Performance-Based Stock Awards were granted on February 6, 2020, and the stock award value earned by each named executive officer is shown in the table below.

Name	Title	Award Earned Value ($)	Actual Award of Shares (#)(1)
Andrew C. Florance	CEO & President	$6,400,000	11,000
Scott T. Wheeler	CFO	$2,000,000	3,500
Matthew F. W. Linnington	Exec. Vice President, Sales	$1,120,000	2,000
Lisa C. Ruggles	Senior Vice President, Global Research	$1,280,000	2,200
Frederick G. Saint	President, Marketplaces	$1,280,000	2,200

(1)The number of shares granted is determined by dividing the earned award value by the fourth quarter 2019 average daily price ($583.84), rounded up to the nearest 100 shares.

2020 Multi-Year Performance Shares
On February 6, 2020, the Committee awarded the named executive officers shares of restricted stock subject to vesting based on achievement of a three-year cumulative revenue goal and adjustment based on the Company’s achievement of total stockholder return (TSR) relative to TSR of companies within the Russell 1000 over the same three-year period. The Company believes that disclosing the specific revenue goal would cause competitive harm, but believes that achievement of the goal at the target level is attainable but will require significant effort. Each named executive officer has the potential to earn up to two times his three-year performance stock target award value for exceptional performance as measured against the pre-established revenue goal, plus up to an additional 20% based on the Company’s TSR over the same three-year period.

Named executive officers can receive between 0% and 200% credit for the revenue component of their three-year performance stock award, depending on actual, cumulative revenue achieved from January 1, 2020 through December 31, 2022. Credit for performance between threshold (95% of target revenue) and target and between target and maximum (102% of target revenue) are determined by linear interpolation. No credit is given for performance below the threshold and credit is capped at 200% of target. After the number of performance shares is determined based on the cumulative revenue for the three-year period, the TSR modifier may increase or decrease the number of shares earned from +20% to -20%. Shares are reduced by 20% if performance is at or below the threshold (25th percentile). Shares are increased by 20% if performance is at or above the maximum (75th percentile). There is no adjustment to the number of shares at target (50th percentile). Adjustments are made between threshold and target and between target and maximum by linear interpolation.

The maximum number of shares of restricted stock subject to the three-year performance stock grant based on the award values described above was awarded on February 6, 2020, subject to the above-described vesting provisions. The maximum number of shares was calculated by first determining the target number of shares by dividing the target value by the fourth quarter 2019 average daily price ($583.84) and rounding up to the nearest 100 shares, and then multiplying the target number of shares by 2 (to take into account the potential for the maximum 200% credit) and the result by 1.2 (to take into account the potential +20% TSR adjustment).

The actual number of shares that vest and become non-forfeitable are determined on the vesting date based on the Company’s achievement of the revenue and TSR goals described above. The table below sets forth the maximum three-year performance stock award values and the number of shares of common stock granted to the named executive officers in February 2020, subject to vesting as described above.

Name	Title	Maximum 3-year Performance- Stock Award Values(1)	Maximum Shares (#)(2)
Andrew C. Florance	CEO & President	$6,720,000	11,520
Scott T. Wheeler	CFO	$2,100,000	3,600
Matthew F. W. Linnington	Exec. Vice President, Sales	$1,176,000	2,160
Lisa C. Ruggles	Senior Vice President, Global Research	$1,344,000	2,400
Frederick G. Saint	President, Marketplaces	$1,344,000	2,400

(1)Calculated by multiplying the target award value by 2 (to take into account the potential for the maximum 200% credit) and the result by 1.2 (to take into account the potential +20% TSR adjustment). The amounts reported in this table under “3-year Performance Stock Award Values” differ from the grant date fair values for these awards reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table in this Proxy Statement, which are computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 pursuant to SEC rules.
(2)The maximum number of shares was determined by dividing the target award value by the fourth quarter 2019 average daily price ($583.84), rounding up to the nearest 100 shares, then multiplying that number by 2 (to take into account the potential for the maximum 200% credit) and the result by 1.2 (to take into account the potential +20% TSR adjustment).

2020 Stock Option Awards
On February 6, 2020, the Committee awarded the named executive officers stock options. The number of shares of common stock underlying the option awards granted to named executive officers was based on the award values described above. The table below sets forth the option award values and the number of shares of common stock underlying each option award for the option grants to the named executive officers granted in February 2020.

Name	Title	Option Award Values	Shares Underlying Option Awards(1)
Andrew C. Florance	CEO & President	$2,000,000	16,200
Scott T. Wheeler	CFO	$625,000	5,100
Matthew F. W. Linnington	Exec. Vice President, Sales	$350,000	2,900
Lisa C. Ruggles	Senior Vice President, Global Research	$400,000	3,300
Frederick G. Saint	President, Marketplaces	$400,000	3,300

(1)The number of shares granted is determined by dividing the option award value by Willis Towers Watson’s assessed value per option calculated using the Black-Scholes model, rounded up to the nearest 100 shares. The amounts reported in this table under “Option Award Values” differ from the grant date fair values for these awards reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table in this Proxy Statement.

Target Equity Incentive Awards Granted in 2021

Consistent with past practice, the Committee elected to review the target award values in early 2021 in advance of awarding the annual performance-based restricted stock awards in 2021 for 2020 performance and the annual stock option and performance share awards in 2021. After this additional review of the Company’s goals (including linking executive incentives with long-term stockholder value), previous equity awards to the respective named executive officers, the total mix of compensation for each individual, individual responsibilities and performance, internal pay equity and competitive considerations, and taking into account the early 2021 Willis Towers Watson study, the Committee determined to increase target award values for all of the executive officers in light of their responsibilities, individual performance, and for executive retention. The peer data from the early 2021 study showed that the executives each fell between the 50th and 75th percentile of the blended market data and that there is a significant difference between the proxy and survey data with survey data typically reporting much lower values. Taking into account the significant difference in values between the survey and proxy data, the Committee noted that the target award values for the executive officers were all set between the 50th and 75th percentile of the median blended market data and more closely approximated the median of the proxy data. Mr. Florance's, Mr. Wheeler's, and Mr. Saint's target award values were set at 21%, 28%, and 7% above the median of the proxy data, respectively. Ms. Ruggles' target award value was set at 4% below the median of the proxy data. The Committee previously approved the continued use of net income as the financial metric for the annual performance-based restricted stock awards to be granted in 2021 for 2020 performance to keep the compensation target aligned with GAAP-basis results.

The chart below sets forth the target award values for the annual equity compensation awards, including the annual stock option awards granted in 2021 that vest ratably over three years, the annual performance-based restricted stock awards granted in 2021 for achievement of 2020 net income that vest ratably over three years, and the performance-based grant of restricted stock, which vests based on achievement of a three-year cumulative revenue goal and is subject to adjustment based on the Company’s total stockholder return over the same three-year period. The value of the annual performance-based restricted stock ultimately awarded to our named executive officers in early 2021 for 2020 performance was determined based upon achievement of net income as described below. Each named executive officer had the potential to earn up to two times his annual performance-based restricted stock target award value for exceptional performance as measured against the goal.

Name	Title	Annual Option Target Award Values	Annual Performance-Based Restricted Stock Target Award Values	3-year Performance Stock Target Award Values	Aggregate Annual Target Award Values
Andrew C. Florance	CEO & President	$1,275,000	$3,825,000	$3,400,000	$8,500,000
Scott T. Wheeler	CFO	$412,500	$1,237,500	$1,100,000	$2,750,000
Matthew F. W. Linnington(1)	Exec. Vice President, Sales	Not a participant in the executive equity incentive program in 2021
Lisa C. Ruggles	Senior Vice President, Global Research	$270,000	$810,000	$720,000	$1,800,000
Frederick G. Saint	President, Marketplaces	$300,000	$900,000	$800,000	$2,000,000
___________
(1) Mr. Linnington resigned as Executive Vice President, Sales in 2020, and therefore was not eligible for the equity grants awarded in February 2021.

2020 Performance-Based Restricted Stock Awards Granted in 2021

On February 18, 2021, the Committee approved and awarded each named executive officer a grant of restricted stock, the size of which was based on the target award values set forth above and achievement of net income for 2020 (the “2020 Performance-Based Stock Awards”).

2020 Performance-Based Stock Awards – Financial Goal(1)
(dollar amounts in millions)

Performance Metric	Target Goal	Maximum Goal	2020 Actual
Net Income(2)	$221.3	$232.4	$271.4
Payout Percentage	100%	200%	200%

(1)Named executive officers could receive between 0% and 200% credit for the net income goal, depending upon actual net income achieved in 2020. Credit for performance between target and maximum is determined by linear interpolation. For 2020, no credit is given for performance below target and credit is capped at 200% of target.
(2)The net income actual achievement has been adjusted up by $44.2 million for one-time acquisition-related costs consisting of the RentPath extension payment and termination fee in accordance with and pursuant to the terms of the stock incentive plan.

The net income goal for 2020 reflects the Company’s expected investments and strategic initiatives to support and sustain the long-term growth of the Company, including a significant strategic investment in increased marketing. The net income target for 2020 was set at a level the Compensation Committee believed was challenging given the aggressive profitability growth target expected to be achieved while continuing to make strategic investments. As a result of the investments made in the business, the speed and effectiveness of our response to the pandemic, and the exceptional performance of our strong and experienced management team, the Company exceeded its profitability goals for the year while continuing to drive strong revenue growth and investing in the business. The Company continued to deliver strong net new subscription sales, which together with management’s continued focus on operational efficiency and cost reduction, resulted in stronger than forecasted earnings results. For 2020 performance, each named executive officer received 200% of his or her target award value. The 2020 Performance-

Based Stock Awards were granted on February 18, 2021, and the stock award value earned by each named executive officer is shown in the table below. As these awards were granted in early 2021, the grant date fair values of these awards are not included in the Summary Compensation Table or Grants of Plan-Based Awards Table below, but will be reflected in next year’s proxy statement.

Name	Title	Award Earned Value ($)	Actual Award of Shares (#)(1)
Andrew C. Florance	CEO & President	$3,825,000	8,800
Scott T. Wheeler	CFO	$1,237,500	2,900
Matthew F. W. Linnington(2)	Exec. Vice President, Sales	—	—
Lisa C. Ruggles	Senior Vice President, Global Research	$810,000	1,900
Frederick G. Saint	President, Marketplaces	$900,000	2,100

(1)The number of shares granted is determined by dividing the earned award value by the fourth quarter 2020 average daily price ($876.80), rounded up to the nearest 100 shares.
(2)Mr. Linnington resigned as Executive Vice President, Sales in 2020, and therefore was not eligible for the equity grants awarded in February 2021.

Management Stock Purchase Plan
The MSPP provides selected key employees of the Company and its subsidiaries, including the named executive officers, the opportunity to defer a portion of their cash incentive compensation and to align management and stockholder interests through awards of Deferred Stock Units (“DSUs”) under the MSPP and awards of matching restricted stock units (“Matching RSUs”) under the 2016 Plan (or a successor plan). Commencing with cash incentive compensation for calendar year 2018, participants can elect to defer up to 100% of their annual incentive bonus or commissions that may be earned during the calendar year. On March 15 of the following year (or the last trading day prior to March 15 if that is not a trading day), the Company will award to the participant DSUs covering a number of shares of common stock having an aggregate fair market value on that date equal to the amount of the annual cash incentive for the prior calendar year that the participant elected to be deferred under the MSPP. On the same date the DSUs are awarded, a participant will receive a grant of Matching RSUs covering a number of shares of common stock equal to 100% of the DSUs granted.

The DSUs issued under the MSPP will be fully vested at grant and will be settled upon the earliest of (i) four years after the date of grant; (ii) the participant’s death; (iii) the participant’s disability; (iv) the participant’s separation from service from the Company, or (v) a change in control (as defined in the MSPP) of the Company. Matching RSUs will vest four years after the date of grant, subject to the participant’s continued employment through that date, or upon a change in control of the Company that occurs prior to such date. If the participant’s employment terminates for any reason before the Matching RSUs vest, they will be forfeited. Messrs. Florance, Wheeler and Saint and Ms. Ruggles each elected to defer a portion of their 2018 annual cash incentive award and thus were granted DSUs and Matching RSUs in March of 2019. Mr. Wheeler and Ms. Ruggles each elected to defer a portion of their 2019 and 2020 annual cash incentive awards and were granted DSUs and Matching RSUs in March of 2020 and March of 2021. In accordance with SEC rules, the Matching RSUs granted in March of 2019 and 2020 are included in the Summary Compensation Table and the Matching RSUs granted in March of 2020 are included in the Grants of Plan-Based Awards Table below. In accordance with SEC rules, Matching RSUs granted in March of 2021 are not included in the Summary Compensation Table or Grants of Plan-Based Awards Table below, but will be reflected in next year’s proxy statement.

COMPENSATION DECISION PROCESS
INDEPENDENT COMPENSATION CONSULTANT ............................................. Willis Towers Watson

ABOUT WILLIS TOWERS WATSON

Willis Towers Watson is engaged by and reports to the Compensation Committee, and occasionally meets with management to discuss compensation initiatives and issues. The Compensation Committee reviewed an assessment of the independence of, and any potential conflicts of interest raised by, Willis Towers Watson’s work for the Compensation Committee by considering, among other things, the factors prescribed by the SEC and Nasdaq, and concluded that Willis Towers Watson is independent and there are no such conflicts of interest.

In 2020 and 2021, Willis Towers Watson:

•Reviewed the Company’s peer group;
•Provided the Compensation Committee with a compensation analysis with respect to the competitiveness of the Company’s executive compensation programs;
•Conducted a market study of executive compensation practices to ensure that the Company’s compensation programs are reasonable and competitive; and
•Conducted an assessment of potential risk factors associated with the design and administration of the Company’s executive compensation programs.

MANAGEMENT

•Supports the Compensation Committee by making recommendations and providing analyses and meets with Willis Towers Watson to discuss compensation initiatives and competitive practices;
•The Chief Executive Officer is responsible for conducting an annual performance evaluation of each of the other NEOs; and
•Based on performance and competitive benchmarking reports, the CEO makes recommendations to the Compensation Committee for the compensation of the other NEOs.

OTHER COMPENSATION POLICIES AND PRACTICES

EXECUTIVE STOCK OWNERSHIP POLICY

The Company believes that its executive officers should have a significant financial stake in the Company. To better align the interests of our executive officers with those of our stockholders, the Compensation Committee adopted an Executive Stock Ownership Policy. Executive officers are expected to own shares of the Company’s common stock as follows:

Name	Shares
CEO & President	Required to own shares with a value equal to 6x annual base salary
Other Executive Officers	Required to own shares with a value equal to 2x annual base salary

Shares subject to unvested or unexercised equity awards are not considered owned by the executive for purposes of the policy. The current executive officers meet the ownership requirements. Any new executive officer has until the first December 31st following the fifth anniversary of the date of appointment as an executive officer to meet this requirement.
EQUITY GRANT PRACTICES

The Company does not have any program, plan or practice to time equity awards in coordination with the release of material non-public information, nor does the Company time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

RECOUPMENT (OR “CLAWBACK”) POLICY

The Compensation Committee has approved a recoupment (“clawback”) policy. In the event of a restatement due to material non-compliance with financial reporting requirements, the Board is required to review cash incentive payments to executive officers and all performance-based equity awards issued to executive officers during the three years prior to the date the Company determines the restatement is required. If the Board determines that the payments or grants would have been lower had they been determined or calculated based on the restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of the Company the value of such payments made to executive officers whom the Board determines engaged in willful misconduct or gross negligence.

ANTI-HEDGING POLICIES

Pursuant to the Company’s insider trading policy, the Company does not permit directors, officers or employees to engage in hedging transactions in Company stock or pledge or margin Company stock. In addition, pursuant to the Company's insider trading policy, the Company does not permit directors, officers or employees to engage in speculative or short-term financial activities involving the Company’s stock or derivatives based on the Company’s securities without the prior consent of the Company’s compliance officer.
TERMINATION AND CHANGE OF CONTROL PAYMENTS

Except for Messrs. Florance and Wheeler, each of whom has termination provisions in his respective employment agreement or employment terms as described in more detail below in the section titled “Potential Payments Upon Termination or Change of Control” of this Proxy Statement, the Company is not obligated to provide significant severance or termination payments to named executive officers. All Company employees are employed at will and, unless specified otherwise by an employment agreement, CoStar is not liable to pay severance but has chosen to adopt a severance policy as described in more detail below to apply only in limited circumstances. The Company may choose to pay severance outside of the severance policy in its sole discretion and may amend, alter or discontinue the severance policy at any time.

Similarly, except for Mr. Florance, who negotiated change of control provisions in his employment agreement, the Company does not provide significant cash payments to named executive officers upon a change of control or other similar significant corporate event. However, in order to protect the rights granted under the Company’s 2007 and 2016 stock incentive plans, including the Matching RSUs to be issued when DSUs are awarded under the MSPP, the form of grant agreement provides for acceleration of vesting of stock and option grants and rights to exercise stock options upon certain significant events, including a change of control, as described in more detail below (except in the event that the awards are assumed or substitute grants are awarded pursuant to the terms of the grant). Those rights do not discriminate in scope, terms or operation in favor of named executive officers of the Company and are available generally to all employees who participate in those plans.

Details of the potential termination payments for Messrs. Florance, Wheeler and Saint and Ms. Ruggles, of the rights triggered under the 2007 and 2016 stock incentive plans in the case of a significant corporate event and potential payments under the Company-wide severance policy are set out below in the section titled “Potential Payments Upon Termination or Change of Control” in this Proxy Statement. Because Mr. Linnington voluntarily resigned in November 2020, he was not eligible for any severance or other payments in connection with his termination.
POLICY ON DEDUCTIBILITY OF COMPENSATION

Section 162(m) of the Internal Revenue Code limits a publicly traded company’s federal income tax deduction for compensation in excess of $1 million paid to its Chief Executive Officer, Chief Financial Officer and certain other current and former executive officers. The Company expects that it will be unable to deduct all compensation in excess of $1 million paid to its Chief Executive Officer, Chief Financial Officer and other named executive officers, other than any awards granted prior to November 2, 2017 to the extent they qualify for certain transition rules under Section 162(m).

EXECUTIVE COMPENSATION TABLES AND DISCUSSION

The following table includes information concerning compensation paid to or earned by the Company’s “named executive officers” listed in the table for 2018, 2019 and 2020.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)	Total ($)
Andrew C. Florance Chief Executive Officer and President	2020	$800,000	$15,705,032	$2,787,210	$2,000,000	$12,512(3a)	$21,304,754

	2019	$792,308	$14,281,181	$2,556,774	$1,666,627	$27,650	$19,324,540

	2018	$750,000	$9,021,745	$3,131,620	$1,725,000	$12,112	$14,640,477

Scott T. Wheeler Chief Financial Officer	2020	$486,923	$5,523,116	$877,455	$686,000	$12,706(3b)	$7,586,200

	2019	$470,000	$4,963,453	$737,088	$587,900	$11,200	$6,769,641

	2018	$469,231	$3,159,321	$1,091,016	$588,910	$11,981	$5,320,459

Matthew F. W. Linnington Former Executive Vice President, Sales	2020	$431,635	$2,903,036	$498,945	—	$11,400(3c)	$3,845,016

	2019	$411,154	$2,312,849	$437,646	$157,181	$19,514	$3,338,345

	2018	$388,462	$1,790,664	$606,120	$353,203	$49,867	$3,188,316

Lisa C. Ruggles Senior Vice President, Global Research	2020	$441,154	$3,261,243	$567,765	$623,000	$12,557(3d)	$4,905,719

	2019	$416,923	$2,447,296	$437,646	$507,718	$13,000	$3,822,583

	2018	$385,539	$1,950,347	$656,630	$532,000	$87,104	$3,611,620

Frederick G. Saint(4) President, Marketplaces	2020	$481,539	$3,212,906	$567,765	$784,000	$14,300(3e)	$5,060,510

(1)    This column shows the aggregate grant date fair value of the awards granted in the years shown, computed in accordance with FASB ASC Topic 718 pursuant to SEC rules, including the grant date fair value of the maximum number of shares that could be issued pursuant to the three-year performance-based restricted stock awards granted in 2018, 2019 and 2020, which vest based on achievement of a three-year cumulative revenue goal for the three-year period commencing January 1 of the year of grant and running through December 31 of the third year following the date of grant (i.e. January 1, 2018 – December 31, 2020 for the 2018 grants; January 1, 2019 – December 31, 2021 for the 2019 grants; and January 1, 2020 – December 31, 2022 for the 2020 grants) and are subject to adjustment based on the Company’s TSR over the respective three-year performance period. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the named executive officers. Additional information regarding the size of the awards is set forth in the notes to the “Grants of Plan Based Awards” and “Outstanding Equity Awards” tables. Assumptions used in calculating the fair value for awards granted in 2020 are described in Note 15 to the audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2020. For additional information on the stock awards, see the “Equity Incentive Compensation” discussion within the section titled “Compensation Discussion and Analysis” of this Proxy Statement.
(2)    This amount represents the annual cash incentive earned under the Company’s annual incentive bonus plan based on the executive’s achievement of individual and/or Company financial goals. These bonuses are awarded and paid in the following year after actual financial results are determined for the year for which performance was measured. For additional information regarding the annual cash incentives paid for 2020 performance, see the “2020 Annual Cash Incentive Program” discussion within the section titled “Compensation Discussion and Analysis” of this Proxy Statement. In addition, this amount includes a deferral in the amount set forth in the table below for those named executive officers who elected to defer a portion of their 2020 cash incentive compensation under the MSPP. Under the terms of the MSPP, a participant may elect to defer a stated portion of his or her cash incentive compensation award into DSUs. The Company then matches these DSUs with a grant of Matching RSUs under the 2016 Plan. The DSUs and Matching RSUs awarded pursuant to the named executive officers' elections with respect to their 2020 cash incentive compensation were issued in March 2021. For additional information regarding the MSPP, see the “Management Stock Purchase Plan” discussion within the section titled “Compensation Discussion and Analysis” of this Proxy Statement.

Name	MSPP Contribution ($)	Deferred Stock Units Awarded (#)
Scott T. Wheeler	$669,879	799
Lisa C. Ruggles	$186,900	223
(3a)    Pursuant to the CoStar Realty Information, Inc. 401(k) Plan (a defined contribution plan available generally to employees of the Company) (the “401(k) Plan”), for the 2020 plan year, Mr. Florance contributed a portion of his annual compensation and CoStar made a matching contribution in the amount of $11,400. In 2020, the employer contribution was capped at the executive’s contribution amount up to a maximum of four percent of the executive’s gross pay. The Company paid $1,112 in annual premiums to maintain a $1 million life insurance policy for the benefit of Mr. Florance.
(3b)    Pursuant to the 401(k) Plan, for the 2020 plan year, Mr. Wheeler contributed a portion of his annual compensation and CoStar made a matching contribution in the amount of $11,400. In 2020, the employer contribution was capped at the executive’s contribution amount up to a maximum of four percent of the executive’s gross pay. Mr. Wheeler received a tax gross up of $1,306 on certain employee incentives or gifts, which was reported as income for tax purposes.
(3c)    Pursuant to the 401(k) Plan, for the 2020 plan year, Mr. Linnington contributed a portion of his annual compensation and CoStar made a matching contribution in the amount of $11,400. In 2020, the employer contribution was capped at the executive’s contribution amount up to a maximum of four percent of the executive’s gross pay.
(3d)    Pursuant to the 401(k) Plan, for the 2020 plan year, Ms. Ruggles contributed a portion of her annual compensation and CoStar made a matching contribution in the amount of $11,400. In 2020, the employer contribution was capped at the executive’s contribution amount up to a maximum of four percent of the executive’s gross pay. Ms. Ruggles received a tax gross up of $1,157 on certain employee incentives or gifts, which was reported as income for tax purposes.
(3e)    Pursuant to the 401(k) Plan, for the 2020 plan year, Mr. Saint contributed a portion of his annual compensation and CoStar made a matching contribution in the amount of $11,400. In 2020, the employer contribution was capped at the executive’s contribution amount up to a maximum of four percent of the executive’s gross pay. Mr. Saint received a tax gross up of $1,743 on his employment service award, which was reported as income for tax purposes. Mr. Saint also received a tax gross up of $1,157 on certain employee incentives or gifts, which was reported as income for tax purposes.
(4)    Mr. Saint was appointed as an executive officer of the Company in September 2020.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2020
The following Grants of Plan-Based Awards table provides additional information about stock and option awards granted to our named executive officers during the year ended December 31, 2020, as well as non-equity incentive plan awards for the year ended December 31, 2020.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards(5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew C. Florance		$500,000	$1,000,000	$2,000,000
	2/6/20				1,920	4,800	11,520				$8,373,312(7)
	2/6/20							11,000			$7,331,720
	2/6/20								16,200	$666.52	$2,787,210

Scott T. Wheeler		$171,500	$343,000	$686,000
	2/6/20				600	1,500	3,600				$2,616,660(7)
	2/6/20							3,500			$2,332,820
	2/6/20								5,100	$666.52	$877,455
	3/13/20							864			$573,636

Matthew F. W. Linnington		$159,375	$318,750	$637,500
	2/6/20				360	900	2,160				$1,569,996(7)
	2/6/20							2,000			$1,333,040
	2/6/20								2,900	$666.52	$498,945

Lisa C. Ruggles		$155,750	$311,500	$623,000
	2/6/20				400	1,000	2,400				$1,744,440(7)
	2/6/20							2,200			$1,466,344
	2/6/20								3,300	$666.52	$567,765
	3/13/20							76			$50,459

Frederick G. Saint		$196,000	$392,000	$784,000
	2/6/20				400	1,000	2,400				$1,744,440(7)
	2/6/20							2,200			$1,466,344
	2/6/20								3,300	$666.52	$567,765
	3/7/20							3			$2,122

(1)    Amounts shown in these columns are possible amounts payable under the Company’s annual executive cash incentive plan for 2020. The actual cash payments made in 2021 for 2020 performance under the Company’s annual executive cash incentive plan are reported in the Summary Compensation table above. The Company’s annual executive cash incentive plan in effect for 2020 is described more fully in the section titled “Compensation Discussion and Analysis—2020 Annual Cash Incentive Program” within this Proxy Statement.
(2)    Amounts shown in these columns are the possible number of shares that may vest pursuant to the three-year performance-based restricted stock awards granted in February 2020 under the Company’s 2016 Plan, which vest based on achievement of a three-year cumulative revenue goal for the period from January 1, 2020 through December 31, 2022 and are subject to adjustment based on the Company’s TSR over the three-year performance period. See the section titled “Compensation Discussion and Analysis—2020 Multi-Year Performance Shares" for a description of the material terms of these awards.
(3)    Amounts shown in this column represent restricted stock and restricted stock unit awards granted to named executive officers in 2020, including (a) grants on February 6, 2020 in respect of achievement of 2019 net income goals, (b) restricted stock units granted on March 13, 2020 in connection with the Company's MSPP, and (c) Mr. Saint's service award of three shares granted on March 7, 2020 in connection with his twentieth anniversary of employment with the Company pursuant to the same service award program. The closing prices of the Company’s common stock on February 6, 2020, March 13, 2020, and March 7, 2020 were $666.52, $663.93, and $707.24, respectively. All service award grants are fully vested upon grant, but are subject to a one-year holding period.
(4)    Amounts shown in this column represent stock options granted to named executive officers in 2020 that vest in equal, annual installments over three years after the date of grant.
(5)     The exercise price is the closing price of our common stock on the date of grant, as reported on the Nasdaq Global Select Market.
(6)     The amounts shown in this column represent the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 pursuant to SEC rules. For a discussion of the assumptions used in calculating the fair value of each equity award see Note 15 to the audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2020.
(7)    Amount shown represents the grant date fair value computed in accordance with FASB ASC Topic 718 pursuant to SEC rules of the maximum number of shares that could be issued pursuant to the three-year performance-based restricted stock awards, which vest based on achievement of a three-year cumulative revenue goal for the period from January 1, 2020 through December 31, 2022 and are subject to adjustment based on the Company’s TSR over the three-year performance period. For a discussion of the assumptions used in calculating the fair value of each equity award see Note 15 to the audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2020.

NARRATIVES TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS
We have an employment agreement with Mr. Florance, and we have at will employment terms with Mr. Wheeler, Ms. Ruggles, and Mr. Saint (and had at will employment terms with Mr. Linnington prior to his resignation in 2020). All employees, including our named executive officers, are required to execute terms and conditions of employment, which state that employment is at will and set forth restrictive covenants, including duties of confidentiality, non-solicitation of customers and employees and non-competition.

CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT
Pursuant to his employment agreement, Mr. Florance is entitled to receive base salary, an annual cash bonus, six weeks of paid vacation per year, the same health insurance, accident and disability insurance, life insurance, and other fringe benefits provided to most senior executives of the Company, and additional term life insurance coverage not to exceed $1 million (at a cost to the Company not to exceed $2,000 per year), payable as designated by Mr. Florance. Mr. Florance’s employment agreement automatically renews for successive one-year terms unless either the Company or Mr. Florance provides the other with written notice of termination at least three months prior to the end of the then-current term.

Pursuant to his employment agreement, Mr. Florance is subject to confidentiality and non-compete restrictive covenants. The non-compete restrictions apply during the term of the agreement, any period of time during which he remains employed with the Company “at will” and through the second anniversary of the date of his termination.

EQUITY AWARDS
All grants of equity awards to our named executive officers made in 2020 and in 2021 for 2020 performance were made under the Company’s 2016 Plan.

Under the 2007 Plan and the 2016 Plan, recipients of restricted stock are entitled to receive all dividends and other distributions, if any, paid with respect to the common stock. The Compensation Committee will determine if any such dividends or distributions will be automatically reinvested in additional shares of restricted stock and subject to the same restrictions as the restricted stock or whether the dividend or distribution will be paid in cash.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END
The following table summarizes the equity awards we have made to our named executive officers that are outstanding as of December 31, 2020.

Name	Option Awards(1)					Stock Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)
Andrew C. Florance	3/11/16	36,053		$182.75	3/10/2026
	3/2/17	34,600		$204.91	3/1/2027
	2/28/18	20,666	10,334	$342.13	2/27/2028
	2/7/19	7,400	14,800	$398.15	2/6/2029
	2/6/20		16,200	$666.52	2/5/2030
						27,714(4a)	$25,615,496
								37,440	$34,605,043

Scott T. Wheeler	2/28/18		3,600	$342.13	2/27/2028
	2/7/19	2,133	4,267	$398.15	2/6/2029
	2/6/20		5,100	$666.52	2/5/2030
						10,357(4b)	$9,572,768
								11,760	$10,869,533

Matthew F.W. Linnington (5)

Lisa C. Ruggles	2/28/18		2,167	$342.13	2/27/2028
	2/7/19	1,266	2,534	$398.15	2/6/2029
	2/6/20		3,300	$666.52	2/5/2030
						6,070(4c)	$5,610,380
								7,440	$6,876,643

Frederick G. Saint	3/2/17	2,767		$204.91	3/1/2027
	2/28/18	2,533	2,534	$342.13	2/27/2028
	2/7/19	1,500	3,000	$398.15	2/6/2029
	2/6/20		3,300	$666.52	2/5/2030
						6,790(4d)	$6,275,861
								8,160	$7,542,125

(1)    The dates of grant of each named executive officer’s stock option awards outstanding as of December 31, 2020 are set forth in the table above. The grant awarded on February 28, 2018 are exercisable in installments of one third on the last day of the month during which the first three anniversaries of the date of grant fall, assuming continued employment. The grants awarded on February 7, 2019 and February 6, 2020, are exercisable in installments of one third on the 15th day of the month during which the first three anniversaries of the date of grant fall, assuming continued employment.

(2)    Market value based on the closing price of the Company’s common stock as of December 31, 2020 of $924.28 per share.
(3)    Represents the maximum number of shares that could be issued pursuant to the three-year performance-based restricted stock awards, which vest based on achievement of a three-year cumulative revenue goal. The revenue goal for the grants made in 2020 are for the period from January 1, 2020 through December 31, 2022 and the awards are subject to adjustment based on the Company’s TSR over the three-year performance period. The revenue goal for the grants made in 2019 are for the period from January 1, 2019 through December 31, 2021 and the awards are subject to adjustment based on the Company’s TSR over the three-year performance period. The revenue goal for the grants made in 2018 are for the period from January 1, 2018 through December 31, 2020 and the awards are subject to adjustment based on the Company’s TSR over the three-year performance period.
(4a)    As of December 31, 2020, Mr. Florance held (i) 5,234 shares of restricted stock, which vest in their entirety on February 28, 2021, (ii) 10,267 shares of restricted stock, which vest in equal installments on February 15, 2021 and 2022, (iii) 11,000 shares of restricted stock, which vest in equal installments on February 15, 2021, 2022 and 2023, and (iv) 1,213 shares of restricted stock units, which vest in their entirety on March 15, 2023.
(4b)    As of December 31, 2020, Mr. Wheeler held (i) 1,834 shares of restricted stock, which vest in their entirety on February 28, 2021, (ii) 2,934 shares of restricted stock, which vest in equal installments on February 15, 2021 and 2022, (iii) 3,500 shares of restricted stock, which vest in equal installments on February 15, 2021, 2022 and 2023, (iv) 1,225 shares of restricted stock units, which vest in their entirety on March 15, 2023, and (v) 864 shares of restricted stock units, which vest in their entirety on March 13, 2024.
(4c)    As of December 31, 2020, Ms. Ruggles held (i) 611 shares of restricted stock, which vest in their entirety on March 31, 2021, (ii) 1,100 shares of restricted stock, which vest in equal installments on February 28, 2021, (iii) 1,800 shares of restricted stock, which vest in equal installments on February 15, 2021 and 2022, (iv) 2,200 shares of restricted stock, which vest in equal installments on February 15, 2021, 2022 and 2023 (v) 283 shares of restricted stock units, which vest in their entirety on March 15, 2023, and (vi) 76 shares of restricted stock units, which vest in their entirety on March 13, 2024.
(4d)    As of December 31, 2020, Mr. Saint held (i) 1,300 shares of restricted stock, which vest in their entirety on February 28, 2021, (ii) 2,067 shares of restricted stock, which vest in equal installments on February 15, 2021 and 2022, (iii) 2,200 shares of restricted stock, which vest in equal installments on February 15, 2021, 2022 and 2023, and (iv) 1,223 shares of restricted stock units, which vest in their entirety on March 15, 2023.
(5)    Upon termination of employment, Mr. Linnington forfeited all unvested options and shares of restricted stock and was required to exercise all vested options within 90 days of his resignation of employment.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2020
The following Option Exercises and Stock Vested table provides information about the value realized by the named executive officers on option award exercises and stock award vesting during the year ended December 31, 2020.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Andrew C. Florance	64,768	$36,005,105	27,913	$18,538,173
Scott T. Wheeler	11,900	$5,998,035	13,859	$9,100,387
Matthew F.W. Linnington	—	—	7,840	$5,151,578
Lisa C. Ruggles	4,333	$2,287,261	3,226	$2,312,432
Frederick G. Saint	—	—	6,713	$4,446,016

(1)With respect to shares of common stock sold upon exercise (on the date acquired), the value was calculated by multiplying the difference between the sale price per share and the exercise price per share by the number of shares sold and aggregating all such sales during 2020. With respect to shares of common stock held upon exercise, the value was calculated by multiplying the difference between the closing price of our common stock on the date of exercise and the exercise price per share by the number of shares acquired and aggregating all such exercises during 2020.
(2)Calculated by multiplying the number of shares acquired upon vesting by the closing price of our common stock on the trading day immediately preceding the vesting date.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2020

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Andrew C. Florance	—	—	—	—	$1,121,152
Scott T. Wheeler	$574,085	—	—	—	$1,930,821
Matthew F.W. Linnington	—	—	—	—	—
Lisa C. Ruggles	$50,772	—	—	—	$331,817
Frederick G. Saint	—	—	—	—	$1,130,394

(1)These contributions were made by deferring a portion of the 2019 annual cash incentive award under our MSPP and represent the value of deferred stock units purchased in 2020 based on the closing share price of our common stock on the purchase date. All of the amounts shown in this column were included as compensation in the "Summary Compensation Table" for 2019 in accordance with SEC rules because they represent a portion of the annual cash incentive award earned for 2019 performance that would have been paid out in 2020 if the deferral election had not been made.
(2)Total aggregate balance calculated as the sum of the number of deferred stock units held as of December 31, 2020, multiplied by $924.28, the closing stock price of our common stock on December 31, 2020. The following amounts included in this column have been reported in the "2020 Summary Compensation Table" for 2019: Mr. Florance — $0, Mr. Wheeler —$574,085, Mr. Linnington—$0, Ms. Ruggles—$50,772, and Mr. Saint - $0.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

This section discusses the incremental compensation that would be payable by the Company to each named executive officer in the event of a change of control of the Company or a termination of the named executive officer’s employment with the Company for various reasons described below, sometimes referred to herein as a “triggering event.” In accordance with applicable SEC rules, the following discussion assumes that the triggering event in question — the change of control, termination of employment, death or disability — occurred on December 31, 2020, the last business day of 2020.

Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a named executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees.

The actual amounts that would be paid upon a named executive officer’s termination of employment or change of control can only be determined at the time of the applicable event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Termination and Change of Control Provisions pursuant to Employment Agreements

Mr. Florance

The Company is permitted to terminate Mr. Florance’s employment at any time, without “cause”, upon 60 days written notice, and Mr. Florance may voluntarily terminate his employment for “good reason” upon at least 60 days written notice. “Cause” is defined as (a) a material failure by Mr. Florance to perform his duties, which remains uncured for 60 days after written notice of the failure is provided by the Company, (b) Mr. Florance being convicted of a felony or pleading nolo contendere to a felony, or (c) any other willful act or omission by Mr. Florance which materially harms the financial condition or business reputation of the Company. “Good reason” is defined as (a) requiring Mr. Florance to relocate more than 45 miles from his current principal office, (b) Mr. Florance ceasing involuntarily to be Chief Executive Officer of the Company or being required to perform duties that are materially inconsistent with those normally performed by a chief executive officer, (c) the Company materially reducing the nature of his authority and duties, (d) requiring Mr. Florance to report to someone other than the Board, (e) the

Company materially breaching its obligations under his employment agreement, which remain uncured for 90 days after written notice is provided by Mr. Florance to the Company, or (f)  an acquisition or change of control of the Company occurring and Mr. Florance terminating his employment within one year after such event. For these purposes, an acquisition or change of control means (i) the acquisition of beneficial ownership of more than 50% of the outstanding common stock of the Company, (ii) election or appointment as directors comprising one-half or more of the Board of persons who were not nominated, recommended or appointed by the Company’s incumbent Board, (iii) the Company entering into a merger pursuant to which it is not the surviving entity, or (iv) sale by the Company of all or substantially all of its assets.

In the event that the Company terminates Mr. Florance’s employment without cause or if he terminates his employment for good reason, Mr. Florance is entitled to receive his base salary for one year payable in installments in accordance with the Company’s payroll practices, his bonus for the year in which the termination occurred, the immediate vesting of all of his unvested stock options and a gross-up payment, if any, to cover any taxes assessed under Section 4999 of the Tax Code. Upon termination by the Company without cause or by Mr. Florance for good reason, all of his unvested stock options will become immediately exercisable and he will have 180 days to exercise all vested options. If all or any portion of Mr. Florance’s stock options cannot be accelerated under the terms of the applicable stock incentive plan, Mr. Florance is entitled to receive cash consideration in lieu of acceleration for each share underlying that portion of his stock options that cannot be so accelerated equal to the excess (if any) of the highest closing price of the Company’s common stock during the 180 days following the executive's date of termination (or, if the Company is no longer publicly traded as of the date of termination, the per-share price in connection with the transaction(s) that resulted in the Company no longer being publicly traded) over the exercise price of such option.

Mr. Florance’s employment agreement also provides that in the event of his termination due to his disability or death, he (or his estate) would be entitled to receive (i) a prorated portion of his unvested stock options due to vest during the calendar year of his disability or death, and (ii) a prorated share of his bonus for the year of his disability or death. In the event of termination due to disability or his death, Mr. Florance (or his estate) would have one year to exercise all vested options. For the purposes of this analysis, which assumes a triggering event on December 31, 2020, he (or his estate) would be entitled to the full amount of his bonus for 2020.

Mr. Florance also has the right at any time to terminate his employment without good reason upon 180 days written notice to the Company, and the Company has the right at any time to terminate Mr. Florance for cause. In either such event, Mr. Florance would not be entitled to any base salary or fringe benefits for any period after termination, and he would forfeit any unvested stock options and his right to participate in the Company’s cash incentive program.

Mr. Wheeler

In the event that the Company terminates Mr. Wheeler’s employment without “cause” or Mr. Wheeler terminates his employment for “good reason,” Mr. Wheeler’s offer letter provides for a termination payment equal to six months base salary and his prorated target annual cash incentive bonus, subject to his execution of a release. Pursuant to his offer letter, “cause” is defined as any of the following: (a) conduct involving intentional misrepresentation, fraud, embezzlement or dishonesty, (b) conviction of a felony or entry of a plea of guilty or no contest to a felony, (c) gross insubordination, willful misconduct or gross negligence, (d) disclosure of the Company’s confidential information in breach of Mr. Wheeler’s terms and conditions of employment, (e) breach of the non-competition or non-solicitation covenants in Mr. Wheeler’s terms and conditions of employment, (f) material breach of the Company’s policies, or (g) failure to perform his duties as Chief Financial Officer, which failure remains uncured for 30 days. Pursuant to Mr. Wheeler’s offer letter, “good reason” means any of the following, provided that Mr. Wheeler provides the Company notice of his intent to terminate employment within 15 days of the event and the Company fails to cure within 30 days of receipt of his notice: (a) a material adverse change or reduction in Mr. Wheeler’s duties or responsibilities that does not result from his misconduct or failure to adequately perform or another reason which would constitute grounds for his termination for cause, (b) a change in the reporting structure so that Mr. Wheeler no longer reports to the Chief Executive Officer, (c) a requirement that Mr. Wheeler relocate his principal office more than 50 miles from the current location, or (d) a resignation that is based upon a request from an authorized officer of the Company that Mr. Wheeler undertake any fraudulent or criminal activities in his role as Chief Financial Officer.

Mr. Linnington

Prior to his termination, Mr. Linnington was party to an offer letter that provided that in the event that the Company were to terminate Mr. Linnington’s employment without cause, Mr. Linnington would be entitled to receive a termination payment equal to six months’ base salary, subject to his execution of a release. Because Mr. Linnington voluntarily resigned his employment, however, he did not receive any severance payments.

Others

Except as may be provided to all employees of the Company generally and as provided pursuant to the Company’s stock incentive plans (as described below), Ms. Ruggles and Mr. Saint are not entitled to any post-employment compensation if their employment is terminated without cause.

Change of Control Provisions under the Company’s 2007 and 2016 Plans

Pursuant to the Company’s 2007 Plan and 2016 Plan and related award agreements, upon a change of control, all options will immediately vest and all restrictions on stock grants, including any Matching RSUs issued when DSUs are awarded under the MSPP, will lapse (except in the event that the awards are assumed or substitute grants are awarded pursuant to the terms of the grant). For purposes of the stock incentive plans, a “change of control” means: (a) acquisition by a third party of more than 80% of the undiluted total voting power of the Company's then outstanding securities eligible to vote to elect members of the Board, (b) consummation of a merger or consolidation of the Company into any other entity, unless the holders of the Company’s voting securities outstanding immediately before such transaction hold securities that represent immediately after such merger or consolidation at least 20% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its parent, or (c) the stockholders of the Company approve (i) a plan of complete liquidation or dissolution of the Company or (ii) an agreement for the Company's sale or disposition of all or substantially all the Company's assets, and such liquidation, dissolution, sale, or disposition is consummated. Further, upon a substantial corporate change, if awards are not assumed, substituted or continued, the awards shall immediately vest and become exercisable before the consummation of the transaction. For purposes of the stock incentive plans, a “substantial corporate change” means: (w) dissolution or liquidation of the Company, (x) merger, consolidation, or reorganization of the Company with one or more corporations in which the Company is not the surviving corporation, (y) the sale of substantially all of the assets of the Company to another corporation, or (z) a person acquires ownership of 100% of the combined voting power of all classes of stock of the Company. Pursuant to the MSPP, although fully vested, all DSU’s that have not yet settled will be settled upon a change in control of the Company that qualifies as a change in the ownership or effective control of the Company within the meaning of Section 409A of the Code.

The table below summarizes the potential termination and change of control payments described above for each of the named executive officers, excluding any payments that may be available under the Company’s company-wide severance plan, which provides payments that do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees, including the named executive officers. The terms defined above apply to those used in this table. Unless otherwise specifically noted below, all amounts assume that the triggering event in question — the termination upon a change of control, termination without cause or for good reason, death or disability — occurred on December 31, 2020, the last business day of 2020.

Name	Termination by Company “without cause” other than upon change of control	Termination by Executive for “good reason” other than upon change of control	Termination due to death or disability	Termination upon change of control	Change of control without termination(1)
Andrew C. Florance	$20,778,374(2)	$20,778,374(2)	$2,000,000(3)	$80,998,913(4)	$78,198,913
Scott T. Wheeler	$931,000(5)	$931,000(5)	—	$26,097,614(1)	$26,097,614
Matthew F.W. Linnington(6)	—	—	—	—	—
Lisa C. Ruggles	—	—	—	$15,932,363(1)	$15,932,363
Frederick G. Saint	—	—	—	$17,722,152(1)	$17,722,152

(1)Consists of the values realizable by the named executive officers with respect to unvested stock options (that are in-the-money) and restricted stock under the Company’s 2007 and 2016 Plans in the event of a change of control or substantial corporate change, as defined in the plans and described above, as of December 31, 2020, which values are summarized in the table below. The intrinsic value of the stock options was calculated by multiplying the number of shares underlying the unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($924.28) on December 31, 2020, excluding options with an exercise price greater than the closing price on December 31, 2020. The intrinsic value of the restricted stock was calculated using the closing price of the Company’s common stock on December 31, 2020 ($924.28).

Name	Unvested (in-the-money) Options (# shares)	Intrinsic Value	Unvested Restricted Stock (# shares)	Intrinsic Value	Total
Andrew C. Florance	41,334	$17,978,374	65,154	$60,220,539	$78,198,913
Scott T. Wheeler	12,967	$5,655,313	22,117	$20,442,301	$26,097,614
Lisa C. Ruggles	8,001	$3,445,340	13,510	$12,487,023	$15,932,363
Frederick G. Saint	8,834	$3,904,166	14,950	$13,817,986	$17,722,152
(2)Includes base salary for one year ($800,000), bonus for 2020 ($2,000,000), and the immediate vesting of all unvested stock options ($17,978,374). The value of stock option vesting included in this amount was calculated by multiplying the number of unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($924.28) on December 31, 2020, excluding options with an exercise price greater than the closing price on December 31, 2020.
(3)Consists of the cash incentive bonus for 2020.
(4)Mr. Florance’s employment agreement provides for a termination payment if there is an acquisition or change of control of the Company and Mr. Florance terminates his employment within one year after that event. Assuming, for these purposes, that those conditions are met as of December 31, 2020, Mr. Florance would be entitled to the amount set forth, which includes base salary for one year ($800,000), his cash incentive bonus for 2020 ($2,000,000), the immediate vesting of all unvested stock options ($17,978,374) and all unvested restricted stock ($60,220,539) under the respective stock incentive plans. The value of stock option vesting included in this amount was calculated by multiplying the number of unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($924.28) on December 31, 2020, excluding options with an exercise price greater than the closing price on December 31, 2020. The value of the restricted stock was calculated by multiplying the number of outstanding restricted shares by the closing price of the Company’s common stock on December 31, 2020 ($924.28).
(5)Mr. Wheeler’s offer of employment provides for a termination payment if his employment is involuntarily terminated by the Company without cause or by Mr. Wheeler for good reason, subject to his execution of a release. Assuming for these purposes that those conditions are met as of December 31, 2020, Mr. Wheeler would be entitled to the amount set forth, which includes six months base salary ($245,000) and his cash incentive bonus for 2020 ($686,000).
(6)Mr. Linnington resigned prior to December 31, 2020 and did not receive any severance payments in connection with his termination.

Company-Wide Severance Policy

In 2008, the Company adopted a company-wide severance plan that provides payments that do not discriminate in scope, terms or operation in favor of executive officers of the Company and that are available generally to all salaried employees, including the named executive officers. Pursuant to the company-wide severance policy, full-time staff who are part of a position reduction may receive severance pay equal to two weeks current base pay for the first year or less of employment, plus one week current base pay for each completed additional year of continuous service (up to a 16-week maximum payout) in exchange for a full release of claims. In the event of termination of employment as a result of a position reduction, under the Company-wide severance policy as of December 31, 2020, Ms. Ruggles would be entitled to $136,923 and Mr. Saint would be entitled to $150,769. Mr. Florance would be entitled to the payments set forth in his employment agreement, and Mr. Wheeler would be entitled to the payment set forth in his offer letter.

CEO PAY RATIO DISCLOSURE

The 2020 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2020, other than our CEO Andrew Florance, was $91,979; Andrew Florance’s 2020 annual total compensation was $21,304,754, both of which were calculated in accordance with SEC rules applicable to the Summary Compensation Table. The ratio of these amounts was 1-to-232.
For these purposes, we identified our employee population as of December 31, 2020 based on our payroll records. As permitted by SEC rules under a de minimis exemption, we excluded 139 employees located in Germany (60 employees), Spain (38 employees), Singapore (10 employees), China (9 employees), France (9 employees), Colombia (4 employees), Australia (4 employees), Indonesia (3 employees) and United Arab Emirates (2 employees), who in the aggregate represented less than 5% of our 4,607 employees as of December 31, 2020, resulting in an employee population of 4,468 including the Chief Executive Officer (after applying the de minimis exemption). We identified the median compensated employee using annual base salary determined as of December 31, 2020, cash bonus paid in fiscal 2020 and annual equity awards granted during fiscal 2020, as well as sales incentive compensation and overtime pay, which we annualized for any employee who did not work for the entire year.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
None of our executive officers or directors engaged in or had a direct or indirect material interest in any transactions with us during fiscal year 2020 that are required by SEC rules to be disclosed in this Proxy Statement.

The Board recognizes that Interested Transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. The Board has delegated authority to the Audit Committee to review and approve Interested Transactions, and the Audit Committee has adopted written procedures as detailed below for the review, approval, or ratification of Interested Transactions.

An “Interested Transaction” is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (b) the Company or any of its subsidiaries is a participant, and (c) any Related Party (as defined below) has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). An Interested Transaction does not include a transaction in which a Related Party has an indirect interest solely as a result of being (1) a director or a less than 10% beneficial owner of an equity interest in another entity, or both, or (2) a limited partner in a partnership in which the Related Party has an interest of less than 10%. A “Related Party” is any (a) person who is or was (since the beginning of the Company's last fiscal year, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director of the Company, (b) greater than 5% beneficial owner of the Company’s outstanding common stock, or (c) Immediate Family Member of any of the foregoing. An “Immediate Family Member” includes a person's spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person's home(other than a tenant or employee).

The Audit Committee will review all of the material facts of all Interested Transactions and either approve or disapprove of the entry into the Interested Transaction, subject to a limited list of enumerated transactions that are deemed to be pre-approved as described in the Interested Transactions policy. In determining whether to approve an Interested Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires that our directors and executive officers, and anyone who beneficially owns more than 10% of our common stock, file with the SEC reports of initial ownership and reports of changes in ownership of our common stock. Based solely on a review of the reports filed electronically with the SEC and on written representations from reporting persons, we believe that during 2020, our directors, executive officers and 10% stockholders filed the required reports under Section 16(a) on a timely basis, with the exception of Mr. Wheeler who inadvertently did not timely file one Form 4 in order to report one transaction involving one share of common stock granted in connection with a service award grant awarded on the 5th anniversary of employment on January 11, 2021. Mr. Wheeler made the required disclosure on a Form 4 that was filed with the SEC on February 1, 2021.

OTHER INFORMATION
We have made available a copy of our Annual Report on Form 10-K for the year ended December 31, 2020 with this Proxy Statement. In addition, you may obtain a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, without charge, by sending a written request to Bill Warmington, Vice President of Investor Relations, CoStar Group, Inc., 1331 L Street N.W., Washington, DC 20005.

If you and others who share your mailing address own common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one set of proxy materials from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of the Notice has been sent to your address. Each stockholder will continue to receive a separate voting instruction form. If you would like to revoke your consent to householding and in the future receive your own Notice or your own set of proxy materials, as applicable, or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact Broadridge Financial Services, Inc., either by calling 1-866-540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood NY 11717.  A revocation of consent to householding will be effective 30 days following its receipt. We will deliver promptly, upon written or oral request, a separate copy of the proxy materials for the Annual Meeting to a stockholder at a shared address to which a single copy of the materials was delivered. This request should be made by sending a written request to Bill Warmington, Vice President of Investor Relations, CoStar Group, Inc., 1331 L Street N.W., Washington, DC 20005 or by calling Mr. Warmington at (202) 346-6500.

This Proxy is solicited on behalf of the Board. The Company will bear all expenses in connection with the Annual Meeting and this proxy solicitation. We have also retained Alliance Advisors to assist in soliciting proxy voting instructions, at an estimated cost not to exceed $15,000, plus reasonable expenses. Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, in person, by telephone, by mail, telegram, facsimile, or other electronic or other means. Alliance Advisors may request that brokerage houses, banks and other custodians forward proxy material to beneficial owners of our common stock. We will reimburse brokerage houses, banks, and other custodians for their reasonable expenses for forwarding these materials to beneficial owners. Broadridge Financial Services, Inc. will act as proxy tabulator.

In accordance with SEC rules, we are including the following stockholder proposal (Proposal 6), along with the supporting statement of the stockholder proponent. CoStar is not responsible for any inaccuracies in the stockholder proposal and supporting statement.

The Board recommends that you vote AGAINST this proposal for the reasons set forth in CoStar’s Statement in Opposition, which directly follows the proposal.

In accordance with Rule 14a-8(l)(1), the names, addresses and shareholdings of the filers of these proposals will be promptly supplied upon request.

PROPOSAL 6
STOCKHOLDER PROPOSAL SIMPLE MAJORITY VOTE

RESOLVED: Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs and FirstEnergy. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. The proponents of these proposals included Ray T. Chevedden and William Steiner.

Adopting simple majority vote can be another step to make the corporate governance of CoStar more competitive and unlock shareholder value.

In anticipation of overwhelming shareholder support for this proposal topic an enlightened Governance Committee, chaired by Mr. Christopher Nassetta, could expedite adoption of this proposal topic by giving shareholders an opportunity to vote on a binding management proposal on this topic at our 2021 annual meeting. Hence adoption could take place in 2021 instead of 2022.

The current supermajority vote requirement does not make sense. Our current 67% supermajority rule means that 80% of the shares, that typically vote at our annual meeting, would have to approve certain modernization steps for our company.

With our 67% supermajority vote rule at an election calling for an 67% shareholder approval in which 68% of shares cast ballots – then 2% of shares opposed to certain modernization proposal topics would prevail over the 66% of shares that vote in favor.

Additional governance best practices are just waiting to be adopted at CSGP to modernize our corporate governance. For instance, a shareholder right to act by written consent, a shareholder right to call a special meeting and shareholder proxy access.

Please vote yes:
Simple Majority Vote – Proposal 6

COSTAR’S STATEMENT IN OPPOSITION TO PROPOSAL 6

The proposal asks that the Company take action to eliminate the supermajority voting provisions in the Company’s Second Amended and Restated Certificate of Incorporation (“Certificate”) and Amended and Restated By-Laws (“By-Laws”), as further described below, and replace them with simple majority vote requirements.

Our Board of Directors has carefully considered this proposal and, for the reasons set forth below, does not believe that the proposal is in the best interests of the Company and our stockholders. A simple majority of votes cast is already the voting standard for most matters submitted to a vote of the Company’s stockholders, including election of directors in an uncontested election. A supermajority voting standard is required under our governing documents only for certain amendments to our By-Laws (including provisions relating to special meetings of stockholders, stockholder proposals and the indemnification of directors and officers).

The Board believes that retaining a supermajority voting standard in these limited circumstances is in the best interests of the Company’s stockholders and the company. Delaware law permits companies to adopt supermajority voting requirements, and a number of publicly traded companies have adopted these provisions to preserve and maximize long-term value for all stockholders. Supermajority voting requirements on fundamental corporate matters help to protect stockholders against self-interested and potentially abusive actions proposed by one or a few large stockholders, who may seek to advance their interests over the interests of the majority of the Company’s stockholders. In this regard, the limited supermajority provisions in our governing documents assist in maximizing long-term value to all stockholders. In addition, these provisions have the effect of deterring hostile takeovers of our company that may not be in the best interests of our stockholders and the company.

The Company’s Board is firmly committed to good corporate governance and follows a wide range of practices and procedures that promote Board accountability and reinforce the Company’s strong commitment to the creation of long-term sustainable value. These include the following:
•All directors are elected annually, by a majority of the votes cast in uncontested elections; any director who does not receive the required majority vote is required to submit his or her resignation to the Board for its consideration;
•The Board has an independent Chairman and holds regular executive sessions of the independent directors;
•All non-executive members of the Board are independent, and only independent directors serve on the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee;
•The Board includes a range of tenures and experience in order to balance fresh perspectives with in-depth experience and knowledge about the Company and the industry in which we operate; and
•An annual say-on-pay vote.

Consistent with its current practice, the Board will continue to evaluate the future implementation of appropriate corporate governance changes. However, for the reasons discussed above, the Board does not believe it is in the best interests of our stockholders or the Company to implement the stockholder proposal’s request for the elimination of the supermajority voting requirements included in the Company’s governing documents.

BASED ON THE FOREGOING REASONS, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

OTHER MATTERS

We do not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter properly comes before the Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matter as they determine appropriate.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS FOR THE 2022 ANNUAL MEETING

A stockholder who intends to introduce a proposal for consideration at our 2022 Annual Meeting of Stockholders may seek to have that proposal included in our Proxy Statement if the proposal relates to a subject that is permitted under Rule 14a-8 under the Exchange Act. To be eligible for inclusion in our Proxy Statement, the proposal must be received by our Corporate Secretary at our principal executive office not later than December 24, 2021, and must satisfy the other requirements of Rule 14a-8. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our Proxy Statement.

A stockholder may otherwise propose business for consideration or nominate persons for election to the Board, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in our Proxy Statement. Our Amended and Restated Bylaws provide that any such proposals or nominations must be delivered to our Corporate Secretary at our principal executive office not later than the close of business on the 75th day and not earlier than the close of business on the 105th day before the first anniversary date of the preceding year’s annual meeting. If the date of the Company’s annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting (other than as a result of adjournment or postponement), then, to be timely, such stockholder’s notice must be submitted in writing not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of the 75th day prior to such annual meeting or the 10th day following the date on which the public announcement of the date of such meeting is first made by the Company. Accordingly, stockholders who wish to nominate persons for election as directors or bring forth other proposals outside of Rule 14a-8 at the 2022 Annual Meeting must give notice of their intention to do so in writing to our Corporate Secretary on or before the close of business on March 19, 2022, but no sooner than the close of business on February 17, 2022. The stockholder’s submission must include specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of common stock as required by our Amended and Restated Bylaws. Stockholder proposals or nominations not meeting these requirements will not be entertained at the 2022 Annual Meeting. The address of our principal executive office is: 1331 L Street, NW, Washington, DC 20005.

Appendix A
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
COSTAR GROUP, INC.

COSTAR GROUP, INC. (the "Corporation"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

1. The name of the Corporation is CoStar Group, Inc.

2. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 2, 1998.

3. The Corporation was originally incorporated under the name Realty Information Group (Delaware), Inc. and subsequently changed its name to Realty Information Group, Inc.

4. Pursuant to Section 242 of the DGCL, the amendments and restatement herein set forth have been duly approved by the Board of Directors and the stockholders of the Corporation.

5. Pursuant to Section 245 of the DGCL, this Fourth Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Third Amended and Restated Certificate of Incorporation of the Corporation.

6. The text of the Third Amended and Restated Certificate of Incorporation is hereby amended and restated as follows:

ARTICLE ONE

The name of the Corporation is: CoStar Group, Inc.

ARTICLE TWO

The address of the Corporation's registered office in the State of Delaware is:

2711 Centerville Road
Suite 400
Wilmington, DE 19808
New Castle County

The name of its registered agent at this address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE FOUR

The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Billion Two Hundred and Two Million (1,202,000,000) shares, of which Two Million (2,000,000) shares, designated as Preferred Stock, shall have a par value of $0.01 per share (the "Preferred Stock"), and One Billion Two Hundred Million (1,200,000,000) shares, designated as Common Stock, shall have a par value of $0.01 per share (the "Common Stock").

A statement of the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation is as follows:

PREFERRED STOCK

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of this Certificate of Incorporation and the limitations prescribed by law, the Board of Directors is expressly authorized by adopting resolutions to issue the shares, fix the number of shares and change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (and whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), a redemption price or prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, without any further action or vote by the stockholders.

COMMON STOCK
1. Dividends.

Subject to the preferred rights of the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the holders of the Common Stock shall be entitled to receive, as and when declared by the Board of Directors out of the funds of the Corporation legally available therefor, such dividends (payable in cash, stock or otherwise) as the Board of Directors may from time to time determine, payable to stockholders of record on such dates, not exceeding 60 days preceding the dividend payment dates, as shall be fixed for such purpose by the Board of Directors in advance of payment of each particular dividend.

2. Liquidation.

In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the distribution or payment to the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among and paid to the holders of Common Stock ratably in proportion to the number of shares of Common Stock held by them respectively.

3. Voting Rights.

Except as otherwise required by law or as provided by the Board of Directors with respect to any class or series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share standing in his name on the books of the Corporation.

STOCKHOLDER ACTION

Action by the stockholders of the Corporation may only be taken at an annual or special stockholders' meeting as described in the By-Laws of the Corporation. Stockholder action may not be taken by consent in lieu of a meeting.

ARTICLE FIVE

1. Board of Directors.

The number of directors of the Corporation shall consist of not less than two, the exact number to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors. No director need be a stockholder. The Directors shall be elected at each annual meeting of stockholders to hold office until their successors have been duly elected and qualified, or until he sooner resigns, is removed or becomes disqualified.

2. Vacancies.

Any vacancy on the Board of Directors resulting from death, retirement, resignation, disqualification or removal from office or other cause, as well as any vacancy resulting from an increase in the number of directors which occurs between annual meetings of the stockholders at which directors are elected, shall be filled only by a majority vote of the remaining directors then in office, even if less than a quorum. The directors chosen to fill vacancies shall hold office for a term expiring at the end of the next annual meeting of stockholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director unless otherwise removed.

Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately, as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOUR applicable thereto, and each director so elected shall not be subject to the provisions of this ARTICLE FIVE unless otherwise provided therein.

3. Power to Make, Alter and Repeal By-laws.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation.

ARTICLE SIX

The Corporation reserves the right to amend, alter, change or repeal any provision in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

ARTICLE SEVEN

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE EIGHT

The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify each director and officer of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders, vote of disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such persons and the Corporation may purchase and maintain insurance on behalf of any director or officer to the extent permitted by Section 145 of the Delaware General Corporation Law.

ARTICLE NINE

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE TEN

The election of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

IN WITNESS WHEREOF, the undersigned does make, file and record this Fourth Amended and Restated Certificate of Incorporation, and does certify that the facts stated herein are true, as of this _____ day of _________, ____.

COSTAR GROUP, INC.
By:
Name:
Title:

Appendix B
COSTAR GROUP, INC.
SECOND AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, the purpose of this CoStar Group, Inc. Second Amended and Restated Employee Stock Purchase Plan (“Plan”) is to provide eligible employees of CoStar Group, Inc. (the “Company”) and certain of its subsidiaries with the opportunity to purchase shares of the Company’s common stock (“Common Stock”) at a 10% discount.

WHEREAS, the Board of Directors initially approved the Plan by unanimous written consent dated effective April 17, 2006.

WHEREAS, the Stockholders of the Company approved the Plan at the Annual Meeting of Stockholders held on June 8, 2006.

WHEREAS, the Board of Directors of the Company previously approved certain amendments to the Plan to clarify certain definitions related to the offering periods and exercise dates and to make certain other administrative changes, all of which amendments are incorporated into the Plan as set forth below. Further, the Board of Directors of the Company approved certain amendments to the Plan to set forth a maximum number of shares that can be purchased in any offering period, which amendments are incorporated into the Plan as set forth below.

WHEREAS, on April 6, 2015 the Board of Directors of the Company approved an amendment and restatement of the Plan to increase the number of shares available for issuance under the Plan by 100,000 shares, which was subsequently approved by the Stockholders of the Company at the Annual Meeting of Stockholders held on June 3, 2015.

WHEREAS, the Board of Directors believes it is in the best interests of the Company and the Stockholders to approve a second amendment and restatement to further increase the number of shares available for issuance under the Plan by 100,000 shares, subject to approval by the Stockholders of the Company, which such amendment and restatement is incorporated into this Plan as set forth below. All references to the “Plan” herein refer to the Plan as so amended and restated.

1. Administration. The Plan will be administered by the Company’s Board of Directors (the “Board”) or by one or more committees or subcommittees appointed by the Board (a “Committee”). The Board or a Committee (in either case, the “Administrator”) may delegate to one or more individuals the day-to-day administration of the Plan. The Administrator shall have full power and authority to promulgate any rules and regulations which it deems necessary or advisable for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements, and to take all action in connection with the administration of the Plan as it deems necessary or advisable, consistent with any delegation from the Board; provided, however, the administration of the Plan shall be consistent with Rule 16b-3 under the Securities Exchange Act of 1934. The administration, interpretation or application of the Plan by the Administrator shall be final and binding upon all participants and all other persons. The Company shall pay all expenses incurred in connection with the administration of the Plan. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any Option (as defined in Section 9) granted hereunder.

2. Eligibility. All employees of the Company, including Directors who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Internal Revenue Code (the “Code”)) designated by the Board or a Committee from time to time (a “Designated Subsidiary”), are eligible to participate in the Plan provided that:

(a) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year; and

(b) they are employees of the Company or a Designated Subsidiary on the applicable Offering Commencement Date (as defined below).

For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary; provided that where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed by statute or by contract, the employment relationship will be deemed to have terminated on the ninety-first (91st) day of such leave.

No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.

Eligible employees who elect to participate in the Plan are referred to herein as “participants”.

3. Offering Periods. Each offering period under the Plan will be two weeks beginning on the second Saturday preceding each of the Company’s regular pay dates (the “Offering Commencement Date”) and ending on each of the Company’s regular pay dates (the “Offering Period”); provided, that if the regular pay date of a particular Offering Period falls on a day that is a Company holiday, that Offering Period shall be deemed to end as of the pay date on which regular Compensation (as defined below) is disbursed or paid to employees by the Company during the Offering Period (generally the last business day prior to the regular pay date) (such pay date or the regular pay date during the Offering Period, as applicable, the “Exercise Date”) and the applicable Offering Period will be shortened accordingly. Any such shortening of an Offering Period shall have no effect on the Offering Commencement Date or the duration of previous or subsequent Offering Periods. For purposes hereof, the term “pay date” shall mean the date as of which Compensation is disbursed or paid by the Company to its employees, not the date as of which Compensation is earned; and the term “regular pay date” shall mean every other Friday on which the Company typically disburses or pays Compensation to its employees. During each Offering Period, payroll deductions will be made on behalf of a participant from one or more paychecks paid by the Company to such participant during the Offering Period. Such payroll deductions will be held for the purchase of Common Stock at the end of the Offering Period. The Administrator may, at any time and at its discretion, change the frequency and/or duration of Offering Periods with respect to future Offering Periods.

4. Participation. An eligible employee may participate in the Plan by completing and forwarding a payroll deduction authorization form to the Company’s benefits office or by any other method which the Administrator specifies no later than 5:00 p.m., Eastern Time, on the last business day prior to the applicable Offering Commencement Date. The payroll deduction authorization form will authorize a regular payroll deduction from the Compensation received by the participant during the Offering Period. Unless a participant files a new form or withdraws from the Plan, his or her deductions and purchases will continue at the same rate for future Offering Periods under the Plan as long as the Plan remains in effect (subject to Section 11 below). As used herein, the term “Compensation” means total compensation subject to federal income tax and paid to the participant by the Company, excluding reimbursements or other expense allowances, fringe benefits, relocation expenses, stock-based compensation and severance benefits. For purposes of the Plan, (a) salary deferrals in connection with participation in the Plan or any other plan or arrangement (such as Section 401(k), Section 125 or qualified transportation fringe benefit) shall be included as Compensation, and (b) compensation shall be recognized only for the period in which a person is actually an eligible participant of the Plan. Further, for purposes of the Plan, references to Compensation disbursed or paid by the Company shall include compensation disbursed or paid by a Designated Subsidiary, as the case may be, and the term “Company” in such context shall include any Designated Subsidiary.

5. Deductions. The Company will maintain payroll deduction accounts for all participants. With respect to the Plan, a participant may authorize a payroll deduction in any dollar amount up to a maximum of 15% of the Compensation he or she receives during the Offering Period or such shorter period during which deductions from payroll are made. Payroll deductions may be made in 1% increments of Compensation, between 1% and 15%, with any change in compensation paid during the Offering Period to result in an automatic corresponding change in the dollar amount withheld as soon as administratively practical.

6. Deduction Changes. A participant may increase, decrease or discontinue his or her payroll deduction for a subsequent Offering Period by filing a new payroll deduction authorization form, or indicating a change by any other method which the Administrator specifies, no later than 5:00 p.m., Eastern Time, on the last business day prior to the applicable Offering Commencement Date. If a participant elects to discontinue his or her payroll deductions, but does not elect to withdraw his or her funds pursuant to Section 8 below, funds deducted prior to such participant’s election to discontinue will be applied to the purchase of Common Stock on the Exercise Date. The Administrator may (i) establish rules limiting the frequency with which participants may change, discontinue and resume payroll deductions under the Plan and may impose a waiting period on participants wishing to resume payroll deductions following discontinuance, and (ii) change the rules regarding discontinuance of participation or changes in participation in the Plan. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, the Administrator may reduce a participant’s payroll deductions to zero percent (0%) at any time during an Offering Period scheduled to end during the current calendar year. Payroll deductions shall re-commence at the rate provided in such participant’s enrollment form at the beginning of the first Offering Period that is scheduled to end in the following calendar year, unless participation in the Plan is discontinued by the participant.

If a participant has not followed the procedures prescribed by the Administrator to change the rate of payroll deductions or to discontinue the payroll deductions, the rate of payroll deductions shall continue at the properly elected rate in effect until such rate is changed in accordance with Plan procedures.

7. Interest. All payroll withholdings hereunder shall be held in the corporate general account. Interest will not be paid on any participant accounts, except to the extent that the Administrator, in its sole discretion, elects to credit participant accounts with interest at such per annum rate as it may from time to time determine.

8. Withdrawal of Funds. Except as otherwise provided by the Administrator pursuant to Section 6 hereof, a participant may at any time prior to 5:00 p.m., Eastern time, on the fifth business day prior to the Exercise Date and for any reason permanently draw out the balance accumulated in the participant’s account and thereby withdraw from participation in an Offering Period by notifying the Company by whatever method specified by the Administrator. Partial withdrawals are not permitted. The participant may not begin participation again during the remainder of the Offering Period. The participant may participate in any subsequent Offering Period in accordance with terms and conditions established by the Administrator.

9. Purchase of Shares. On the Offering Commencement Date of each Offering Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (the “Option”) to purchase whole shares of Common Stock of the Company on the Exercise Date at the Option Price hereinafter provided for.

Notwithstanding the above, no participant may be granted an Option which permits his or her rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to exceed the lesser of (a) $25,000 of the fair market value of such Common Stock (determined as of each Offering Commencement Date) for each calendar year in which the Option is outstanding at any time or (b) 100,000 shares of Common Stock (determined as of each Offering Commencement Date) in any Offering Period.

The price for each share purchased under the Plan will be 90% of the closing price of the Common Stock on the Exercise Date, rounded to the nearest $0.01 (the “Option Price”). Such closing price shall be (a) the closing price on any national securities exchange on which the Common Stock is listed, (b) the closing price of the Common Stock on the Nasdaq Global or Global Select Market or (c) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal. If no sales of Common Stock were made on such day, the price of the Common Stock for purposes of clauses (a) and (b) above shall be the reported price for the next preceding day on which sales were made.

Unless an employee withdraws from participation prior to the Exercise Date pursuant to the terms hereof, each such employee who is a participant in the Plan on the Offering Commencement Date shall be deemed to have exercised his or her Option at the Option Price on the Exercise Date and shall be deemed to have purchased from the Company the number of full shares of Common Stock reserved for the purpose of the Plan that his or her accumulated payroll deductions as of the Exercise Date will pay for, but not in excess of the maximum number determined in the manner set forth above.

Any balance remaining in a participant’s payroll deduction account at the end of an Offering Period will be automatically refunded to the participant, except that any balance which is less than the purchase price of one share of Common Stock will be carried forward into the participant’s payroll deduction account for the Plan, except that if the participant requests a refund of the residual, in accordance with procedures established by the Administrator, or if the participant terminates his or her employment, the balance shall then be refunded.

10. Issuance of Shares. Shares of Common Stock purchased under the Plan may be issued only in the name of the participant, in the name of the participant and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank or other nominee holder designated by the participant. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares.

11. Rights on Retirement, Death or Termination of Employment. In the event of a participant’s termination of employment for any reason (including death), the participant’s participation in the Plan shall terminate effective as of the Offering Commencement Date immediately following such termination, and after the Exercise Date of the Offering Period during which such participant’s employment was terminated no payroll deduction shall be taken from any pay due and owing to such participant and the balance in the participant’s account shall be paid to the participant or, in the event of the participant’s death, (a) to a beneficiary previously designated in a revocable notice signed by the participant (with any spousal consent required under state law) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the participant’s estate or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion or as may be required under applicable law, designate. In the event that the Designated Subsidiary by which a participant is employed shall cease to be a subsidiary of the Company or the participant is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the participant shall be deemed to have terminated employment as of the date of such action, and, as set forth above, the participant’s participation in the Plan shall terminate effective as of the Offering Commencement Date immediately following such termination.

12.    Optionees Not Stockholders; No Enlargement of Employee Rights. Neither the granting of an Option to a participant nor the deductions from his or her pay shall constitute such participant a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him or her. In addition, nothing contained in this Plan shall be deemed to give any participant the right to be retained in the employ of the Company or of the Designated Subsidiary or to interfere with the right of the Company or the Designated Subsidiary to discharge any participant at any time.

13.    Rights Not Transferable. Rights under this Plan and Options granted under this Plan are not transferable by a participant other than by will or the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant. If a participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interests under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan.

14.    Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

15.    Adjustment in Case of Changes Affecting Common Stock. If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Board or the Committee, the Board may make appropriate adjustments in the number and/or kind of shares, and the per-share exercise price thereof, which may be issued in the aggregate and to any participant upon exercise of Options granted under the Plan. The Board’s determinations under this Section 15 shall be conclusive and binding on all parties.

16.    Merger. If the Company shall at any time merge or consolidate with another corporation and the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 51% by voting power of the capital stock of the surviving corporation (“Continuity of Control”), the holder of each Option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such Option for each share as to which such Option shall be exercised the same securities or property to which a holder of one share of the Common Stock was entitled upon and at the time of such merger or consolidation, and the Administrator shall take such steps in connection with such merger or consolidation as the Administrator shall deem necessary to assure that the provisions of Section 15 shall thereafter be applicable, as nearly as reasonably may be, in relation to the said securities or property as to which such holder of such Option might thereafter be entitled to receive thereunder.

In the event of a merger or consolidation of the Company with or into another corporation which does not involve Continuity of Control, or of a sale of all or substantially all of the assets of the Company while unexercised Options remain outstanding under the Plan, (i) subject to the provisions of clauses (ii) and (iii), after the effective date of such transaction, each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive in lieu of shares of Common Stock, shares of such stock or other securities as the holders of shares of Common Stock received pursuant to the terms of such transaction; or (ii) all outstanding Options may be cancelled by the Administrator as of a date prior to the effective date of any such transaction and all payroll deductions shall be paid out to the participants; or (iii) all outstanding Options may be cancelled by the Administrator as of the effective date of any such transaction, provided that notice of such cancellation shall be given to each holder of an Option, and each holder of an Option shall have the right to exercise such Option in full based on payroll deductions then credited to his or her account as of a date determined by the Board or a Committee, which date shall not be less than three (3) business days preceding the effective date of such transaction.

17.    Amendment of the Plan. The Board may at any time, and from time to time, amend this Plan in any respect, except that (i) if the approval of any such amendment by the stockholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (ii) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

18.    Insufficient Shares. In the event that the total number of shares of Common Stock specified in elections to be purchased during any Offering Period plus the number of shares purchased during previous Offering Periods under this Plan exceeds the maximum number of shares issuable or available under this Plan, the Administrator will allot the shares then available on a pro rata basis.
19.    Termination of the Plan. This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participants shall be promptly refunded.

20.    Governmental Regulations. The Company shall have no obligation to sell and deliver shares of Common Stock under this Plan unless and until (i) it has taken all actions required to register the shares of Common Stock under the Securities Act of 1933; (ii) any applicable listing requirement of any stock exchange or the Nasdaq Global or Global Select Market (to the extent the Common Stock is then so listed or quoted) for the Common Stock is met; and (iii) all other applicable provisions of state and federal law have been satisfied.

21.    Governing Law. The Plan shall be governed by Maryland law except to the extent that such law is preempted by federal law.

22.    Available Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source. A maximum of 300,000 shares (subject to adjustment as set forth in Section 15) shall be available for issuance under the Plan.

23.    Notification Upon Sale of Shares. Each participant agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the Exercise Date as of which such shares were purchased (the deemed date of grant pursuant to the Code). As a condition to the exercise of an Option, the Company may require the participant exercising such Option to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares of Common Stock if such a representation is required by applicable law.

24.    Withholding. Each participant shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Administrator for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such participant pursuant to the Plan. The Company may deduct, to the extent permitted by law, any such taxes from any payment of any kind otherwise due to a participant.

25.    Effective Date and Approval of Shareholders. The Plan shall be effective July 1, 2006, subject, however, to approval of the Plan by the stockholders of the Company as required by Section 423 of the Code, which stockholder approval must occur within twelve months of the adoption of the Plan by the Board. No Option granted under this Plan may be exercised unless or until such stockholder approval has been obtained.

Second Amended and Restated Plan approved by the Board of Directors effective March 31, 2021

Second Amended and Restated Plan approved by the stockholders on [●]

Appendix C

*COSTAR GROUP, INC.*
*1331 L STREET, NW*
*WASHINGTON, DC 20005*
*ATTN: JAYE CAMPBELL*

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. EDT on June 1, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to ***www.virtualshareholdermeeting.com/CSGP2021***

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. EDT on June 1, 2021. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D47862-P55680 KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.** DETACH AND RETURN THIS PORTION ONLY

**COSTAR GROUP, INC.**

**Company Proposals**

**The Board of Directors recommends you vote FOR all the nominees listed in proposal 1:**

1. Proposal for the election of directors.

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. Michael R. Klein | ☐ | ☐ | ☐ |
| 1b. Andrew C. Florance | ☐ | ☐ | ☐ |
| 1c. Laura Cox Kaplan | ☐ | ☐ | ☐ |
| 1d. Michael J. Glosserman | ☐ | ☐ | ☐ |
| 1e. John W. Hill | ☐ | ☐ | ☐ |
| 1f. Robert W. Musslewhite | ☐ | ☐ | ☐ |
| 1g. Christopher J. Nassetta | ☐ | ☐ | ☐ |
| 1h. Louise S. Sams | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:**

| | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2021. | ☐ | ☐ | ☐ |
| 3. Proposal to approve, on an advisory basis, the Company's executive compensation. | ☐ | ☐ | ☐ |
| 4. Proposal to approve the adoption of the Company's Fourth Amended and Restated Certificate of Incorporation to increase the total number of shares of common stock that the Company is authorized to issue from 60,000,000 to 1,200,000,000 and correspondingly increase the total number of shares of capital stock that the Company is authorized to issue from 62,000,000 to 1,202,000,000. | ☐ | ☐ | ☐ |
| 5. Proposal to approve the amendment and restatement of the CoStar Employee Stock Purchase Plan to increase the number of shares authorized for issuance thereunder. | ☐ | ☐ | ☐ |

**Stockholder Proposal**

**The Board of Directors recommends you vote AGAINST proposal 6:**

| | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 6. Stockholder proposal regarding simple majority vote, if properly presented. | ☐ | ☐ | ☐ |

**NOTE:** I authorize the proxies to vote according to their discretion on any other matters that are properly presented before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

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**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

---

D47863-P55680

**COSTAR GROUP, INC.**
**Annual Meeting of Stockholders**
**June 2, 2021 10:00 AM EDT**
**Via the Internet at www.virtualshareholdermeeting.com/CSGP2021**
**This proxy is solicited by the Board of Directors**

The undersigned stockholder of CoStar Group, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of 2021 Annual Meeting of Stockholders and Proxy Statement, each dated April 19, 2021, and the 2020 Annual Report on Form 10-K, hereby revokes any proxy or proxies previously given and hereby appoints Michael R. Klein, Andrew C. Florance and Scott T. Wheeler, or any of them, with full power to each of substitution on behalf and in the name of the undersigned, as the proxies and attorneys-in-fact to vote and otherwise represent all of the shares registered in the name of the undersigned at the 2021 Annual Meeting of Stockholders of the Company (the"Annual Meeting") to be held online at www.virtualshareholdermeeting.com/CSGP2021, at 10:00 a.m. EDT on Wednesday, June 2, 2021, and any adjournment or postponement thereof, with the same effect as if the undersigned were present and voting such shares, on the matters and in the manner set forth on the reverse side of this Proxy card.

**THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY DELIVERED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021, "FOR" APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION, "FOR" APPROVAL OF THE ADOPTION OF THE COMPANY'S FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, "FOR" APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COSTAR EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER, "AGAINST" THE VOTE ON ONE STOCKHOLDER PROPOSAL, IF PROPERLY PRESENTED, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.**

**Continued and to be signed on reverse side**

C-2